UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Isramco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ISRAMCO, INC.

1001 West Loop South, Suite 750
Houston, Texas 77027
United States of America

                  , 2019

Dear Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Isramco, Inc., which we refer to as “Isramco” or the “Company”. The special meeting will be held at                    (local time) on                   , 2019, at the Company’s corporate headquarters located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of May 20, 2019, by and among the Company, Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned subsidiary of Naphtha (“NHL”), I.O.C. - Israel Oil Company, Ltd., an Israeli private company and a subsidiary of Naphtha (“Parent”), and Naphtha US Oil, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Naphtha, NHL and Parent, the “Purchaser Parties”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and becoming a privately-held subsidiary of Parent and NHL. In the proposed merger, each share of common stock of the Company, par value $0.01 per share (referred to as the “Common Stock”), outstanding immediately prior to the effective time of the merger (other than shares owned by Isramco as treasury stock, shares owned by NHL or Parent, and shares for which appraisal rights have been properly and validly perfected and not withdrawn or lost) will be converted into the right to receive $121.40 in cash, without interest and less any applicable withholding taxes, as more fully described in the accompanying proxy statement. The $121.40 per share being paid in the merger represents a premium of approximately 18.9% over the closing price of the Common Stock of $102.10 on March 21, 2018, the last trading day prior to the public disclosure that Naphtha was in preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of the Common Stock not already owned by Naphtha and its affiliates, a premium of approximately 10.0% over the $110.36 purchase price per share initially offered by Naphtha, a premium of approximately 8.9% over the closing price of the Common Stock of $111.50 on May 20, 2019, the last trading day prior to the public announcement of the merger, and a premium of approximately 4.6% over the 30 trading-day average price of the Common Stock as of May 20, 2019, the last trading day prior to the public announcement of the Merger Agreement.

The proposed merger is a “going private transaction” under Securities and Exchange Commission rules. Prior to the merger, Mr. Haim Tsuff, the Company’s Chairman of the Board, Co-Chief Executive Officer and President, who through various entities controls Naphtha, beneficially owns approximately 73.01% of the outstanding Common Stock. NHL, Parent and Mr. Tsuff have agreed, pursuant to the terms of a Voting and Support Agreement entered into on May 20, 2019, to vote (or cause to be voted) all the shares of Common Stock beneficially owned by such persons at the special meeting, among other matters, for the approval and adoption of the Merger Agreement.

To assist in evaluating the fairness of the merger to the Company and our stockholders other than the Purchaser Parties and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the Purchaser Parties (referred to collectively as the “Purchaser Group”) and the Section 16 officers of Isramco (determined pursuant to Rule 16a-1(f) under the Exchange Act, and referred to as the “Section 16 Officers”), our Board of Directors (our “Board”) formed a special committee (the “Special Committee”)

of independent and disinterested directors to consider and negotiate the terms and conditions of the merger and to make a recommendation to our Board. The Special Committee unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than members of the Purchaser Group and any Section 16 Officers), (ii) recommended that our Board adopt, approve, and declare advisable the Merger Agreement and the transactions contemplated thereby, including the merger, and (iii) recommended that our Board submit the Merger Agreement to the stockholders for adoption and resolve to recommend that the stockholders of the Company adopt the Merger Agreement and the transactions contemplated thereby, including the merger.

After carefully considering the unanimous recommendation of the Special Committee and other factors, our Board (with Mr. Haim Tsuff recusing himself because of his membership in the Purchaser Group), acting on the unanimous recommendation of the Special Committee, has approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders (other than members of the Purchaser Group and any Section 16 Officers). Mr. Tsuff recused himself from the vote of the Board because of his membership in the Purchaser Group.

Our board of directors unanimously (other than Mr. Haim Tsuff) recommends that you vote “FOR” the proposal to adopt the Merger Agreement, and “FOR” the proposal to adjourn or postpone the special meeting in order to take such actions as our Board determines are necessary or appropriate, including to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the special meeting or to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

The enclosed proxy statement describes the Merger Agreement, the merger and related agreements. It also provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the annexes, as it sets forth the details of the Merger Agreement and other important information related to the merger and the related proposals.

Your vote is very important. The merger cannot be completed unless holders of (i) not less than 75% of the outstanding stock of the Company entitled to vote in the election of directors vote in favor of adoption of the Merger Agreement and (ii) a majority of the outstanding shares of Common Stock not beneficially owned by the Purchaser Group or any Section 16 Officer vote in favor of adoption of the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against adoption of the Merger Agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the special meeting even if you are unable to attend. If you desire to vote in accordance with the Board’s recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

Submitting a proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Sincerely,

Edy Francis

Co-Chief Executive Officer / Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                   , 2019 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about                   , 2019.

PRELIMINARY COPY — SUBJECT TO COMPLETION

ISRAMCO, INC.

1001 West Loop South, Suite 750
Houston, Texas 77027
United States of America

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                , 2019

Dear Stockholders:

On                   , 2019, Isramco, Inc. (the “Company”) will hold a special meeting of stockholders at its corporate headquarters located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA. The meeting will begin at                    local time.

The purpose of the meeting is:

1.

to consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of May 20, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned subsidiary of Naphtha (“NHL”), I.O.C. - Israel Oil Company, Ltd., an Israeli private company and a subsidiary of Naphtha (“Parent”), and Naphtha US Oil, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Naphtha, NHL and Parent, the “Purchaser Parties”); and

2.

to approve the adjournment of the special meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the special meeting or to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve adoption of the Merger Agreement, including the Majority of the Minority Stockholder Approval (as defined below) (the “Adjournment Proposal”).

Our board of directors (referred to as the “Board”) (with Mr. Haim Tsuff recusing himself because of his membership in the Purchaser Group (as defined below)), acting on the unanimous recommendation of a special committee formed by the Board, has approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders (other than Purchaser Parties and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of any of the Purchaser Parties (referred to collectively as the “Purchaser Group”) and the Section 16 officers of Isramco (determined pursuant to Rule 16a-1(f) under the Exchange Act, and referred to as the “Section 16 Officers”)). Our Board unanimously (other than Mr. Tsuff), recommends that the stockholders of the Company vote “FOR” the Merger Proposal, and “FOR” the Adjournment Proposal.

Your vote is very important, regardless of the number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”) you own. The merger cannot be completed unless holders of (i) not less than 75% of the outstanding stock of the Company entitled to vote in the election of directors vote in favor of the Merger Proposal and (ii) a majority of the outstanding shares of Common Stock not beneficially owned by the Purchaser Group or any Section 16 Officer vote in favor of the Merger Proposal (the “Majority of the Minority Stockholder Approval”). If you fail to vote on the Merger Proposal, the effect will be the same as a vote “AGAINST” the Merger Proposal.

Stockholders who do not vote in favor of the Merger Proposal and who object in writing to the merger prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Special Factors—Rights of Appraisal” in the accompanying proxy statement and reproduced in its entirety as Annex D to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of our Common Stock.

The holders of record of our Common Stock at the close of business on                    , 2019, are entitled to notice of and to vote at the special meeting or at any adjournment of the meeting. All stockholders of record are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. You also may vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you fail to submit a proxy and do not attend the special meeting, your shares of Common Stock will not be voted, and will have the same effect as voting “AGAINST” the Merger Proposal, but will have no effect on the Adjournment Proposal. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Proposal and “FOR” the Adjournment Proposal. You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the enclosed proxy statement. If you are a stockholder of record, attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement.

By order of the Board of Directors

ISRAMCO, INC.

Houston, Texas

               , 2019

PRELIMINARY COPY — SUBJECT TO COMPLETION

ABOUT THIS PROXY STATEMENT

This document constitutes the proxy statement of Isramco, Inc., a Delaware corporation (“Isramco” or the “Company”), under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act’). In addition, it constitutes a notice of meeting with respect to the special meeting of the stockholders of the Company to be held at                    (local time) on                   , 2019, at the Company’s corporate headquarters located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA.

The Company, Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned subsidiary of Naphtha (“NHL”), I.O.C. - Israel Oil Company, Ltd., an Israeli private company and a subsidiary of Naphtha (“Parent”), and Naphtha US Oil, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Naphtha, NHL and Parent, the “Purchaser Parties”), have entered into an Agreement and Plan of Merger, dated as of May 20, 2019 (as it may be amended or supplemented from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and becoming a privately-held subsidiary of Parent and NHL (the “merger”). In the proposed merger, each share of common stock of the Company, par value $0.01 per share (referred to as the “Common Stock”), outstanding immediately prior to the effective time of the merger (other than shares owned by Isramco as treasury stock, shares owned by NHL or Parent, and shares for which appraisal rights have been properly and validly perfected and not withdrawn or lost) will be converted into the right to receive $121.40 in cash, without interest and less any applicable withholding taxes, as more fully described herein. Accordingly, unless otherwise expressly stated herein, all discussions in this proxy statement concerning the merger, the Merger Agreement, and all transaction documentation, including all discussions concerning the events leading thereto, the applicable proceedings of the Special Committee of the Board of Directors (the “Board”) of the Company, the fairness opinion of the financial advisor to the Special Committee, and all other considerations, all relate to the Merger Agreement and the transactions contemplated thereby, including the merger.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement. This proxy statement is dated                     , 2019 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about                   , 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. The mailing of this proxy statement to stockholders will not create any implication to the contrary.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Other Covenants and Agreements	83
Conditions to the Merger	87
Termination	88
Fees and Expenses	89
Amendments and Modification	89
Specific Performance	90
Governing Law; Venue; Waiver of Jury Trial	90
Company Actions	90
PROPOSAL NO. 2 THE ADJOURNMENT PROPOSAL	90
IMPORTANT ADDITIONAL INFORMATION REGARDING ISRAMCO	91
Company Background	91
Executive Officers and Directors	91
Selected Historical Consolidated Financial Information	93
Book Value Per Share	93
Market Price of the Common Stock	94
Dividends	94
Prior Public Offerings	94
Isramco Purchases of Equity Securities	94
Security Ownership of Management and Certain Beneficial Owners	95
Transactions in Common Stock	96
Transactions Between Isramco and the Purchaser Group Members	97
AGREEMENTS WITH PURCHASER GROUP MEMBERS INVOLVING COMMON STOCK	98
Support Agreement	98
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS	98
FUTURE STOCKHOLDER PROPOSALS	98
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	99
WHERE YOU CAN FIND ADDITIONAL INFORMATION	99
ANNEX A: AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B: OPINION OF DUFF & PHELPS, LLC	B-1
ANNEX C: VOTING AND SUPPORT AGREEMENT	C-1
ANNEX D: SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE	D-1

SUMMARY TERM SHEET RELATING TO THE MERGER

This Summary Term Sheet discusses the material information regarding the merger contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision with respect to the adoption of the Merger Agreement or the other matters being considered at the special meeting. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.

Throughout this proxy statement we refer to:

●	Naphtha, NHL, Parent and Merger Sub as the “Purchaser Parties”;

●

the Purchaser Parties and any “affiliate” (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”) of any of the Purchaser Parties as the “Purchaser Group” or “Purchaser Group Members”;

●	Haim Tsuff, Edy Francis, Zeev Koltovskoy and Anthony James, each of whom are the officers of Isramco determined in accordance with Rule 16a-1(f) of the Exchange Act, as the “Section 16 Officers”;

●	the shares of Common Stock (including the 61,679 shares directly owned by Mr. Haim Tsuff), collectively, which are not owned by the Purchaser Parties, as the “subject shares”;

●	the shares of Common Stock, collectively, which are not beneficially owned by the Purchaser Group Members and the Section 16 Officers as the “unaffiliated shares”;

●	the holders of Common Stock other than Purchaser Group Members and the affiliates of Isramco, including its officers and directors, as “unaffiliated stockholders”; and

●

the Board’s determination that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Isramco and Isramco’s stockholders (other than any Purchaser Group Members and any Section 16 Officers), the Board’s approval of the Merger Agreement and the transactions contemplated thereby, including the merger; and the recommendation that the stockholders of Isramco approve the adoption of the Merger Agreement as the “Company Recommendation.”

The Parties to the Merger Agreement (Page 67)

Isramco, Inc.
1001 West Loop South, Suite 750
Houston, Texas 77027
United States of America
Telephone: (713) 621-3882

Isramco, Inc., referred to herein as “Isramco,” the “Company,” “we,” “our” or “us,” is a Delaware corporation and an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties located onshore in the United States and ownership of various royalty interests in oil and gas concessions located offshore Israel. The Company also operates a well service company that provides well maintenance, workover services, well completion and recompletion services. The Company also operates a production services company that provides a full range of onshore production services U.S. oil and gas producers and a transportation company providing transport of liquefied petroleum products.

The Company’s common stock, par value $0.01 per share (“Common Stock”), is listed on the NASDAQ Capital Market under the symbol “ISRL.” On                   , 2019, the most recent practicable date before the printing of this proxy statement, 2,717,648 shares of Common Stock were issued and outstanding.

Additional information about Isramco is contained in its public filings, which are incorporated by reference hereto. See “Incorporation of Certain Documents by Reference” beginning on page 99 and “Where You Can Find Additional Information” beginning on page 99.

Naphtha Israel Petroleum Corporation, Ltd.
8, Granit Street, P. O. Box 2695
Petach Tikva, 4951407 Israel
Telephone: +972-3-922-9225

Naphtha Israel Petroleum Corporation, Ltd., referred to herein as “Naphtha,” is an Israeli public company, whose shares are listed for trading on the Tel-Aviv Stock Exchange (TLV:NFTA). The principal businesses of Naphtha are (directly and indirectly) exploration and production of oil and natural gas. Naphtha also is engaged in the field of commercial real-estate and hotel management in Israel and in Europe.

Naphtha Holding Ltd.

c/o Naphtha Israel Petroleum Corporation, Ltd.
8, Granit Street, P. O. Box 2695
Petach Tikva, 4951407 Israel
Telephone: +972-3-922-9225

Naphtha Holding Ltd., referred to herein as “NHL,” is an Israeli private company. NHL is a direct wholly owned subsidiary of Naphtha and its principal business is to hold shares of Common Stock of Isramco, of which it is the controlling stockholder.

I.O.C. – Israel Oil Company, Ltd.

c/o Naphtha Israel Petroleum Corporation, Ltd.
8, Granit Street, P. O. Box 2695
Petach Tikva, 4951407 Israel
Telephone: +972-3-922-9225

I.O.C. – Israel Oil Company, Ltd., referred to herein as “Parent,” is an Israeli private company and a direct wholly owned subsidiary of Naphtha and stockholder of Isramco. The principal businesses of Parent are (directly and indirectly) exploration and production of oil and natural gas. Parent is also engaged in the field of commercial real-estate and hotel management in Israel and in Europe.

Naphtha US Oil, Inc.

c/o Naphtha Israel Petroleum Corporation, Ltd.
8, Granit Street, P. O. Box 2695
Petach Tikva, 4951407 Israel
Telephone: +972-3-922-9225

Naphtha US Oil, Inc., referred to herein as “Merger Sub,” was incorporated under the laws of the State of Delaware and was formed by Parent solely for the purposes of effecting the merger. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

The Merger Proposal (Page 76)

You are being asked to consider and vote upon the proposal to adopt the Merger Agreement. The Merger Agreement provides that Merger Sub will be merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent and NHL, and each outstanding share of Common Stock, other than shares owned by Isramco as treasury stock, shares owned by Parent or NHL, and shares owned by the holders of Common Stock who have properly and validly perfected, and not effectively withdrawn or lost, their statutory appraisal rights under Delaware law (such shares of Common Stock referred to as “dissenting shares”), will be converted into the right to receive $121.40 in cash per share, without interest and less any required withholding taxes (the “Merger Consideration”).

If the merger is consummated, Isramco will become a privately held company, owned by Parent and NHL. Parent and NHL will be owned by Naphtha and indirectly controlled by Mr. Haim Tsuff.

Conditions to the Merger (Page 87)

The obligations of Isramco, on the one hand, and the Purchaser Parties, on the other hand, to consummate the merger are subject to the satisfaction (or mutual waiver by Isramco and the Purchaser Parties, if permissible under applicable law, other than the first condition below, which cannot be waived) at or before the effective time, of the following conditions:

●

that holders of a majority of the outstanding shares of Common Stock (not beneficially owned by the Purchaser Group Members or Section 16 Officers) have voted in favor of adoption of the Merger Agreement (we refer to this condition as the “Majority of the Minority Stockholder Approval” requirement);

●

that holders of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors have voted in favor of adoption of the Merger Agreement (we refer to this condition as the “Company Stockholder Approval” requirement, and, together with the Majority of the Minority Stockholder Approval requirement, as the “Requisite Stockholder Approval” requirement); and

●

that no governmental entity of any competent jurisdiction shall have enacted, issued or entered any order or law or taken any other action which is then in effect and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger.

The obligation of Isramco to effect the merger is subject to the satisfaction or waiver by Isramco, at or before the effective time, of the following conditions:

●

the continued accuracy of the representations and warranties of the Purchaser Parties in the Merger Agreement as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date); and

●

that each of the Purchaser Parties shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing of the merger.

The obligation of the Purchaser Parties to effect the merger is subject to the satisfaction or waiver by the Purchaser Parties, at or before the effective time, of the following conditions:

●

the continued accuracy of the representations and warranties of Isramco in the Merger Agreement as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date);

●

that Isramco shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the effective time; and

●	that no more than 8% of the outstanding shares of Common Stock as of immediately prior to the closing of the merger shall be dissenting shares.

When the Merger Will be Completed (Page 73)

We anticipate completing the merger in the fourth quarter of 2019, subject to adoption of the Merger Agreement by Isramco’s stockholders as specified in this proxy statement, and the satisfaction of the other closing conditions.

Purposes and Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger (Page 23)

Based in part on the unanimous recommendation of the members of a committee of independent and disinterested directors that was established by the Board (referred to as the “Special Committee”) to, among other things, evaluate and negotiate a potential transaction with the Purchase Group, the Board unanimously (with Mr. Haim Tsuff recusing himself because of his membership in the Purchaser Group), on behalf of the Company, determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Isramco and the Isramco’s stockholders, other than the Purchaser Group and any Section 16 Officers. The Board unanimously (with Mr. Tsuff recusing himself because of his membership in the Purchaser Group) recommends that the stockholders of Isramco vote “FOR” the proposal to adopt the Merger Agreement, and “FOR” the proposal to adjourn the special meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to the Company’s stockholders a reasonable amount of time in advance of the special meeting or to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve adoption of the Merger Agreement, including the Majority of the Minority Stockholder Approval (the “Adjournment Proposal”). For a description of the reasons considered by the Special Committee and the Board for their recommendations, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23. For descriptions of the fairness determinations made by the Special Committee, the Board and the Purchaser Group, see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23 and “Special Factors—Position of the Purchaser Group as to Fairness of the Merger” beginning on page 41.

The purpose of the merger for the Company is to enable its stockholders to realize the value of their investment in the Company through their receipt of the $121.40 in cash per share, representing a premium of approximately 18.9% over the closing price of the Common Stock of $102.10 on March 21, 2018, the last trading day prior to the public disclosure that Naphtha was in preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of the Common Stock not already owned by Naphtha and its affiliates, and a premium of approximately 10.0% over the $110.36 purchase price per share initially offered by Naphtha, a premium of approximately 8.9% over the closing price of the Common Stock of $111.50 on May 20, 2019, the last trading day prior to the public announcement of the merger, and a premium of approximately 4.6% over the 30 trading-day average price of the Common Stock as of May 20, 2019, the last trading day prior to the public announcement of the Merger Agreement.

Opinion of Duff & Phelps, Financial Advisor to the Special Committee (See Page 28 and Annex B)

At a meeting of the Special Committee held on May 20, 2019, Duff & Phelps, LLC rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated the same date, to the Special Committee to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limiting conditions contained in the opinion and discussed with the Special Committee, the Merger Consideration to be received by the holders of Common Stock (other than the Purchaser Parties), was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular stockholders other than in its capacity as a stockholder).

The full text of Duff & Phelps’ opinion is attached as Annex B to this proxy statement and sets forth a description of the assumptions made, procedures followed, matters considered and qualifications and limitations in rendering the opinion. Duff & Phelps’ opinion was provided for the use and benefit of the Special Committee in connection with its consideration of the merger. The opinion (i) did not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or merger; (ii) did not address any transaction related to the merger; (iii) was not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) did not indicate that the Merger Consideration received is the best possibly attainable under any circumstances. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which the opinion is based.

Purchaser Group Members’ Purposes and Reasons for the Merger (Page 40)

The Purchaser Group Members believe that as a private company Isramco will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth. Moreover, Isramco will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.

Position of the Purchaser Group as to Fairness of the Merger (Page 41)

Each of the Purchaser Group Members believes that the merger is substantively and procedurally fair to Isramco’s unaffiliated stockholders. Their belief is based on the factors described in “Special Factors—Position of the Purchaser Group as to Fairness of the Merger” beginning on page 41.

Certain Effects of the Merger (Page 45)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into Isramco, the separate corporate existence of Merger Sub will cease and Isramco will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, the Common Stock, other than shares owned by Isramco as treasury stock, shares owned by Parent or NHL, and shares owned by holders of dissenting shares, will be converted into the right to receive $121.40 per share, without interest and less any required withholding taxes. Following the completion of the merger, the Common Stock will no longer be publicly traded, and stockholders (other than the stockholders of Parent and NHL through their interests in such entities) will cease to have any ownership interest in Isramco.

Treatment of Isramco Equity Awards in the Merger (Page 56)

The Company does not have any outstanding equity awards.

Interests of Isramco’s Directors and Executive Officers in the Merger (Page 56)

In considering the recommendations of the Special Committee and of the Board with respect to the Merger Agreement, you should be aware that, aside from Mr. Tsuff’s interests as a stockholder of Isramco, Isramco’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Isramco generally. In particular, Mr. Haim Tsuff, as the indirect controlling owner of Naphtha, will indirectly control Isramco following the merger. Interests of executive officers and directors that may be different from or in addition to the interests of Isramco’s stockholders include:

●	A certain executive officer may receive benefits under employment agreements in the event of a termination of employment without “cause” or for “good reason” that could occur following the merger.

●	Isramco’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

●

Isramco’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement, and Isramco’s directors (other than Mr. Haim Tsuff) are entitled to continued indemnification and insurance coverage under indemnification agreements.

●	Members of the Special Committee are receiving compensation for their service on the Special Committee.

The Special Committee and the Board were aware of the different or additional interests described in this proxy statement and considered those interests along with other matters in recommending or approving, as applicable, the Merger Agreement and the transactions contemplated thereby.

Regulatory Matters (Page 60)

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of this proxy statement and the related SEC Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Merger Sub.

Termination (Page 88)

Isramco and Parent may terminate the Merger Agreement by mutual written consent at any time before the effective time, whether prior to or after receipt of the Requisite Stockholder Approval. In addition, either Isramco or Parent (as applicable) may terminate the Merger Agreement, subject to various exceptions described under “The Merger Agreement — Termination,” if:

●

any governmental entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action is final and nonappealable, subject to certain exceptions;

●	the Requisite Stockholder Approval shall not have been obtained at the special meeting (after taking into account any adjournment or postponement thereof); or

●	the merger has not been completed by February 27, 2020 (referred to as the “Termination Date”), subject to certain exceptions.

Parent may terminate the Merger Agreement if:

●

there is a breach or failure of any representation, warranty, covenant or agreement of the Company, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Purchaser Parties’ obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 days following receipt of written notice from Parent;

●

prior to obtaining the Requisite Stockholder Approval, the Board or an independent committee of the Board (including the Special Committee) (an “Independent Committee”) shall have made a Change in Recommendation; or

●

if at any time on or after the earlier of (A) the 14th day following any duly held meeting of the Company’s stockholders (after taking into account any adjournment or postponement thereof) and (B) the date that is two Business Days (as such term is defined in the Merger Agreement) prior to the Termination Date, more than 8% of the outstanding shares of Common Stock would be dissenting shares if the closing of the merger were to occur at such time, provided that such termination right shall expire 10 Business Days (as such term is defined in the Merger Agreement) after the date on which such right first became exercisable.

Isramco may terminate the Merger Agreement if there is a breach or failure of any representation, warranty, covenant or agreement of the Purchaser Parties, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Company’s obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 business days following receipt of written notice from the Company.

Expense Reimbursement Provisions (Page 89)

Isramco is required to pay Parent an amount equal to $1.5 million (referred to as the “Isramco Expense Reimbursement”) under the following circumstances:

●	in the event that Parent terminates the Merger Agreement following the Board or Independent Committee’s Change in Recommendation (as defined below); or

●	in the event that Parent terminates the Merger Agreement and at the time of such termination, more than 10% of the outstanding shares of Common Stock are dissenting shares.

Parent is required to pay Isramco an amount equal to $1.5 million (referred to as the “Parent Expense Reimbursement”) under the following circumstances:

●

in the event that the Merger Agreement is terminated by Isramco  as a result of a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in the Merger Agreement, or is otherwise terminated when terminable by Isramco for the foregoing reason; or

●

in the event that the Merger Agreement is terminated by either Isramco or Parent in the event the Requisite Stockholder Approval shall not have been obtained at a special meeting of the stockholders (after taking into account any adjournment or postponement thereof) at a time when all of the mutual conditions to parties’ obligations to effect the merger and the conditions to the Purchaser Parties’ obligations to effect merger have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger).

Specific Performance (Page 90)

Under certain circumstances, Isramco and the Purchaser Parties are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy at law or equity.

Financing (Page 55)

Isramco and the Purchaser Parties estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $100 million. The merger is not subject to any financing condition and the Purchaser Parties intend to fund this amount from cash on hand (as further described in “Special Factors—Financing”).

Material U.S. Federal Income Tax Consequences of the Merger (Page 57)

If you are a U.S. Holder (as defined below), the receipt of cash in exchange for Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You are encouraged to consult your own tax advisors regarding the particular tax consequences to you of the exchange of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

The Special Meeting (Page 73)

The special meeting will be held at the Company’s corporate headquarters located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA, on                   , 2019, beginning at                   local time.

Record Date and Quorum (Page 73)

The holders of record of the Common Stock as of the close of business on                   , 2019 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of Common Stock issued and outstanding on the record date and entitled to vote will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Votes (Page 74)

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in aggregate voting power of the Common Stock outstanding at the close of business on the record date must vote “FOR” the adoption of the Merger Agreement. However, pursuant to the Company’s certificate of incorporation, holders of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors must vote “FOR” the adoption of the Merger Agreement. In addition, it is a non-waivable condition to the consummation of the merger that stockholders holding at least a majority of shares of outstanding Common Stock at the close of business on the record date that are not owned by the Purchaser Group Members or Section 16 Officers must vote “FOR” the adoption of the Merger Agreement.

Litigation (Page 65)

As of the date of this proxy statement, the Company is not aware of any pending litigation against the Company and/or its board of directors relating to the merger.

Dissenters’ Rights of Appraisal (Page 61 and Annex D)

Isramco stockholders who do not vote in favor of adoption of the Merger Agreement, who properly demand appraisal of their shares of Common Stock and who otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Common Stock in lieu of receiving the Merger Consideration if the merger is completed. In addition to not voting in favor of the merger, the stockholder must deliver to Isramco a written demand for appraisal of such stockholder’s shares prior to the vote on the Merger Agreement and continue to hold such shares until the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of Isramco. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

1.     Q:     Why am I receiving these materials?

A:

On May 20, 2019, Isramco entered into the Merger Agreement pursuant to which, among other things, Merger Sub, a direct wholly owned subsidiary of Parent, will merge with and into Isramco, with Isramco continuing as the surviving corporation in the merger and a subsidiary of Parent and NHL. The Board is furnishing this proxy statement and form of proxy card to the holders of Common Stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and the Adjournment Proposal at the special meeting or at any adjournments or postponements of the meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the Merger Agreement, the special meeting and the other matter to be voted on at the meeting. The enclosed materials allow you to submit a proxy to vote your shares of Common Stock without attending the special meeting and to ensure that your shares of Common Stock are represented and voted at the special meeting.

2.     Q:     What will I receive in the merger?

A:

If the merger is completed and you do not properly exercise your appraisal rights, you will be entitled to receive $121.40 in cash, without interest and less any required withholding taxes, for each share of Common Stock that you own. You will not be entitled to receive shares in the surviving corporation, Parent, Naphtha or NHL.

3.     Q:     When and where is the special meeting?

A:	The special meeting will be held at (local time) on , 2019, at our corporate headquarters located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA.

4.     Q:     Who is entitled to vote at the special meeting?

A:

Record holders of our Common Stock as of the close of business on              , 2019, referred to as the “record date,” are entitled to vote at the special meeting. As of the record date,             shares of Common Stock were outstanding. As of the date of this proxy statement, 2,717,648 shares of Common Stock are outstanding. Each holder of record of Common Stock on the record date will be entitled to one vote for each share on all matters to be voted on at the special meeting.

5.     Q:     What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

(1)	to adopt the Merger Agreement; and

(2)	to approve the Adjournment Proposal

6.     Q:     What vote of our stockholders is required to adopt the Merger Agreement?

A:

For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in aggregate voting power of Common Stock outstanding at the close of business on the record date must vote “FOR” adoption of the Merger Agreement. However, pursuant to the Company’s certificate of incorporation, holders of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors must vote “FOR” the adoption of the Merger Agreement. In addition, it is a non-waivable condition to completion of the merger that stockholders holding at least a majority of the outstanding shares of the Common Stock at the close of business on the record date, excluding shares beneficially owned by the Purchaser Group Members or any Section 16 Officer, vote “FOR” adoption of the Merger Agreement.

7.     Q:     What vote of our stockholders is required to approve the Adjournment Proposal?

A:

The adjournment or postponement of the special meeting, if necessary or appropriate, to ensure that any necessary supplement or amendment to the proxy statement is provided to Company stockholders a reasonable amount of time in advance of the special meeting or to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement will be approved if holders of the majority of the issued and outstanding shares of the Common Stock, present in person or represented by proxy and entitled to vote at the special meeting vote in favor of such proposal.

8.     Q:     How does the Board recommend that I vote?

A:

Based in part on the unanimous recommendation of the Special Committee, the Board (other than Mr. Tsuff, who recused himself because of his membership in the Purchaser Group) recommends that our stockholders vote:

“FOR” adoption of the Merger Agreement.

“FOR” the Adjournment Proposal.

See “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend and/or approve, as applicable, the Merger Agreement. See also “Special Factors—Interests of Isramco’s Directors and Executive Officers in the Merger” beginning on page 56.

9.     Q:     What effects will the Merger have on Isramco?

A:

The Common Stock is currently registered under the Exchange Act, and is listed on the NASDAQ Capital Market under the symbol “ISRL.” As a result of the merger, Isramco will cease to be a publicly traded company and will be owned by Parent and NHL.

Following the consummation of the merger, the registration of the Common Stock and our reporting obligations with respect to the Common Stock under the Exchange Act will be terminated upon filings with the Securities and Exchange Commission (“SEC”). In addition, upon the consummation of the merger, the Common Stock will no longer be listed on any stock exchange.

10.     Q:   What will happen if the Merger is not consummated?

A:

If the merger is not consummated for any reason, Isramco’s stockholders will not receive any payment for their shares of Common Stock in connection with the merger. Instead, Isramco will remain a public company and Isramco‘s Common Stock will continue to be listed and traded on the NASDAQ Capital Market. Under specified circumstances, Isramco will be required to pay Parent the Isramco Expense Reimbursement, which is an amount equal to $1.5 million, or Parent will be required to pay Isramco the Parent Expense Reimbursement, which is an amount equal to $1.5 million, if the Merger Agreement is terminated.

11.     Q:   What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and consider how the merger affects you.

If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on your proxy and voting instruction card;

•	the Internet, at the address provided on your proxy and voting instruction card; or

•	mail, by completing, signing, dating and mailing your proxy and voting instruction card and returning it in the envelope provided.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares.

12.     Q:   What will happen if I abstain from voting or fail to vote on the proposals presented at the special meeting?

A:

If you vote “ABSTAIN” by proxy or in person at the special meeting, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. For the Adjournment Proposal, we will treat abstentions as shares present or represented and entitled to vote on the proposal. Accordingly, an abstention on this proposal will have the same effect as a vote “AGAINST” the proposal.

If you fail to submit a proxy and do not attend the special meeting, your shares of Common Stock will not be voted, and will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement, but will have no effect on the Adjournment Proposal.

13.     Q:   Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a stockholder of record, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting (but simply attending the special meeting will not cause your proxy to be revoked). You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Common Stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

14.     Q:   Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Common Stock for the per share Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share Merger Consideration. Do not send in your certificates now.

15.     Q:   What happens if I sell my shares of Common Stock before completion of the merger?

A:

If you transfer your shares of Common Stock, you will have transferred your right to receive the Merger Consideration in the merger. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the date on which the merger will be consummated. As such, if you transfer your shares of Common Stock after the record date but before the special meeting, you will have transferred your right to receive the Merger Consideration in the merger, but retained the right to vote at the special meeting.

16.     Q:   Who can help answer my other questions?

A:

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy and voting instruction card(s), please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call Toll-Free: (866) 745-0267

Email: isramco@dfking.com

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

Background of the Merger

Over the course of approximately eleven months, the Special Committee held numerous meetings (telephonically and in person) related to the merger and the other transactions contemplated thereby and led negotiations with the Purchaser Group, and the following chronology summarizes the key events and contacts that led to the signing of the Merger Agreement. It does not, however, purport to catalogue every conversation among the Special Committee, members of our management or the Special Committee’s representatives and other parties with respect to the merger.

Naphtha is an Israeli public company whose shares are listed for trading on the Tel Aviv Stock Exchange. Naphtha, its board of directors and its management team regularly review their investments and their corporate structure. Naphtha holds controlling interests in an Israeli public entity (Isramco Negev 2 Limited Partnership (“Isramco Negev 2”)) and in the Company. In November 2017, Mr. Haim Tsuff, Chairman of the Board of each of Naphtha, Equital, JOEL, Isramco Negev 2 and Isramco, Director of each of Parent, NHL and Merger Sub, and Co-Chief Executive Officer and President of Isramco, Mr. Eran Saar, Chief Executive Officer of Naphtha, and Mrs. Noa Lendner, General Counsel and Corporate Secretary of Naphtha, held a meeting with Baker Botts L.L.P (“Baker Botts”) to discuss preliminary U.S. legal considerations in the event that Naphtha were to decide to pursue a transaction to acquire the shares of the Company not already owned by the Purchaser Parties.

On March 6, 2018, Naphtha formally retained Baker Botts to serve as its U.S. legal counsel in connection with the potential transaction.

On March 12, 2018, representatives of Naphtha held a meeting with representatives of Baker Botts to discuss U.S. legal considerations related to a potential transaction, including Naphtha’s U.S. disclosure obligations should the Naphtha board determine to formally evaluate a potential transaction involving the Company.

On March 20, 2018, the Naphtha board held a meeting at which it determined to formally instruct its management to evaluate a potential transaction involving the Company.

On March 21, 2018, Naphtha filed a disclosure with the Tel Aviv Stock Exchange disclosing that it and certain of its affiliates were in the preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the unaffiliated shares of the Company or other going-private transactions involving the Company.

On March 21, 2018, Naphtha and certain of its affiliates filed an amendment to their Schedule 13D disclosing that they were in the preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the unaffiliated shares of the Company or other going-private transactions involving the Company.

On May 24, 2018, Naphtha delivered a letter to our Board indicating that its board of directors had approved engaging with our Board to explore the possibility of a transaction involving the acquisition by Naphtha for cash of all of the outstanding shares of the Company’s common stock not already owned by Naphtha. In this section, this letter from Naphtha is sometimes referred to as the “indication of interest” and the transaction described in such indication of interest is sometimes referred to as the “potential transaction.” The indication of interest stated that Naphtha and its applicable affiliates were only interested in acquiring the unaffiliated shares, and that they had no interest in selling their holdings in the Company to a third party and did not expect, in their capacity as stockholders of the Company, to vote in favor of any sale, merger or other similar transaction involving any third party. The indication of interest further advised our Board that Naphtha had expected our Board to appoint a special committee of independent directors to engage in the process and make a recommendation to our Board with respect to the potential transaction and that Naphtha had engaged Baker Botts as its U.S. legal advisor in connection with the potential transaction. The indication of interest included a copy of a draft confidentiality agreement for the Company to sign in connection with the potential transaction. The indication of interest did not discuss any pricing or economic terms with respect to any potential transaction.

On June 5, 2018, our Board (other than Mr. Tsuff, who recused himself) met telephonically to discuss the indication of interest. Following discussion, our Board concluded that it was in the best interests of the Company and the

Company’s stockholders, and specifically, the unaffiliated stockholders, to form a special committee of independent directors to review, evaluate and negotiate a potential transaction. Our Board then created the Special Committee consisting of Messrs. Max Pridgeon, Asaf Yarkoni and Nir Hasson. The Special Committee was authorized to retain independent legal and financial advisors, to negotiate on behalf of the stockholders and to take all such other actions as the Special Committee considered necessary or appropriate to carry out its mandate.

Following the formation of the Special Committee, during the remainder of June and the first week of July, the Special Committee telephonically interviewed numerous law firms, some of whom the Special Committee invited to make written proposals to act as the Special Committee’s independent legal advisor. During this period in which the Special Committee interviewed potential independent legal advisors, Mr. Anthony James, our General Counsel and Corporate Secretary, in consultation with the Special Committee, reviewed the form confidentiality agreement Naphtha included in the indication of interest, on behalf of the Company.

On July 9, 2018, after completing its review process of potential independent legal advisors, including reviewing written proposals from each law firm invited to make such proposals, the Special Committee selected Norton Rose Fulbright US, LLP (“NRF”) to serve as its independent legal advisor.

Following NRF’s engagement as independent legal advisor to the Special Committee through the end of July, NRF assumed primary responsibility for reviewing and negotiating the form confidentiality agreement with representatives from Baker Botts.

On August 3, 2018, the Company executed and delivered the confidentiality agreement to Naphtha, which included “standstill” and indemnification provisions which the Special Committee had requested.

On August 8, 2018, representatives from Baker Botts and NRF met telephonically to discuss the status of the potential transaction. Baker Botts indicated that Naphtha was still in the process of evaluating whether it would make a proposal. NRF indicated that the Special Committee intended to begin considering potential independent financial advisors.

Following the earlier telephonic meeting, the Special Committee and representatives from NRF met telephonically on August 8, 2018, to discuss, among other things, the process for the selection of an independent financial advisor. During the remainder of August through the first week of October, the Special Committee telephonically interviewed numerous financial firms, some of whom the Special Committee invited to make a written proposal, to act as the Special Committee’s independent financial advisor.

On October 4, 2018, representatives from Baker Botts and NRF met telephonically to discuss the status of the potential transaction. During that meeting, NRF advised Baker Botts that the Special Committee was fully committed to considering a potential transaction and intended to imminently engage an independent financial advisor. Later that day, Baker Botts met telephonically with Mr. James to inform Mr. James that, given other competing year-end priorities, Naphtha was unlikely to submit a proposal in connection with the potential transaction for at least another month or more.

On October 5, 2018, after completing its review process of potential independent financial advisors, including reviewing written proposals from each financial firm invited to make such proposals, the Special Committee selected Duff & Phelps Securities, LLC (“DPS”) and Duff & Phelps, LLC (“DPLLC” and, together with DPS, “Duff & Phelps”) to serve as its independent financial advisor. The Special Committee engaged Duff & Phelps based on Duff & Phelps’ qualifications, reputation, experience in the valuation of businesses and their securities, and its experience in valuing companies in the oil and gas industry. As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of opinions in connection with mergers, acquisitions, spin-offs, financings, and other strategic transactions (including “going-private” transactions like the Merger). In connection with Duff & Phelps’ engagement, the Special Committee requested that Duff & Phelps prepare and submit a preliminary report on the value of the Company to the Special Committee.

From its engagement through the last week of November, Duff & Phelps worked on a preliminary analysis of the potential valuation of the Company for the Special Committee. Representatives from Duff & Phelps conducted significant financial due diligence on the various segments of the Company, including multiple telephonic meetings with Mr. Edy Francis, our Co-Chief Executive Officer and Chief Financial Officer, and Mr. James.

On November 26, 2018, Duff & Phelps submitted preliminary findings on the potential valuation of the Company to the Special Committee, including an update on publicly available market conditions, preliminary valuation methodologies and related questions and a preliminary analysis of the historical trading range of the Common Stock. Later that day, representatives from Duff & Phelps met telephonically with the Special Committee and representatives from NRF to discuss such preliminary findings. Duff & Phelps noted the difficulty in providing an appropriate range of values for the Company given the uncertainty surrounding the outcome of the arbitration proceedings related to the Company’s overriding royalty interests in the Tamar and Dalit gas fields (collectively the “Tamar Field”) offshore Israel and the potential effects on the Company’s profitability. For additional information regarding these proceedings, see the disclosure related to the Tamar Field arbitration set forth in the Legal Proceedings section included in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2018. Additionally, Duff & Phelps advised the Special Committee that it needed additional information to properly assess the Company’s projections of oil and gas production in the Tamar Field. For additional information regarding these projections, see Special Factors—Projected Financial Information” beginning on page 47.

On January 7, 2019, the Naphtha board met to consider whether to make a proposal with respect to a potential transaction. At the meeting, the Naphtha board approved making an offer to the Special Committee, which was delivered to the Special Committee the following day.

On January 8, 2019, the Special Committee received a written non-binding proposal from Naphtha to pursue a potential negotiated acquisition of the subject shares for $110.36 per share in cash (the “Initial Proposal”). The Initial Proposal reflected a premium of 11.53% over the closing price of the Common Stock on March 20, 2018, the date prior to Naphtha’s disclosure filed with the Tel Aviv Stock Exchange that it was in the preliminary stages of evaluating the possibility of pursuing a potential transaction, and an 8.09% premium to the closing share price on March 21, 2018, following which Naphtha also provided such disclosure in an amendment to its Schedule 13D. The Initial Proposal stated, among other things, that Naphtha would not move forward with the potential transaction unless it was approved by the Special Committee and that the transaction would be subject to a non-waivable condition requiring approval of holders of a majority of the unaffiliated shares. In addition, the Initial Proposal stated that Naphtha and its affiliates were only interested in acquiring the subject shares, that they had no interest in selling their holdings in the Company to a third party, and that they did not expect, in their capacity as stockholders of the Company, to vote in favor of any sale, merger or other similar transaction involving any third party. Prior to the Initial Proposal, there had been no discussions or communications between the Company or the Special Committee (or their advisors), on the one hand, and Naphtha or its advisors, on the other, regarding the economic terms or pricing of a potential transaction.

On January 9, 2019, representatives of each of Baker Botts and NRF discussed the Initial Proposal and preliminary process considerations. Representatives of Baker Botts also informed NRF that Naphtha would be making the Initial Proposal public by an amendment to its Schedule 13D, which Naphtha filed with the SEC later that day.

On January 10, 2019, the Special Committee, along with representatives from each of NRF and Duff & Phelps, met telephonically to discuss the material terms of the Initial Proposal. The Special Committee and its advisors discussed various financial analyses performed by Duff & Phelps in its presentation to the Special Committee, including a preliminary analysis of the historical trading range of the Common Stock and a preliminary analysis of the premiums paid in selected merger and acquisition transactions announced since January 1, 2016, involving a majority stockholder acquiring the remaining shares in the applicable company. The Special Committee and its advisors discussed the assumptions underlying those methodologies and the results of such analyses in comparison to the Initial Proposal. Duff & Phelps also informed the Special Committee that its preliminary financial analyses expressed some uncertainties that it had yet to resolve. The Special Committee determined that upon its initial review, the price of $110.36 per share appeared to undervalue the Company. The Special Committee also reviewed potential responses to the Initial Proposal with its advisors. Ultimately, the Special Committee determined the appropriate course of action was for Duff & Phelps to obtain additional information to help resolve the open issues identified in its preliminary financial analyses of the Company before responding to the Initial Proposal and to gather insight into the assumptions and methodologies used by Naphtha in formulating its internal valuation of the Company. The Special Committee also discussed whether it was appropriate or useful to reach out to other potential investors in connection with a potential acquisition of the Company or the subject shares. Given the statement by Naphtha in the Initial Proposal that Naphtha and its affiliates were interested only in acquiring the subject shares, and that they were not interested in selling their shares of Common Stock to a third party and did not expect, in their capacity as stockholders of the Company, to vote in favor of any sale, merger or other similar transaction involving any third party, Duff & Phelps was of the view, and the Special Committee, after discussion with its advisors, agreed that, based on the statement from Naphtha, the fact that any potential purchaser would only be able to acquire the unaffiliated shares, the limited trading volume of the Common Stock, and the current and historical market prices for the Common Stock, any efforts to reach out to other third parties to determine whether those third parties might be interested in an acquisition of the Company or the unaffiliated shares would be futile and not a prudent use of Company resources. The Special Committee, in consultation with its advisors, determined that the more prudent approach instead would be to obtain the most favorable price that could be obtained for the unaffiliated shares through negotiations with the Purchaser Group.

On January 14, 2019, representatives from Baker Botts and representatives from NRF met telephonically to discuss the Special Committee’s preliminary assessment of the Initial Proposal. Representatives from NRF conveyed to Baker Botts that it was requesting certain information to assist Duff & Phelps in its assessment of the Company and the Initial Proposal. Following that meeting, through Baker Botts, representatives from Naphtha agreed to provide a presentation to the Special Committee and its advisors that would clarify the assumptions and methodologies used by Naphtha in formulating its internal valuation of the Company and answer any questions the Special Committee and its advisors may have in connection with their valuation analysis of the Company. The Special Committee and its advisors agreed to schedule a meeting for January 29, 2019 to discuss this presentation.

On January 22, 2019, Naphtha provided the Special Committee and its advisors with a draft of Naphtha’s presentation for the January 29 meeting. The presentation provided additional detail regarding the assumptions and methodologies used by Naphtha in formulating its internal valuation of the Company.

On January 27, 2019 (using a presentation dated January 25, 2019) and January 28, 2019, Duff & Phelps made preliminary presentations to the Special Committee. The January 25, 2019 presentation contained, among other things, an update on publicly available market conditions, a review of the Initial Proposal, and a preliminary financial analysis of the Company utilizing a sum-of-the parts analysis and the January 28, 2019 presentation contained, among other things, an update to the net debt and SG&A figures utilized in the equity value calculations, based on Naphtha’s responses to Duff & Phelps’ written questions. From January 24, 2019 through January 28, 2019, after reviewing the draft presentation, representatives from Duff & Phelps, at the direction of the Special Committee, submitted written questions to Naphtha regarding the draft presentation and their independent financial review of the Company. Naphtha subsequently provided written responses to Duff & Phelps’ written questions.

On January 29, 2019, the Special Committee and representatives from each of NRF and Duff & Phelps met telephonically with representatives of Naphtha, including Mr. Saar, Mr. Eran Lendner, Vice President of Business Development of Naphtha, Mr. Eitan Volach, Director of Finance of Naphtha, and representatives of Baker Botts, to discuss Naphtha’s presentation, Duff & Phelps’ written questions and Naphtha’s written responses thereto. During the meeting the parties discussed various matters including the arbitration proceedings related to the Tamar Field, the Company’s projections related to production of Tamar Field, and public companies similarly situated to the Company.

On January 31, 2019, the Special Committee held a telephonic meeting, which representatives from each of NRF and Duff & Phelps attended, to discuss the Special Committee’s response to the Initial Proposal in light of the January 29, 2019 meeting with Naphtha. Representatives of Duff & Phelps indicated to the Special Committee that they still had open questions regarding their financial analysis of the Company and the Initial Proposal. Specifically, Duff & Phelps needed to conduct additional diligence regarding the potential financial impact of the arbitration proceedings related to the Tamar Field and the Company’s projections related to production in the Tamar Field. The Special Committee requested that representatives from Duff & Phelps reach out to representatives from Naphtha to ask for additional information needed for Duff & Phelps to resolve these open issues. Representatives from NRF also suggested that representatives from Duff & Phelps discuss the arbitration proceedings related to the Tamar Field with Gornitzky & Co (“Gornitzky”), the Israeli law firm representing the Company in the arbitration proceedings related to the Tamar Field. Later that day, at the direction of the Special Committee, representatives from Duff & Phelps, along with Mr. Asaf Yarkoni, reached out to representatives from Naphtha regarding these open matters in their financial analysis of the Company.

During the week of February 3, 2019, representatives from Naphtha provided representatives from Duff & Phelps with additional documents related to the Company’s projections related to production of the Tamar Field. Representatives from NRF and Duff & Phelps also discussed the arbitration proceedings related to the Tamar Field with Gornitzky. Although Duff & Phelps determined the additional documents regarding the Tamar Field were sufficient for the purposes of its financial analysis, after further discussing the arbitration proceedings related to the

Tamar Field with representatives from NRF, Duff & Phelps recommended to the Special Committee that because Gornitzky was affiliated with both the Company and Naphtha in the arbitration proceedings related to the Tamar Field, the Special Committee should engage independent Israeli counsel to review Gornitzky’s assessment of the matter. Following this recommendation, the Special Committee engaged Pearl Cohen Zedek Latzer Baratz LLP (“Pearl Cohen”) to advise the Special Committee on the arbitration proceedings related to the Tamar Field and other Israeli legal matters in connection with the potential transaction.

On February 11, 2019, the Special Committee and representatives from each of Pearl Cohen, Duff & Phelps and NRF met telephonically with representatives from Gornitzky for the purpose of allowing representatives from Pearl Cohen to discuss the arbitration proceedings related to the Tamar Field with representatives from Gornitzky in order for Pearl Cohen to independently assess Gornitzky’s analysis.

On February 13, 2019, the Special Committee held a telephonic meeting, which representatives from each of Pearl Cohen, Duff & Phelps and NRF attended, for the purpose of allowing representatives from Pearl Cohen to debrief the Special Committee and its advisors on their analysis of the arbitration proceedings related to the Tamar Field. During the meeting, representatives from Pearl Cohen advised the Special Committee and its advisors that they were largely in agreement with Gornitzky regarding the likely results of the proceedings. Based on Pearl Cohen’s assessment, representatives from Duff & Phelps indicated to the Special Committee that they had sufficient information to move forward with their valuation analysis of the Company.

On February 17, 2019, after Duff & Phelps updated its financial analysis of the Company, the Special Committee held a telephonic meeting, which representatives from Duff & Phelps and NRF attended to review and discuss Duff & Phelps’ financial analysis and a potential response to the Initial Proposal. Representatives from Duff & Phelps discussed with the Special Committee certain assumptions and valuation methodologies contained in its valuation analysis of the Company and the Initial Proposal. The Special Committee then discussed the longer-term prospects of the Company, including the uncertainty regarding the results of the arbitration proceedings related to the Tamar Field and the Company’s projections regarding production in the Tamar Field. The Special Committee also considered, among other things, how the Initial Proposal compared to the current and historical trading price of the Common Stock, that the Initial Proposal would provide the Company’s unaffiliated stockholders with certainty of value and liquidity, that the Initial Proposal likely represented the starting point for negotiations and that the final price per share at which Naphtha may offer could be significantly higher. In addition, the Special Committee, after discussions with its advisors, concluded that an acquisition of the Company or the unaffiliated shares by a third party was not viable due to the fact that Naphtha and its affiliates would be required to sell their ownership interest in the Company (which Naphtha had stated that they were unwilling to do) and a sale of the unaffiliated shares to a third party would be highly improbable without the cooperation of Naphtha. After discussion and taking into account the foregoing, the Special Committee determined that the Initial Proposal’s offer of $110.36 per share undervalued the Company and that Naphtha would likely increase its offer price. The Special Committee weighed the advantages and disadvantages of various approaches to formulating a response (or no response) to the Initial Proposal. The Special Committee determined to make a counterproposal to Naphtha. In weighing these advantages and disadvantages, the Special Committee considered both making no response to the Initial Proposal and rejecting the Initial Proposal without making a counteroffer, but concluded, after taking into account, among other factors, the limited trading volume of the Common Stock, the Special Committee’s familiarity and understanding of the Company’s business and competitive dynamics impacting the Company, the duration and tenor of negotiations since the Initial Proposal, and the uncertainty concerning the Company’s financial performance and prospects, that responding with a counterproposal would be in the best interests of the Company and the unaffiliated stockholders. The Special Committee resolved to further consider Duff & Phelps’ financial analysis and deliberate on the Initial Proposal and possible counterproposal.

On February 20, 2019, the Special Committee held a telephonic meeting, which representatives from each of Duff & Phelps and NRF attended, to review and discuss a counterproposal. The Special Committee discussed issues, which Duff & Phelps identified in its analysis, with respect to the various assumptions and valuation methodologies used by Naphtha in its internal valuation of the Company and discussed with representatives from Duff & Phelps the magnitude of such issues and the strength of the Special Committee’s potential criticism of such valuation methodologies and potential alternative assumptions and valuation methodologies the Special Committee could suggest. Specifically, representatives from Duff & Phelps discussed with the Special Committee that (i) Naphtha’s internal valuation analysis omitted potential tax advantages Naphtha might realize in connection with a potential transaction and (ii) Duff & Phelps initially disagreed with Naphtha’s internal valuation analysis with respect to selected public companies used by Naphtha to formulate the various discount rates used in discounting the Company’s financial projections for each of the Company’s segments, which could result in a lower valuation of the Company. The Special Committee further considered with its advisors what price for the subject shares to include in its counterproposal. The Special Committee resolved to further review Duff & Phelps’ financial analysis of the Company, the Initial Proposal and to continue to consider its options.

On February 21, 2019, the Special Committee held a telephonic meeting, which representatives from each of Duff & Phelps and NRF attended, to finalize the price to include in its counterproposal. After considering its options, the Special Committee determined to make a counterproposal that Naphtha and its affiliates acquire the subject shares for $145.00 per share in cash. The Special Committee determined that even though such price was significantly higher than what Naphtha was likely to accept, based on the views of Naphtha’s assumptions and internal valuation methodologies discussed with Duff & Phelps in the February 20, 2019 telephonic meeting, counter-proposing with such a high offer could be an effective negotiating tactic to elicit an increased offer price from Naphtha. As part of that negotiating strategy, various arguments were developed to support the counterproposal, including (i) the potential tax advantages to Naphtha in connection with the potential transaction, and (ii) the characteristics regarding selected public companies used by Duff & Phelps in formulating an internal discount rate with respect to the Company’s financial projections. That same day, in accordance with directives of the Special Committee, representatives from Duff & Phelps conveyed by email the principal terms of the Special Committee’s counterproposal to Baker Botts along with an assessment of the key issues identified by the Special Committee with the assumptions and valuation methodologies Naphtha used in its internal valuation of the Company.

On February 27, 2019, the Special Committee and representatives from each of NRF and Duff & Phelps met telephonically with representatives of Naphtha  and representatives of Baker Botts, to discuss the issues with Naphtha’s assumptions and internal valuation methodologies identified by representatives of Duff & Phelps in their email to representatives from Baker Botts. The purpose of this discussion was for Duff & Phelps to help Naphtha’s representatives understand, from a technical perspective, the potential reasons for the valuation gap between Naphtha’s internal valuation analysis of the Company and the Special Committee’s counterproposal, including with respect to the arguments noted above.

On February 28, 2019, representatives from Baker Botts, on behalf of Naphtha, emailed representatives from Duff & Phelps requesting that (i) the Special Committee revisit its analysis on some of the issues identified by representatives from Duff & Phelps in their email conveying the Special Committee’s counterproposal as it relates to perceived tax advantages to Naphtha in connection with the potential transaction, (ii) Duff & Phelps provide additional information with respect to the cost of capital used in Duff & Phelps’ analysis, and (iii) the Special Committee revise its counterproposal.

On March 7, 2019, the Special Committee held a telephonic meeting, which representatives from Duff & Phelps and NRF attended, to discuss the Special Committee’s response to Baker Botts’ February 28, 2019 email. After discussing with its advisors, the Special Committee determined that the best course of action for continuing the negotiations was to not submit a revised counterproposal. That same day, at the direction of the Special Committee representatives from Duff & Phelps responded to Baker Botts, emailing the information Baker Botts requested and noting the Special Committee was not prepared to revise its February 21, 2019 counterproposal.

On March 11, 2019, representatives from Baker Botts, on behalf of Naphtha, responded to the March 7, 2019 email from Duff & Phelps’ representatives by requesting that the Special Committee and its advisors meet with representatives from Naphtha and its advisors in-person in Houston, Texas to negotiate the differences in valuation between the Initial Proposal and the Special Committee’s counterproposal. Baker Botts also provided the Special Committee and its advisors with a tax ruling from Israeli authorities with respect to the tax treatment of any sale by the Company of its interest in the Tamar Field.

On March 13, 2019, the Special Committee held a telephonic meeting, which representatives from each of Duff & Phelps and NRF attended, to discuss various valuation arguments raised by Naphtha.

On March 15, 2019, representatives of Duff & Phelps, at the direction of the Special Committee, emailed representatives of Naphtha and Baker Botts acknowledging Naphtha’s view that any tax benefit to the Company from a step-up in basis in a subsequent sale of its interests in the

Tamar Field would have offsetting tax consequences but reaffirmed that the Special Committee’s position on valuation remained largely unchanged.

On March 19, 2019, representatives from Baker Botts, on behalf of Naphtha, responded to Duff & Phelps’ March 15, 2019 email, reiterating Naphtha’s willingness to move forward with the proposed transaction and belief that in-person negotiations would be the most efficient means to reach agreement on valuation. In that email, Baker Botts also provided additional information to the Special Committee and its advisors concerning Naphtha’s views on the appropriate discount rate to apply to any valuation of the Company and reaffirmed Naphtha’s views with respect to certain tax matters.

On March 21, 2019, the Special Committee indicated to representatives from Naphtha that the Special Committee would not agree to meet in-person unless Naphtha agreed to materially increase its Initial Proposal offer of $110.36 per share for the subject shares.

On March 22, 2019, representatives from Naphtha responded to the Special Committee’s email by revising the Initial Proposal, offering to acquire the subject shares for $115.00 per share in cash (the “Revised Proposal”) and again requested that the Special Committee and its advisors meet with Naphtha and its advisors in Houston.

On March 23, 2019, the Special Committee held a telephonic meeting, which representatives from Duff & Phelps and NRF attended, to review the Revised Proposal and discuss the Special Committee’s potential response thereto, including whether to accept the invitation to meet in Houston. The Special Committee discussed the advantages and disadvantages of the Revised Proposal and whether to accept Naphtha’s invitation to attend in-person meetings to negotiate the terms of a potential transaction based on the price offered in the Revised Proposal. After extensive discussion, the Special Committee determined, based on the duration and tenor of the negotiations and that Naphtha had already materially increased its offer, that Naphtha was not likely to further increase its offer unless the Special Committee met with representatives from Naphtha in-person. The Special Committee then determined to respond to the Revised Proposal by agreeing to schedule in-person meetings with representatives from Naphtha in Houston during the first week of April.

On March 25, 2019, the Special Committee and representatives from Naphtha agreed that they and their respective advisors would meet at Duff & Phelps’ Houston offices on April 3 and 4, 2019 to negotiate the per share price and other material terms of the potential transaction.

On March 28, 2019, the Special Committee held a telephonic meeting, which representatives from each of Duff & Phelps and NRF attended, to discuss various topics related to the in-person negotiations to be held on April 3 and 4, 2019 in Houston, Texas.

On April 2, 2019, the Special Committee met with representatives from each of Duff & Phelps and NRF ahead of the in-person negotiations with Naphtha to discuss various topics related to the in-person negotiations.

On April 3, 2019, the Special Committee and representatives from each of NRF and Duff & Phelps met with representatives from Naphtha, including Messrs. Saar and Lendner, and representatives from Baker Botts at Duff & Phelps’ Houston offices. At the meeting, representatives from Naphtha made a presentation of their valuation analysis in arriving at the Revised Proposal, emphasizing that it reflected valuation assumptions, particularly with respect to the outcome of the arbitration proceedings related to the Tamar Field, that were reasonable to the Company. Naphtha’s April 3, 2019 presentation to the Special Committee included the Company’s forecasts for the Company’s production services segments projecting an EBITDA of $3.8 million and $5.8 million for fiscal years 2019 and 2020, respectively.  Such forecasts are referred to in the section of this proxy statement titled “Special Factors—Opinion of Duff & Phelps, Financial Advisor to the Special Committee” as the “Naphtha Projections.” Naphtha’s presentation also responded to the Special Committee’s positions with respect to the assumptions and valuation methodologies used by Naphtha in its internal valuation of the Company arguing that (i) as an Israeli taxpayer, the potential tax advantages outlined by Duff & Phelps were unlikely to be applicable and (ii) the comparable royalty interest public companies suggested by Duff & Phelps used in calculating a discount rate for Tamar Royalties were not appropriate since, among other things, each was a United States company focused on U.S. onshore oil and gas assets, as opposed to an Israeli company focused on a single offshore Israel natural gas asset, although Duff &

Phelps’ discount rate calculation included a specific country risk premium for Israel to account for this fact. Representatives from Naphtha concluded their presentation by expressing their unwillingness to further increase Naphtha’s offer. At the direction of the Special Committee, representatives from Duff & Phelps gave a presentation to the representatives from Naphtha providing an analysis of the valuation of the Company, and the assumptions and valuation methodologies used in Naphtha’s internal valuation. Representatives from Duff & Phelps suggested $140.00 per share as the appropriate price for the valuation of the Company, as previously unanimously authorized by the Special Committee, believing that it would likely cause Naphtha to materially raise its offer price. Following Duff & Phelps’ presentation, each side agreed to break for the evening and return the next day to continue negotiations.

On April 4, 2019, the in-person meetings continued, and Naphtha increased its offer to $121.40 per share in cash for the subject shares (the “Final Proposal”). The Final Proposal represented a premium of 18.9% over the closing price of the Common Stock of $102.10 on March 21, 2018, the last trading day prior to the public disclosure that Naphtha was in preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of the Common Stock not already owned by Naphtha and its affiliates, and an increase of approximately 10% over the Initial Proposal. In connection with the Final Proposal, Naphtha’s representatives emphasized their belief that their assumptions and valuation methodologies were more reflective of the Company, responded in good faith to the issues identified by Duff & Phelps with Naphtha’s internal assumptions and valuation methodologies, and informed the Special Committee and its advisors that Naphtha had, since the date of the Revised Proposal, several developments regarding the natural gas market in Israel had occurred, bearing potentially adverse effects for the Tamar Field, including (i) Tamar Partners had lost a significant bid for a contract to sell gas from the Tamar Field to the Israel Electric Corporation in 2020 until mid-2021 and (ii) the Parliament of Jordan had recently called the Jordanian government to terminate the Jordanian electric company gas purchase agreement from the Leviathan field. Naphtha’s representatives also emphasized that the Final Proposal was their best and final offer, stating that as an Israeli public company, the protracted negotiations over the potential transaction had created significant market uncertainty that Naphtha needed to resolve, and, therefore, if the Company did not timely accept the Final Proposal it could be withdrawn without Naphtha making another offer for the foreseeable future.

Following its receipt of the Final Proposal, the Special Committee and its advisors from NRF and Duff & Phelps excused themselves from the meeting so that they could consider the Final Proposal privately. The Special Committee discussed, with input from the representatives from NRF and Duff & Phelps, the Final Proposal and the accompanying presentation by Naphtha’s representatives. In evaluating the Final Proposal, the Special Committee members discussed, among other factors, that (i) they believed a transaction at such a price would provide the Company’s unaffiliated stockholders with certainty of value and liquidity, particularly in light of the relatively limited trading volume of the Common Stock, (ii) the proposed acquisition of the subject shares by Naphtha and its affiliates had been subject from the time of the Initial Proposal to approval by the Special Committee and a non-waivable condition requiring the approval by holders of a majority of the unaffiliated shares, (iii) their belief that while there was room for disagreement with the issues identified by Duff & Phelps with Naphtha’s assumptions and valuation methodologies used in its internal valuation of the Company, Naphtha’s position on each of such issues was reasonable, (iv) their agreement, after consulting with their advisors, that many of Naphtha’s internal assumptions and valuation methodologies were fair and in fact favorable to the Company, (v) they believed, based on a number of factors, including the statements from Naphtha’s representatives and the duration and tenor of negotiations, the Final Proposal was the highest price that Naphtha would be willing to offer, and that further negotiation ran the risk that Naphtha might be unable or unwilling to enter a proposed transaction, in which event the unaffiliated stockholders would lose the opportunity to accept the premium being offered. Following this discussion, the Special Committee approved proceeding with negotiations on definitive agreements on the basis of the Final Proposal. The Special Committee, representatives from each of Duff & Phelps and NRF then returned to the meeting, advised representatives from Naphtha of the Special Committee’s decision and the parties collectively discussed process and next steps.

On April 11, 2019, the Special Committee held a telephonic meeting, which representatives from each of Duff & Phelps and NRF attended, to discuss Duff & Phelps’ preparation of its fairness analysis and timeline for delivering its fairness opinion. The Special Committee also held a telephonic meeting among themselves to discuss the in-person negotiations held earlier with Naphtha and the Final Proposal.

On April 12, 2019 and April 16, 2019, Baker Botts sent NRF an initial draft of the Merger Agreement and an initial draft of the Support Agreement, respectively.

On May 2, 2019 and May 4, 2019, the Special Committee, along with representatives from each of NRF and Duff & Phelps met telephonically to discuss Baker Botts’ initial drafts of the Merger Agreement and Support Agreements. Representatives from NRF reviewed with the Special Committee the key provisions of the Merger Agreement. The Special Committee asked questions of NRF throughout the meeting and suggested revisions to the Merger Agreement. The Special Committee’s questions included inquiries regarding the mechanics of the Merger Agreement and how the draft from Baker Botts compared to merger agreements in comparable transactions. The Special Committee directed NRF to send the revised versions of each of the Merger Agreement and Support Agreement to Baker Botts as soon as NRF completed its revisions and incorporated the Special Committee’s comments.

On May 8, 2019, representatives from NRF sent the revised Merger Agreement to Baker Botts. The following day representatives from NRF sent Baker Botts the revised Support Agreement.

On May 9, 2019, representatives from NRF discussed certain provisions of the revised Merger Agreement with representatives from Baker Botts, including, among other things, NRF’s addition of (i) a representation by the Purchaser Parties with respect to certain disclosures made to the Special Committee in connection with the negotiations, (ii) a corresponding indemnity for liabilities arising out of any inaccuracies or breach of such representation and (iii) a condition to the Company’s obligation to close being subject to payment of certain transaction expenses. During that telephonic meeting, representatives from Baker Botts also indicated that NRF’s comments to the Support Agreement were acceptable in all material respects. On May 10, 2019, representatives from Baker Botts met telephonically with Messrs. Lendner and Saar and Mrs. Lendner to discuss NRF’s draft of the Merger Agreement. Based on the discussions with the representatives from NRF and the representatives from Naphtha, Baker Botts sent a revised draft of the Merger Agreement to representatives from NRF which, among other revisions, removed the added representation and related indemnification obligation of the Purchaser Parties and replaced the added closing condition with a new covenant obligating payment of the transaction expenses by the Company and the Purchaser Parties.

Throughout the week of May 13, 2019, the Special Committee extensively reviewed the terms of the Merger Agreement and NRF, as counsel to the Special Committee, and Baker Botts, as counsel to Naphtha, continued to negotiate the terms of the Merger Agreement. Included in these negotiations were negotiations regarding the terms of the no-shop provision, the definition and scope of both “intervening event” and “superior proposal”, the ability of the Company to effect a “change in recommendation,” the closing condition relating to appraisal rights and the termination provisions. Based on the negotiations, Baker Botts delivered revised drafts of the Merger Agreement to NRF on each of May 15, 2019 and May 17, 2019. The Company’s Bylaws provided for the indemnification of the members of the Board to the maximum extent authorized by the DGCL, which permits contracts between the Company and its directors with respect to indemnification, and since each member of the Board would be a third party beneficiary to the Merger Agreement, in recognition of and in addition to such indemnification, on May 17, 2019, representatives from NRF informed Baker Botts that the members of the Board (other than Mr. Tsuff) had requested that the Company and Purchaser Parties enter into a stand-alone indemnification agreement with, and for the benefit of, each such member, to provide for indemnification and advancement of expenses on terms substantially similar to those already provided in the Merger Agreement. NRF subsequently provided a draft of the form of indemnification agreement to Baker Botts which provided for certain ongoing indemnification obligations of Parent, NHL and the surviving corporation, and coverage under directors’ and officers’ liability insurance policies for the director party thereto, on terms substantially similar to those provided in the Merger Agreement. On May 18, 2019, representatives from Baker Botts confirmed to representatives of NRF that the proposed indemnification agreements were acceptable to Naphtha. For a summary of the indemnification agreements, see “Special Factors—Interests of Isramco’s Directors and Executive Officers in the Merger—Indemnification/Insurance” beginning on page 57.

Throughout May 18, 2019 and May 19, 2019, NRF and Baker Botts finalized the disclosure schedules of the Merger Agreement. On May 19, 2019, Baker Botts provided Naphtha copies of the final form of the Merger Agreement, the Support Agreement and the form of indemnification agreement and NRF provided the same to the Special Committee and our Board along with a summary of the key terms of the Merger Agreement for their review. For a detailed summary of the Merger Agreement, see “The Merger Agreement” beginning on page 76, for a detailed summary of the Support Agreement, see “Agreements With Purchaser Group Members Involving Common Stock—Support Agreement” beginning on page 98.

On May 20, 2019, Mr. Saar, on behalf of the Purchaser Parties, confirmed to the Special Committee and representatives NRF and Duff & Phelps, an email confirming that the information provided by the Purchaser Parties in the course of the negotiation with respect to the Company’s overriding royalty interest (“ORRI”) in Tamar and the market risks and challenges for Tamar was provided in good faith and, that to the Purchaser Parties’ knowledge, (a) represented accurate information as of its date and (b) did not omit any material information in their possession that would have reasonably supported a higher valuation. Mr. Saar also clarified that such information included market and industry data and forecasts, some of which had been derived from industry and other third party sources and that since Naphtha was not operating the Tamar Field and it relied on the operator for information with respect to the field, which was not independently verified by Naphtha.

On May 20, 2019, the Special Committee, along with its legal and financial advisors, met telephonically and discussed, among other things, the status of negotiations with Naphtha. Duff & Phelps reviewed with the Special Committee its financial analysis of the Merger Consideration and delivered an oral opinion, confirmed by delivery of a written opinion dated May 20, 2019, to the Special Committee to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion, the Merger Consideration to be received by holders of Common Stock (other than the Purchaser Parties, and without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a holder of Common Stock) pursuant to the Merger Agreement was fair, from a financial point of view, to such unaffiliated holders. Representatives from NRF reviewed the principal terms of the Merger Agreement, and the Support Agreement with the Special Committee. The Special Committee and representatives from NRF also discussed that the Merger Agreement included a closing condition requiring that the Merger Agreement be approved by the holders of a majority of the unaffiliated shares.

Following this review and discussion, the Special Committee expressed its unanimous view that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, were advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, other than the Purchaser Group and any Section 16 Officers, and thus that it would recommend approval of the Merger Agreement and the transactions contemplated thereby, including the merger, by the Company’s Board. For the basis of the Special Committee’s determination in this regard, please see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—The Special Committee” beginning on page 23.

Following the meeting of the Special Committee, our Board (with Mr. Tsuff recusing himself) met telephonically with representatives from NRF, and Messrs. Francis and James, to receive and discuss the Special Committee’s recommendation concerning the Final Proposal. At this meeting, Messrs. Francis and James and representatives from NRF reviewed with our Board the terms of each of the definitive Merger Agreement and Support Agreement as well as resolutions to be considered by our Board. The Special Committee recommended to our Board that it approve the Merger Agreement, the transactions contemplated by the Merger Agreement and related matters. Messrs. Francis and James then removed themselves from the meeting. Following the Special Committee’s recommendation and the Board’s own discussions and deliberations, the Board approved the Merger Agreement and the transactions contemplated thereby, including the merger. The Board determined, on behalf of the Company, that the Merger Agreement and the transactions contemplated thereby, including the merger, were advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, other than the Purchaser Group and any Section 16 Officers, and resolved to recommend to the Company’s stockholders that they approve the adoption of the Merger Agreement. For the basis of the Board’s determination in this regard, please see “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger—Recommendation of the Board” beginning on page 28.

Contemporaneously with the meeting of the Board, the board of directors of Naphtha met to review and discuss the final forms of the Merger Agreement and the Support Agreement, and the transactions contemplated thereby, including the merger. Following such discussion, the Naphtha board approved the Merger Agreement, the Support Agreement and the transactions contemplated thereby, including the merger.

Later that day, the Merger Agreement was executed by the Company and the Purchaser Parties, the Support Agreement was executed by the Company, NHL, Parent, and Mr. Tsuff, and each director of the Company (other than Mr. Tsuff) entered into an indemnification agreement with the Company and the Purchaser Parties. Following the closing of trading on the U.S. public stock markets, the Company issued a press release announcing the execution of the Merger Agreement, the Support Agreement and the entry into the indemnification agreements.

Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger

Both the Special Committee and our Board believe, based on their consideration of the factors described below, that the Merger Agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair to the Company’s unaffiliated stockholders.

The Special Committee

The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated the merger, the terms and conditions of the Merger Agreement and the transactions contemplated thereby. Over the course of approximately 11 months, the Special Committee held numerous meetings (telephonically and in person) related to the merger and the other transactions contemplated thereby and led negotiations with the Purchaser Group. At a meeting held on May 20, 2019, the Special Committee, on behalf of the Company, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company and its stockholders (other than members of the Purchaser Group and any Section 16 Officers). The Special Committee also unanimously recommended that the Board (i) approve, adopt and declare advisable the Merger Agreement and the transaction documents and the transactions contemplated thereby, including the merger, and (ii) recommend that the stockholders of Company approve the adoption of the Merger Agreement.

In evaluating the merger, the Merger Agreement and the other transactions contemplated thereby, the Special Committee consulted with the Special Committee’s independent legal and financial advisors, consulted with the Company’s management and considered a number of factors, including, but not limited to, the following potentially positive factors (which are not intended to be exhaustive and are not listed in any relative order of importance):

●

the fact that the Merger Consideration consists solely of cash, providing the Company’s unaffiliated stockholders with certainty of value and liquidity upon consummation of the merger, particularly in light of the limited trading volume of the Common Stock and the risks and uncertainties relating to the Company’s prospects and the market, economic and other risks, including uncertainties and risks regarding the arbitration proceedings related to the Tamar Field, and uncertainties inherent in owning an equity interest in a public company;

●

the Special Committee’s understanding, following discussions with the Company’s management, of the Company’s business, assets, financial condition and results of operations, its competitive position, its strategic options and prospects and the risks involved in achieving those prospects, its historical and projected financial performance and the nature of the industry in which the Company competes, and current industry, economic and market conditions, both on a historical basis and on a prospective basis, which, in the Special Committee’s belief, made the potential transaction desirable at this time;

●

the current and historical market prices for the Common Stock, including the market performance of the Common Stock relative to those of other participants in the Company’s industry and general market indices, including the fact that the Merger Consideration of $121.40 per share represents an approximate premium of:

o

18.9% over the closing price of the Common Stock of $102.10 on March 21, 2018, the last trading day prior to the public disclosure that Naphtha was in preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of the Common Stock not already owned by Naphtha and its affiliates;

o	10.0% over the $110.36 purchase price per share initially offered by Naphtha;

o	8.9% over the closing price of the Common Stock of $111.50 on May 20, 2019, the last trading day prior to the public announcement of the Merger Agreement; and

o	4.6% over the 30 trading-day average price of the Common Stock as of May 20, 2019, the last trading day prior to the public announcement of the Merger Agreement;

●

the extensive negotiations with respect to the Merger Consideration which led to an increase from $110.36 per share to $121.40 per share, and the Special Committee’s determination that $121.40 per share was the highest price that Naphtha would be willing to offer, with the Special Committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the Special Committee and its advisors, and that further negotiation ran the risk that Naphtha might determine to revoke or reduce its offer, or be unable or unwilling to enter into the Merger Agreement and the transactions contemplated thereby, including the merger, in which event the unaffiliated stockholders would lose the opportunity to accept the premium being offered;

●

the belief of the Special Committee that the Merger Consideration being offered by Naphtha was the most favorable price that could be obtained for the unaffiliated shares, taking into account that the Company had not received any offer from any third party since it’s receipt of the proposal letter from Naphtha, which was announced via press release on January 8, 2019 and filed with the SEC on the same date and that such offer would be unlikely because such unaffiliated shares represent a minority of the shares outstanding, which is less attractive to investors when the majority owners have stated that it is not willing to sell its “controlling” position;

●

the financial analysis reviewed by Duff & Phelps with the Special Committee as well as the oral opinion of Duff & Phelps rendered to the Special Committee on May 20, 2019 (which was confirmed by delivery of Duff & Phelps’ written opinion, dated May 20, 2019, to the Special Committee), as to the fairness, from a financial point of view and as of such date, of the Merger Consideration to be received by holders of Common Stock (other than the Purchaser Parties, and without giving effect to any impact of the merger on any particular stockholder other than in its capacity as a holder of Common Stock), which financial analysis and conclusion the Special Committee adopts as its own. See “—Opinion of Duff & Phelps, Financial Advisor to the Special Committee”;

●

the Special Committee’s review of the structure of the Merger Agreement, and the financial and other terms of the Merger Agreement, including, among others, the following specific terms of the Merger Agreement:

o

the non-waivable requirement that the Merger Agreement be adopted by the holders of a majority of outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officer;

o

the limited and customary conditions to the parties’ obligations to complete the merger, and the commitment by Company, Naphtha, NHL and Parent to use their reasonable best efforts to take or cause to be taken all actions to consummate and make effective the merger and the other transactions contemplated by the Merger Agreement, including all actions necessary to obtain applicable regulatory approvals;

o

the fact that in the event of the failure of the merger to be completed under certain circumstances, Parent will pay the Company a $1.5 million expense reimbursement, as described in the section entitled “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions”;

o

subject to compliance with the terms of the Merger Agreement and prior to the Requisite Stockholder Approval, the ability of the Company to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited Acquisition Proposal that is or could lead to a Superior Proposal, as further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”;

o

the ability of the Board or an Independent Committee, subject to certain conditions, to change its recommendation that the Company’s stockholders adopt the Merger Agreement, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”;

o	the customary nature of the representations, warranties and covenants of Naphtha, NHL, Parent and Merger Sub in the Merger Agreement;

o	the fact that the Purchaser Parties are required to deliver sufficient funds for timely payment of Merger Consideration to the paying agent immediately prior to the effective time of the merger; and

o	the absence of a financing condition in the Merger Agreement and the likelihood that the Purchaser Parties will be able to obtain funds sufficient to fund the Merger Consideration upon the Closing;

●

the fact that under the Support Agreement, NHL, Parent, and Mr. Haim Tsuff have agreed to vote (or cause to be voted) all shares of Common Stock beneficially owned by them in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, as further described in the section entitled “Agreements with Purchaser Group Members Involving Common Stock—Support Agreement”;

●

the fact that the Company’s management did not negotiate or enter into any contracts (including as to post-closing employment) with Naphtha or its affiliates in connection with the execution of the Merger Agreement or during the course of the Special Committee’s negotiations with Naphtha;

●

the strategic review and discussion undertaken by the Special Committee with the assistance of their independent legal and financial advisors, which involved the evaluation of multiple options, including Isramco’s stand-alone business plan and the risks related to the Tamar Field cash flow, as well as the uncertainties surrounding the arbitration proceedings regarding the payout of the Tamar Field; and

●

the availability of appraisal rights under Delaware law to the Company’s stockholders who do not vote in favor of the proposal to adopt the Merger Agreement, properly demand appraisal of their shares of Common Stock and otherwise comply with all of the requirements under Section 262 of the DGCL, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement.

The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger and to permit the Special Committee to represent effectively the interests of the unaffiliated stockholders. These procedural safeguards, which are not intended to be exhaustive and are not listed in any relative order of importance are discussed below:

●	the Special Committee consisted and consists of solely independent directors not affiliated with Naphtha or any member of the Purchaser Group;

●

in considering the merger and the other transactions contemplated by the Merger Agreement, the Special Committee acted solely to represent the interests of the unaffiliated stockholders, and the Special Committee had independent control of the extensive negotiations with Naphtha and its legal advisors on behalf of such unaffiliated stockholders;

●

the Special Committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Naphtha and the transactions contemplated by the Merger Agreement or any alternative to the Naphtha proposal, including any decision not to enter into any transaction at all, from the date the Special Committee was established, and no evaluation, negotiation or response regarding the transactions or any documentation in connection therewith from that date forward was considered by the Board for approval unless the Special Committee had recommended such action to the Board;

●	the Special Committee’s independent legal and financial advisors were involved throughout the process and updated the Special Committee directly and regularly;

●	the recognition by the Special Committee that it had no obligation to recommend the approval of the merger proposal by the Purchaser Group or any other transaction;

●	the fact that Naphtha conditioned its January 8, 2019 offer on the approval of the merger by the Special Committee before moving forward with the merger;

●

the fact that, as a condition to the closing of the merger, the Merger Agreement must be adopted not only by the affirmative vote of the holders of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors, but also by the holders of a majority of outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officer, which allows for an informed vote by the stockholders on the merits of the merger;

●

the fact that the Company may under certain circumstances terminate the Merger Agreement in order to enter into an agreement relating to a Superior Proposal, as described in the section entitled “The Merger Agreement—Other Covenants and Agreements—No Solicitation”; and

●

the fact that the Special Committee met numerous times to evaluate the Naphtha proposal, the merger and related matters, and during these meetings, the Special Committee extensively deliberated and discussed the advantages and disadvantages of the merger.

The Special Committee also considered a variety of uncertainties, risks and potentially negative factors in its deliberations concerning the merger, including the factors discussed below, concerning the Merger Agreement and the merger (which are not intended to be exhaustive and are not listed in any relative order of importance):

●

the fact that subsequent to the merger, the Company will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent our stockholders (other than members of the Purchaser Group) from participating in any value creation the business may generate, as well as any future appreciation in our value;

●

the fact that Purchaser Group, which collectively beneficially holds approximately 73.01% of the total outstanding shares of the Common Stock, expressed an unwillingness to consider a sale of such shares to any third party or to vote in favor of any alternative sale, merger or similar transaction involving the Company, which (i) made the Special Committee believe that it was less likely that any transaction with a third party could be completed at this time, (ii) may have discouraged, and may in the future discourage, third parties from submitting competing transaction proposals with terms and conditions, including price, that may be superior to the merger and (iii) influenced the decision of the Special Committee not to conduct an auction process or solicit interest from third parties for the acquisition of the Company;

●

the fact that the Company may be required, under certain circumstances, to pay Parent an expense reimbursement fee of $1.5 million, as described in the section entitled “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions”;

●

the fact that we will be prohibited from soliciting, initiating, or knowingly facilitating or knowingly encouraging the submission of an alternative acquisition proposal (however, the Company will be able to respond to and engage in discussions of certain unsolicited acquisition proposals, subject to certain conditions, if the Board or an Independent Committee determines in good faith that such proposals are or could lead to superior proposals, such proposals did not result from the Company’s material breach of its obligations under such non-solicitation provisions of the Merger Agreement (other than any such breach caused by a Purchaser Party) and, if the Board or an Independent Committee determines, after consultation with its counsel, that the failure to take action concerning such proposals would be inconsistent with its fiduciary duties under applicable law);

●

the fact that the Purchaser Parties’ obligation to consummate the merger is subject to the condition that no more than 8% of the outstanding shares of Common Stock immediately prior to the closing of the merger are dissenting shares;

●

the fact that the Company’s directors, officers and employees have expended and will expend extensive efforts attempting to complete the transactions contemplated by the Merger Agreement and such persons have experienced and will experience distractions from their work during the pendency of such transactions;

●	the fact that we have incurred and will continue to incur substantial expenses related to the merger, including in connection with potential litigation related to the merger;

●

the fact that under the terms of the Merger Agreement, we have agreed that we will conduct our business in the ordinary course consistent with past practices, and that subject to Parent’s consent, we will not take a number of specific actions related to the conduct of our business and the possibility that these terms may limit our ability to pursue business opportunities that we would otherwise pursue;

●	the taxability of an all cash transaction to the Company’s unaffiliated stockholders that are U.S. holders for U.S. federal income tax purposes;

●	the possibility that the Purchaser Group may be unable or unwilling to complete the merger; and

●

the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the Company’s stockholders.

After considering the foregoing potentially negative and potentially positive factors, the Special Committee concluded that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits that it expected the holders of unaffiliated shares would achieve as a result of the merger.

The foregoing discussion of information and factors considered by the Special Committee is not intended to be exhaustive and may not include all of the factors considered by the Special Committee. In view of the wide variety of factors considered by the Special Committee, the Special Committee found it impracticable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee adopted Duff & Phelps’ opinion and analyses, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement, including the merger. The Special Committee recommended that the Board approve, and the Board approved, the Merger Agreement based upon the totality of the information presented to it. It should be noted that this explanation of the reasoning of the Special Committee and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

The Special Committee did not consider the liquidation value of the Company’s assets because the Special Committee considers the Company to be a viable going concern business that will continue to operate regardless of whether the merger is consummated, where value is derived from cash flows generated from its continuing operations. In addition, the Special Committee believes that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value for various reasons, including that liquidation sales generally result in proceeds substantially less than the sales of a going concern and that an ongoing operation has the ability to continue to earn profit, while a liquidated company does not, such that the “going-concern value” will be higher than the “liquidation value” of a company because the “going concern value” includes the liquidation value of a company’s tangible assets as well as the value of its intangible assets, such as goodwill. Furthermore, the Company has no intention of liquidation and the merger will not result in the liquidation of the Company. The Special Committee believes the analyses and additional factors it reviewed provided an indication of the Company’s general going concern value. The Special Committee also considered the historical market prices of the Common Stock. The Special Committee did not seek to determine a specific pre-merger going concern value for the Common Stock to determine the fairness of the Merger Consideration to the Company’s unaffiliated stockholders. The Special Committee considered the financial analyses regarding Isramco prepared by Duff & Phelps and reviewed and discussed by Duff & Phelps with the Special Committee as an indication of the general going concern value of the Company; however, no specific going concern value was calculated and no specific going concern value was considered to determine the fairness of the Merger Consideration to the unaffiliated stockholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Common Stock, the Merger Consideration represented a premium to the going concern value of the Company. The Special Committee was not aware of any firm offer made by any unaffiliated person, during the two years prior to the date of Merger Agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company. Further, the Special Committee did not consider net book value, which is an accounting concept, as a factor because it believes that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in that industry.

Neither the Special Committee nor a majority of the directors of the Company who are not employees of the Company retained an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the Merger Agreement and the merger. The Special Committee and the directors of the Company who are not employees of the Company believe that it was not necessary to retain an unaffiliated representative because the Special Committee was charged with representing the interests of the unaffiliated stockholders and the Company, the Special Committee consisted solely of directors who are not officers or controlling stockholders of Isramco or any of the Purchaser Group Members, the Special Committee engaged its own financial and legal advisors to act on its behalf and was actively involved in deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders.

Recommendation of the Board

The Board consists of six directors. On May 20, 2019, based in part on the unanimous recommendation of the Special Committee, as well as on the basis of the other factors described above, the Board unanimously (with Mr. Haim Tsuff recusing himself because of his membership in the Purchaser Group) on behalf of the Company:

●

determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Isramco and Isramco’s stockholders, other than the Purchaser Group and any Section 16 Officers;

●	approved the Merger Agreement and the transactions contemplated thereby, including the merger, and

●	resolved to recommend that Isramco’s stockholders approve the adoption of the Merger Agreement.

The Board (with Mr. Haim Tsuff recusing himself because of his membership in the Purchaser Group) unanimously recommends that you vote “FOR” the adoption of the Merger Agreement.

Our Board, on behalf of the Company, believes, based on their considerations of the factors described above, that the Merger Agreement and the transactions contemplated by it, including the merger, are substantively and procedurally fair, to the Company’s unaffiliated stockholders. In adopting the Special Committee’s recommendations and concluding, on behalf of the Company, that the Merger Agreement and the transactions contemplated by it, including the merger, are in the best interests of the Company and the unaffiliated stockholders, our Board consulted with outside legal advisors, considered and relied upon the same factors and considerations that the Special Committee relied upon, as described above, and adopted as its own analysis the Special Committee’s analyses and conclusions in their entirety (including Duff & Phelps’ opinion and analyses which were adopted by the Special Committee). The Board is not aware of any firm offer made by any unaffiliated person, during the two years prior to the date of Merger Agreement for (i) the merger or consolidation of the Company with another company, or vice versa, (ii) the sale or transfer of all or any substantial part of the Company’s assets, or (iii) a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Opinion of Duff & Phelps, Financial Advisor to the Special Committee

The Company engaged Duff & Phelps to serve as an independent financial advisor to the Special Committee (solely in its capacity as such) to (i) provide independent financial advisory services to the Special Committee and (ii) render an opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Company’s Common Stock (other than the Purchaser Parties), other than (i) Common Stock to be cancelled pursuant to Section 3.1(c) of the Merger Agreement, (ii) Common Stock owned by NHL or Parent, and (iii) dissenting shares in the merger (without giving effect to any impact of the merger on any particular stockholder, other than in its capacity as a holder of Common Stock).

On May 20, 2019, Duff & Phelps delivered its oral opinion, subsequently confirmed in writing, on such date (which was subsequently orally communicated to the full Board of Directors of the Company (excluding Haim Tsuff, who recused himself from the process because of his membership in the Purchaser Group)) that, as of such date and based upon and subject to the assumptions, qualifications and limiting conditions contained in the opinion and discussed with the Special Committee, the Merger Consideration to be received by the holders of Common Stock (other than the Purchaser Parties), other than (i) Common Stock to be cancelled pursuant to Section 3.1(c) of the Merger Agreement, (ii) Common Stock owned by NHL or Parent, and (iii) dissenting shares in the merger was fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular stockholders other than in its capacity as a stockholder).

The full text of Duff & Phelps’ opinion is attached as Annex B to this proxy statement and is incorporated herein by reference. The full text of the opinion sets forth a description of the assumptions made, procedures followed, matters considered and qualifications and limitations in rendering the opinion. We urge you to read Duff & Phelps’ opinion carefully and in its entirety.

Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the merger. The opinion (i) did not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or merger; (ii) did not address any transaction related to the merger; (iii) was not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) did not indicate that the Merger Consideration received is the best possibly attainable under any circumstances. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which the opinion is based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party. Duff & Phelps did not review or advise the Special Committee with respect to any alternative transaction.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of the opinion included, but were not limited to, the items summarized below:

1.     Reviewed the following documents:

a)

The Company’s annual reports, including its audited financial statements, on Form 10-K filed with the SEC for the years ended December 31, 2013 through December 31, 2018 and the Company’s unaudited interim financial statements for the three months ended March 31, 2019 included in the Company’s Form 10-Q filed with the SEC;

b)

Unaudited segment and pro forma financial information for the Company for the three months ended March 31, 2019, which the Company’s management identified as being the most current financial statements available;

c)

A reserve report, prepared by Netherland, Sewell & Associates, Inc., estimating the proved, probable, and possible reserves and future revenue, to the Isramco Negev 2 Limited Partnership working interest in certain gas properties located in Tamar and Tamar Southwest Fields, Tamar Lease I/12, offshore Israel, as of December 31, 2018 (the “Tamar Reserve Report”);

d)

A reserve report, prepared by Cawley, Gillespie & Associates, Inc., including estimates of proved developed producing reserves and forecasts of economics attributable to Isramco Energy, LLC, Isramco Resources, LLC, and Jay Petroleum, L.L.C., as of December 31, 2018 (the “Cawley Reserve Report”);

e)	A report prepared by Pearl Cohen Zedek Latzer Barata LLP for the Special Committee, reviewing the arbitration between Isramco and Isramco Negev 2, dated as of March 26, 2019;

f)

Other internal documents relating to the history, current operations, and probable future outlook of the Company, including various segment-level and subsidiary-level financial projections, provided to Duff & Phelps by management of the Company, including Tamar Royalties, LLC (the “Tamar Royalties Projections”), Isramco Energy, LLC (the “Isramco Energy Projections”), Isramco Resources, LLC (the “Isramco Resources Projections”), Jay Petroleum, L.L.C., (the “Jay Petroleum Projections”), and the Company’s Production Services segment (the “Production Services Projections”, and together with the Tamar Royalties Projections, the Isramco Energy Projections, the Isramco Resources Projections, and the Jay Petroleum Projections, the “Isramco Projections”) and financial projections provided to Duff & Phelps by representatives of Naphtha (the “Naphtha Projections”); and

g)	A draft of the Merger Agreement, dated May 20, 2019;

2.	Discussed the information referred to in 1.a, 1.b, 1.c, 1.d, 1.e, and 1.f above with management of the Company;

3.	Reviewed the historical trading price and trading volume of the Common Stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses including a discounted cash flow analysis and analysis of selected public companies that Duff & Phelps deemed relevant;

5.	Conducted an analysis of the proposed financial terms of the merger with the financial terms of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In its analyses, and rendering its opinion with respect to the merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:

●

Relied upon and assumed the accuracy, completeness, and fair presentation of all financial, tax, legal, regulatory, accounting, and other information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

●

Assumed that any estimates, evaluations, forecasts, the Isramco Projections and the Naphtha Projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expressed no opinion with respect to such Isramco Projections or such Naphtha Projections or the underlying assumptions and notes that projecting future results of any company is inherently subject to uncertainty;

●	Assumed that the final versions of all documents, including the Merger Agreement, conform in all material respects to the draft versions reviewed by Duff & Phelps;

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Assumed that all of the conditions required to implement the merger will be satisfied and that the merger would be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, in either case that would be material to the opinion; and

●

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the merger.

In Duff & Phelps’ analyses and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.

Duff & Phelps delivered its written opinion on May 20, 2019. The opinion was necessarily based upon the information made available to Duff & Phelps as of the date of the opinion and market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of Duff & Phelps after the date of the opinion, or to update, revise, or reaffirm the opinion after the date of the opinion.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps was not requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the sale of all or any part of the Company or any other alternative transactions to the merger.

Duff & Phelps did not express any opinion as to the market price or value of the Common Stock (or anything else) before or after the announcement or the consummation of the merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal, tax, or accounting matter.

In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature or any other aspect of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of Common Stock (other than the Purchaser Parties), or with respect to the fairness of any such compensation. In addition, the opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock.

Summary of Financial Analyses by Duff & Phelps

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with providing its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its May 20, 2019 presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances. Therefore, neither the opinion nor Duff & Phelps’ underlying analysis is susceptible to partial analyses or summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps’ analyses must be considered as a whole and selecting portions of its analyses and of the factors considered by it in rendering the opinion, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying the opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.

Duff & Phelps’ analyses were prepared using the Isramco Projections provided by management of the Company as the basis of its opinion. For more information regarding the use of projections, please see “Special Factors—Projected Financial Information” beginning on page 47.

The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses undertaken by Duff & Phelps. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.

Sum-of-the-Parts Analysis

Based on its professional experience, Duff & Phelps performed a sum-of-the-parts valuation analysis of the Company using various valuation methodologies, as described below.

Tamar Royalties

Isramco, through its fully-owned subsidiary, Tamar Royalties, owns an ORRI from Isramco Negev 2’s 28.75% working interest in the Tamar Field, equivalent to 1.5375%, which will increase to 2.7375% after payout, in each case subject to wellhead adjustment. An ORRI is an ownership interest in the oil and gas leasehold estate equating to a certain percentage of production or production revenues, calculated free of the costs of production and development of the underlying lease(s), but subject to its proportionate share of certain post production costs. An ORRI is a non-possessory interest in the oil and gas leasehold estate and, accordingly, Isramco has no control over the operations, drilling, expenses, timing, production, sales, or any other aspect of development or production of the Tamar Field.

Duff & Phelps performed a discounted cash flow analysis based on the Tamar Royalties Projections, specifically excluding selling, general, and administrative (“SG&A”) expenses, using the projected unlevered free cash flows of Tamar Royalties for the fiscal years (“FY”) ending December 31, 2019 through December 31, 2058 to derive the estimated asset value for Tamar Royalties. Duff & Phelps defined “free cash flow” as cash that is available to distribute to all security holders of Tamar Royalties. The discounted cash flow analysis was used to determine the net present value of projected unlevered free cash flows utilizing an appropriate cost of capital for the discount rate, which reflects the relative risk associated with the Tamar Royalties Projections cash flows as well as the rates of return that investors could expect to realize on alternative investment opportunities with similar risk profiles to Tamar Royalties.

Duff & Phelps calculated Tamar Royalties’ projected unlevered free cash flows for each of its (i) Proved Reserves, (ii) Probable Reserves, and (iii) Possible Reserves by taking their respective projected ORRI revenues before petroleum levy, subtracting the petroleum levy to arrive at the projected ORRI revenues after petroleum levy, and subtracting corporate taxes at the Israeli statutory rate of 23.0%. The resulting unlevered free cash flows were discounted at a weighted average cost of capital (“WACC”) range of 7.25% to 9.25%, including a specific country risk premium attributable to Israel, and utilizing 14 publicly traded companies in the Oil and Gas Exploration and Production industry, consisting of Royalty Interest Public Companies and Israeli Public Companies, that Duff & Phelps deemed relevant to its analysis. The companies which were utilized in the calculation of the WACC for Tamar Royalties were:

Royalty Interest Public Companies:

●	Black Stone Minerals, L.P.
●	Dorchester Minerals, L.P.
●	Permian Basin Royalty Trust
●	Sabine Royalty Trust
●	San Juan Basin Royalty Trust
●	Viper Energy Partners LP

Israeli Public Companies:

●	Alon Natural Gas Exploration Ltd.
●	Delek Drilling – Limited Partnership
●	Delek Royalties (2012) Ltd
●	Energean Oil & Gas plc
●	Isramco, Inc.
●	Isramco Negev 2 Limited Partnership
●	Naphtha Israel Petroleum Corp. Ltd.
●	Tamar Petroleum Ltd

Duff & Phelps’ discounted cash flow analyses indicated the following asset values for each of the Proved, Probable, and Possible Reserves of Tamar Royalties, on both an unrisked and a risked basis:

	Unrisked				Risked
($ in thousands)	Low	Mid	High	Risking (1)	Low	Mid	High
Proved Reserves	$277,000	$295,000	$316,000	100.0%	$277,000	$295,000	$316,000
Probable Reserves	28,000	35,000	44,000	50.0%	14,000	17,500	22,000
Possible Reserves	12,000	16,000	22,000	10.0%	1,200	1,600	2,200
Total Asset Value – Tamar Royalties	$317,000	$346,000	$382,000		$292,200	$314,100	$340,200

(1)	Risking per Society of Petroleum Engineers (“SPE”) guidelines and discussions with Company management

Tamar Arbitration

The Tamar Arbitration relates to a disagreement between the Company and Isramco Negev 2 as to which costs should be included in the calculation of the payout of the Tamar Field, after the occurrence of which Isramco Negev 2 is entitled to a higher percentage of the ORRI. The disagreement stems from the fact that the agreements governing the creation of the ORRI were formulated in the 1980s and do not have a clear and unequivocal definition as to what costs should be included in the calculation of the payout.

Isramco Negev 2 estimates that the total scope of the ORRI, as at December 31, 2018, in disagreement is approximately $73 million, before taxes. Under the terms of the agreements creating the ORRI, the dispute is subject to arbitration in Israel. The Company believes the claims of Isramco Negev 2 are contrary to generally accepted industry practice and expects that the matter will be resolved favorably through the arbitration process; however, the Company cannot be assured of a favorable result. Accordingly, Isramco continues to receive royalty payments at the lower rates as if the Investment Repayment Date (as defined under the Company’s term loan credit agreement with Deutsche Bank Trust Company Americas, as facility agent for the lenders and as collateral agent for the secured parties, and with the lenders party thereto), which is referred to as the payout date, has not occurred. Isramco believes the payout date to be around the middle of 2015, while Isramco Negev 2 believes it to be around early 2019.

Duff & Phelps did not make any assessment with respect to the likelihood of any particular outcome of the arbitration, and assumed a range of total potential proceeds to the Company from the arbitration of $0 to $56.2 million, after taxes, with a midpoint of $28.1 million, based on the estimated total amount of the ORRI subject to the disagreement of $73.0 million provided by the Company and deducting taxes at the Israeli statutory rate of 23.0%.

U.S. Oil and Gas Exploration and Production Segment

Duff & Phelps performed discounted cash flow analyses for each of Isramco Resources, Isramco Energy, and Jay Petroleum, which collectively comprise Isramco’s U.S. Oil and Gas Exploration and Production Segment, based on the Isramco Resources Projections, the Isramco Energy Projections, and the Jay Petroleum Projections, respectively. The Isramco Resources Projections, Isramco Energy Projections, and Jay Petroleum Projections were based on the Company’s forecasts, as of December 31, 2018, for future prices of oil, gas, and natural gas liquids (“NGL”), which fluctuate on both a long- and short-term basis. The discounted cash flow analyses were used to determine the net present value of projected unlevered free cash flows utilizing a cost of capital for the discount rate, which reflects the relative risk associated with these respective cash flows as well as the rates of return that investors could expect to realize on alternative investment opportunities with similar risk profiles to each of Isramco Resources, Isramco Energy, and Jay Petroleum.

Duff & Phelps calculated unlevered free cash flows for each of Isramco Resources, Isramco Energy, and Jay Petroleum by taking estimated earnings before interest and taxes and subtracting capital expenditures, for (i) the period from FY2019 through FY2037 and (ii) a separate subtotal for “After”, based on the Cawley Reserve Report. Duff & Phelps utilized a tax rate of 0.0% as many of the prospective buyers for assets such as Isramco Resources, Isramco Energy, or Jay Petroleum are other pass-through entities and working capital requirements of 0.0%, as provided by Company management. The resulting cash flows were discounted at a WACC range of 8.25% to 10.25%, utilizing nine publicly traded companies in the Oil and Gas Exploration and Production industry that Duff & Phelps deemed relevant to its analysis, which companies were:

Oil and Gas Exploration and Production Public Companies:

●	Abraxas Petroleum Corporation
●	Carrizo Oil & Gas, Inc.
●	EP Energy Corporation
●	Laredo Petroleum, Inc.
●	Lonestar Resources US Inc.
●	Matador Resources Company
●	Parsley Energy, Inc.
●	Penn Virginia Corporation
●	SM Energy Company

The indicated asset value for Isramco’s U.S. Oil and Gas Exploration and Production Segment, inclusive of each of Isramco Resources, Isramco Energy, and Jay Petroleum, resulting from Duff & Phelps’ discounted cash flow analyses is detailed below:

	Indicated Present Value Range
($ in thousands)	Low	Mid	High
Isramco Resources	$18,400	$19,400	$20,500
Isramco Energy	9,900	10,400	10,900
Jay Petroleum	1,250	1,300	1,350
Total U.S. Oil and Gas Exploration and Production	$29,550	$31,100	$32,750

Production Services

Duff & Phelps performed a selected public company analysis for the Company’s Production Services operations. Although none of the selected public companies are directly comparable to the Company’s Production Services segment, Duff & Phelps analyzed the companies set forth below based on their relative similarity to the Company’s Production Services segment, primarily in terms of business model and primary customer end markets.

Oil and Gas Equipment and Services and Oil & Gas Drilling Industries:

●	Basic Energy Services, Inc.
●	C&J Energy Services, Inc.
●	Key Energy Services, Inc.
●	Patterson-UTI Energy, Inc.
●	RPC, Inc.
●	Select Energy Services, Inc.
●	Superior Energy Services, Inc.
●	TETRA Technologies, Inc.

The table below summarizes observed historical and projected financial performance of the Company’s Production Services segment and the selected public companies, as well as multiples of enterprise value to LTM EBITDA, estimated FY2019 EBITDA, estimated FY2020 EBITDA, and LTM Revenue for the selected public companies, in each case as of May 10, 2019. The revenue and EBITDA estimates for FY2019 and FY2020 in the table below for the selected public companies were derived based on information for the twelve months ending closest to the Company’s FY2019 and FY2020 for which information was available. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and equity analyst estimates for the selected public companies, and information provided by the Company for the Company’s Production Services segment. Duff & Phelps determined, in its professional judgment, that certain metrics were not meaningful (which is referred to as NM) with respect to the Company’s Production Services segment.

	Selected Public Companies – Financial Performance
	Production Services	Mean	Median
Revenue Growth
3-YR CAGR	12.7%	7.8%	7.3%
LTM	76.1%	16.8%	11.3%
FY2019E	23.5%	-6.5%	-9.5%
FY2020P	24.1%	11.3%	10.5%
EBITDA Growth
3-YR CAGR	NM	22.8%	26.5%
LTM	NM	31.8%	24.4%
FY2019E	158.8%	-2.6%	-7.7%
FY2020P	58.1%	44.0%	26.6%
EBITDA Margin
3-YR Average	-7.3%	7.9%	10.0%
LTM	4.4%	13.8%	15.2%
FY2019E	9.3%	14.4%	15.2%
FY2020P	11.8%	17.0%	17.6%

Selected Public Companies – Valuation Multiples
	Mean	Median
Enterprise Value as a Multiple of
LTM EBITDA	6.8x	6.1x
FY2019E EBITDA	7.1x	5.9x
FY2020P EBITDA	4.9x	4.8x
LTM Revenue	0.82x	0.82x

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports

Duff & Phelps also reviewed the target companies involved in six selected merger and acquisition transactions listed in the below table. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger, and the availability of public information related to the selected transaction. The selected transactions indicated (i) enterprise value to LTM EBITDA multiples ranging from 4.1x to 18.8x, with a mean of 9.2x and a median of 8.0x, and (ii) enterprise value to LTM revenue multiples ranging from 1.50x to 5.92x, with a mean of 3.58x and a median of 3.10x.

Date of Announcement	Target	Acquiror
March 20, 2019	Red Bone Services LLC	KLX Energy Services Holdings, Inc.
October 22, 2018	Motley Services LLC	KLX Energy Services LLC
July 17, 2018	Seitel, Inc.	Centerbridge Partners, L.P.
January 2, 2018	Archrock Partners, L.P.	Archrock, Inc.
April 24, 2017	Flowchem Ltd.	KMG Chemicals, Inc.
December 12, 2016	Seventy Seven Energy LLC	Patterson-UTI Energy, Inc.

Source: S&P Capital IQ and SEC filings

Duff & Phelps applied multiples of 7.0x to 8.0x and 4.5x to 5.5x to the estimated EBITDA of the Company’s Production Services segment for FY2019 and FY2020 of $3.7 million and $5.8 million, respectively, based on the Production Services Projections provided by the Company, which implied a value for the Production Services segment of $25.8 million to $29.5 million and $26.3 million to $32.1 million for FY2019 and FY2020, respectively. Duff & Phelps averaged these values to arrive, after rounding, at an estimated value for the Company’s Production Services segment of $26.0 million to $31.0 million.

Tamar and Corporate SG&A Expenses

Isramco’s SG&A expenses, consisting of both (i) Tamar Royalties’ SG&A expenses (which SG&A expenses were specifically excluded from the valuation of Tamar Royalties) and (ii) corporate functions, excluding estimated public company costs, which include part of the Audit Fees, part of Sarbanes-Oxley Consultants, part of Legal Fees, Directors’ Fees, Directors’ Insurance, Nasdaq Fees, Public Company Accounting Oversight Board, and 10-Q Filing Fees, for FY2018 of approximately $4.0 million were provided to Duff & Phelps by management of the Company.

In order to determine the ongoing value attributable to Isramco’s SG&A expenses, Duff & Phelps analyzed the below selected public companies, which are referred to herein as the “selected public companies,” in the Oil and Gas Exploration and Production and Integrated Oil and Gas industries.

Oil and Gas Exploration and Production and Integrated Oil and Gas Companies:

●	Black Stone Minerals, L.P.
●	Delek Group Ltd.
●	Diamondback Energy, Inc.
●	Dorchester Minerals, L.P.
●	Falcon Minerals Corporation
●	Freehold Royalties Ltd.

●	Panhandle Oil and Gas Inc.
●	PrairieSky Royalty Ltd.
●	Viper Energy Partners LP

Although none of these selected public companies are directly comparable to the Company, Duff & Phelps analyzed these companies based on their relative similarity to the Company, primarily in terms of business model and primary customer end markets. Duff & Phelps, using publicly available historical financial data and equity research analyst estimates as compiled by Capital IQ, observed multiples of enterprise value to LTM EBITDA, estimated FY2019E EBITDA, estimated FY2020P EBITDA, and LTM Revenue, respectively, for each of the selected public companies. The table below summarizes such analysis.

Selected Public Companies – Valuation Multiples
	Mean	Median
Enterprise Value as a Multiple of
LTM EBITDA	11.8x	11.2x
FY2019E EBITDA	11.5x	10.4x
FY2020P EBITDA	9.8x	9.6x
LTM Revenue	8.60x	8.00x

Duff & Phelps applied a multiple range of 5.5x to 6.5x to the Company’s FY2018A SG&A expenses of approximately $4.0 million, arriving at an implied value range of $22.0 million to $26.0 million for the Company’s SG&A expenses.

Summary of Sum-of-the-Parts Analysis

The range of indicated total asset values for the Company derived from Duff & Phelps’ sum-of-the-parts analysis was approximately $307,771 thousand to approximately $416,181 thousand, as detailed in the table below:

Asset Value
($ in thousands)	Low	Mid	High
Tamar Royalties (1)	$292,200	$314,100	$340,200
Estimated Potential Arbitration Proceeds, After-Tax (2)	0	28,105	56,210
Isramco Resources	18,400	19,400	20,500
Isramco Energy	9,900	10,400	10,900
Jay Petroleum	1,250	1,300	1,350
Production Services	26,000	28,500	31,000
Arrow Assets (3) (4)	4,200	4,200	4,200
Plug and Abandon (4)	(22,179)	(22,179)	(22,179)
Tamar and Corporate SG&A Expenses	(22,000)	(24,000)	(26,000)
Total Asset Value	$307,771	$359,826	$416,181

(1)Excludes SG&A expenses
(2)Assumes range of total potential proceeds to the Company of $0 to $73.0 million, with a midpoint of $36.5 million, and deducts corporate taxes at the Israeli statutory rate of 23.0%.

(3)$4.2 million represents the amount the Company has invested in working capital and the purchase of equipment for a new subsidiary, Arrow Midstream LLC, which is focused on the transportation of liquefied petroleum products, including but not limited to, butane, propane, and similar products.

(4)As of March 31, 2019

Based on the range of indicated total asset value, Duff & Phelps estimated the range of aggregate equity value of the Company to be approximately $271,842 thousand to approximately $380,252 thousand by adjusting the range of total asset values as follows:

●	adding the Company’s cash and restricted equivalents of approximately $33,230 thousand as of March 31, 2019, as provided by the Company’s management;

●	adding the Company’s other net assets of approximately $8,543 thousand as of March 31, 2019, as provided by the Company’s management; and

●	subtracting the Company’s debt of approximately $77,702 thousand, including accrued interest of approximately $1,012 thousand, as provided by the Company’s management as of March 31, 2019.

Summary Conclusion

Based on the foregoing analyses and the number of outstanding shares of Common Stock as of May 20, 2019 of 2,717,648, as provided by the Company’s management, and subject to the assumptions, qualifications, and limiting conditions described in its opinion letter attached hereto as Annex B, the implied value of each share of Common Stock was $100.03 to $139.92, as compared to the Merger Consideration of $121.40. Duff & Phelps noted that the Merger Consideration to be received by the holders of shares of Common Stock (other than the Purchaser Parties, and other than (i) shares of Common Stock to be cancelled pursuant to Section 3.1(c) of the Merger Agreement, (ii) Common Stock owned by NHL or Parent, and (iii) dissenting shares) pursuant to the Merger Agreement was within the range of the per share value indicated by its analyses.

Duff & Phelps’ opinion and financial analyses were only one of the many factors considered by the Special Committee in their evaluation of the merger and should not be viewed as determinative of the views of the Special Committee.

Premiums Paid Analysis

Duff & Phelps provided a premiums paid analysis to the Special Committee as a supplementary analysis for informational purposes, and not as part of Duff & Phelps’ financial analyses that supported its opinion. Duff & Phelps reviewed the premiums paid by acquirers over the public market trading prices in merger and acquisition transactions involving a majority stockholder purchasing the remaining shares that were announced after January 1, 2016 and involved target companies with businesses deemed relevant by Duff & Phelps, based on the closing stock price one-day, one-week, and one-month prior to the announcement of the applicable transaction. The following table summarizes the results of the review:

		Stock Price Premium (Median)
Criteria:	Number of Transactions	1-Day Prior (%)	1-Week Prior (%)	1-Month Prior (%)

Oil, Gas, and Consumable Fuels and Energy Equipment and Services	15	31.1%	31.1%	31.7%

All deals with Enterprise Value < $500 million	145	16.7%	19.4%	22.4%

All United States Deals	14	21.6%	32.0%	29.4%

All Israeli Deals	6	19.8%	23.7%	33.8%

All Deals with Majority Stockholder Purchasing Remaining Shares	217	18.2%	19.4%	21.5%

Source: S&P Capital IQ

Duff & Phelps noted that the premiums paid analysis indicated that the Merger Consideration of $121.40 per share to be received by the holders of Common Stock of the Company pursuant to the Merger Agreement implied a 18.9% premium to the Company’s Common Stock closing price of $102.10 per share on March 21, 2018, the trading day prior to the date of the filing of a Schedule 13D with the SEC announcing that the Reporting Persons (as defined in the Schedule 13D) were in the preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of Common Stock of Isramco not already owned by the Reporting Persons.

Previous Presentations to the Special Committee

In addition to the May 20, 2019 financial presentation to the Special Committee summarized above, in its capacity as financial advisor and in connection with assisting the Special Committee in negotiating the best price, Duff & Phelps also made preliminary presentations to the Special Committee on each of November 26, 2018, January 10, 2019, January 27, 2019 (using a presentation dated January 25, 2019), January 28, 2019, February 17, 2019 (using a presentation dated February 14, 2019), March 12, 2019, and April 2, 2019. A summary of these preliminary presentations is also provided below. Copies of these preliminary presentations, as well as a copy of the May 20, 2019 presentation, are attached as exhibits to the Schedule 13E-3. The summaries of the presentations made to the Special Committee set forth in this proxy statement are qualified in their entirety by the full text of such materials. None of these presentations, alone or together, constitute or form the basis of an opinion of Duff & Phelps with respect to the adequacy or fairness, from a financial point of view, of the Merger Consideration.

●

The November 26, 2018, presentation contained among other things, for reference only, (i) an update on publicly available market conditions, (ii) preliminary valuation methodologies and related questions, and (iii) a preliminary analysis of the historical trading range of the Common Stock.

●

The January 10, 2019, presentation contained among other things, for reference only, (i) a preliminary analysis of the historical trading range of the Common Stock, and (ii) a preliminary analysis of the premiums paid in selected merger and acquisition transactions announced since January 1, 2016, involving a majority stockholder acquiring the remaining shares in the applicable company.

●

The January 25, 2019 presentation contained, among other things, (i) an update on publicly available market conditions, (ii) a review of the Initial Proposal, and (iii) a preliminary financial analysis of the Company utilizing a sum-of-the parts analysis. A comparison of the key financial analysis contained in the January 25, 2019 presentation to that contained in the May 20, 2019 presentation is provided below.

●

The January 28, 2019 presentation contained, among other things, an update to the net debt and SG&A figures utilized in the equity value calculations, based on Naphtha’s responses to Duff & Phelps’ written questions. A comparison of the key financial analysis contained in the January 28, 2019 presentation to that contained in the May 20, 2019 presentation is provided below.

●

The February 14, 2019 presentation contained, among other things, (i) a review of the Special Committee proposal compared to the Initial Proposal, including a summary of certain differences in methodology between the Special Committee proposal and the Naphtha valuation analysis, and (ii) an updated preliminary financial analysis of the Company, including a discussion of changes from the January 28, 2019 presentation to take account of the passage of time, including the availability of more recent reserve reports provided by the Company for each of (a) Tamar Royalties and (b) the Company’s U.S. Oil and Gas Exploration and Production Segment. A comparison of the key financial analysis contained in the February 14, 2019 presentation to that contained in the May 20, 2019 presentation is provided below.

●

The March 12, 2019 presentation contained, among other things, (i) a review of the Special Committee proposal compared to the Naphtha valuation analysis, including a summary of certain differences in methodology between the Special Committee proposal and the Naphtha valuation analysis, and (ii) an updated preliminary financial analysis of the Company excluding any tax benefit related to a step-up in basis to a purchaser of the Company’s assets and incorporating a revised discount rate range, based on an updated set of selected public companies. A comparison of the key financial analysis contained in the March 12, 2019 presentation to that contained in the May 20, 2019 presentation is provided below.

●

The April 2, 2019 presentation contained, among other things, (i) a review of the Special Committee proposal compared to the Revised Proposal, and (ii) an updated preliminary financial analysis of the Company to take account of the passage of time and value of the Company’s Tamar and Corporate SG&A expenses.

The preliminary financial analyses included in the January 25, 2019, February 14, 2019, March 12, 2019 and April 2, 2019 presentations were based on the proposed terms of the proposed transaction (including the consideration proposed to be paid to holders of Common Stock), the Company’s capitalization, and financial, economic, market, tax and other conditions and circumstances as in effect on, and the information made available to Duff & Phelps as of, the respective dates of such presentations. The preliminary financial analyses contained in the presentations made to the Special Committee on each of January 27, 2019, January 28, 2019, February 17, 2019, March 12, 2019 and April 2, 2019 were based on preliminary iterations of the Isramco Projections, and the financial analyses contained in the May 20, 2019 presentation were based on the Isramco Projections. Accordingly, the results of such preliminary financial analyses differ from the financial analyses contained in the May 20, 2019 financial presentation as a result of, among other things, the Isramco Projections relied upon and interim changes in the proposed terms of the proposed transaction, the Company’s capitalization and financial, economic, market, tax and other conditions, circumstances and information.

The primary preliminary financial analyses presented in the January 25, 2019, February 14, 2019, March 12, 2019 and April 2, 2019 presentations were sum-of-the-parts analyses of the Company, utilizing discounted cash flow analyses for each of Tamar Royalties and the Company’s U.S. Oil and Gas Exploration and Production Segment, which is comprised of Isramco Resources, Isramco Energy, and Jay Petroleum, and a combined selected public companies / M&A transactions analysis for the Company’s Production Services segment, both on a pre-Tamar Arbitration estimated proceeds and post-Tamar Arbitration estimated proceeds basis, substantially similar to the sum-of-the-parts analysis based on the projections contained in the Isramco Projections and contained in the May 20, 2019 presentation summarized above.

The preliminary sum-of-the parts analysis contained in the January 25, 2019 presentation yielded the following ranges of implied equity value and per share value of the Company’s Common Stock: (i) $280,044 thousand to $349,923 thousand and $103.05 to $128.76, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and excluding the potential proceeds from the Tamar Arbitration; and (ii) $334,714 thousand to $404,593 thousand and $123.16 to $148.88, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and including $71.0 million pre-tax estimated proceeds from the Tamar Arbitration.

The preliminary sum-of-the parts analysis contained in the January 28, 2019 presentation yielded the following ranges of implied equity value and per share value of the Company’s Common Stock: (i) $286,456 thousand to $356,335 thousand and $105.41 to $131.12, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and excluding the potential proceeds from the Tamar Arbitration; and (ii) $341,126 thousand to $411,005 thousand and $125.52 to $151.24, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and including $71.0 million pre-tax estimated proceeds from the Tamar Arbitration.

The preliminary sum-of-the parts analysis contained in the February 14, 2019 presentation yielded the following ranges of implied equity value and per share value of the Company’s Common Stock: (i) $311,712 thousand to $410,712 thousand and $114.70 to $151.13, respectively, including the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and excluding the estimated potential proceeds from the Tamar Arbitration; (ii) $339,047 thousand to $438,047 thousand and $124.76 to $161.19, respectively, including the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and including $35.5 million pre-tax estimated proceeds from the Tamar Arbitration, (iii) $366,382 thousand to $465,382 thousand and $134.82 to $171.24, respectively, including the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and including $71.0 million pre-tax estimated proceeds from the Tamar Arbitration, (iv) $282,712 thousand to $359,712 thousand and $104.03 to $132.36, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and excluding the potential proceeds from the Tamar Arbitration; (v) $310,047 thousand to $387,047 thousand and $114.09 to $142.42, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and including $35.5.0 million pre-tax estimated proceeds from the Tamar Arbitration, and (vi) $337,382 thousand to $414,382 thousand and $124.14 to $152.48, respectively, excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets and including $71.0 million pre-tax estimated proceeds from the Tamar Arbitration.

The preliminary sum-of-the parts analysis contained in the March 12, 2019 presentation yielded the following ranges of implied equity value and per share value of the Company’s Common Stock, in each case excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets: (i) $302,712 thousand to $370,712 thousand and $111.39 to $136.41, respectively, excluding potential proceeds from the Tamar Arbitration; and (ii) $330,047 thousand to $398,047 thousand and $121.00 to $146.00, respectively, including $35.5 million pre-tax estimated proceeds from the Tamar Arbitration.

The preliminary sum-of-the parts analysis contained in the April 2, 2019 presentation yielded the following ranges of implied equity value and per share value of the Company’s Common Stock, in each case excluding the hypothetical tax benefit of a step-up in basis to a purchaser of the Company’s assets: (i) $308,003 thousand to $366,003 thousand equity value of the Company, excluding potential proceeds from the Tamar Arbitration; and (ii) $335,338 thousand to $393,338 thousand and $123.00 to $145.00, respectively, including $27.3 million pre-tax estimated proceeds from the Tamar Arbitration.

In addition to the preliminary sum-of-the part analyses summarized above, each of the January 25, 2019, February 14, 2019, March 12, 2019, and April 2, 2019 presentations included, for reference only, (i) a preliminary analysis of the historical trading range of the Common Stock, and (ii) a preliminary analysis of the premiums paid in selected merger and acquisition transactions announced since January 1, 2016, involving a majority stockholder acquiring the remaining shares in the applicable company, in each case, as of the date of such presentation.

Miscellaneous

The issuance of Duff & Phelps’ opinion was approved by its fairness review committee.

Duff & Phelps is a premier global valuation and corporate finance advisor that is regularly engaged to provide financial advisory services, including fairness opinions, in connection with mergers and acquisitions, leveraged buyouts, going-private transactions and recapitalization transactions. Since 2005, Duff & Phelps has rendered over 865 fairness opinions in transactions aggregating more than $335 billion and is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

Pursuant to the Special Committee’s engagement letter with Duff & Phelps, in connection with Duff & Phelps’ financial advisory services, the Company agreed to pay, Duff & Phelps, a nonrefundable upfront retainer of $175,000 payable upon its engagement by the Special Committee and a transaction fee, which is contingent upon the merger of approximately $492,000. As compensation for Duff & Phelps’ services in connection with the rendering of its opinion, the Company agreed to pay Duff & Phelps a fee of $250,000, consisting of a nonrefundable retainer of $125,000 payable upon its engagement by the Special Committee and $125,000 payable upon Duff & Phelps informing the Special Committee that it was prepared to render and deliver the opinion. No portion of Duff & Phelps’ professional fee for the opinion was refundable or contingent upon either the conclusion expressed in the opinion or whether or not the merger is successfully consummated. The Company also agreed to pay Duff & Phelps’ reasonable out-of-pocket expenses and to provide customary indemnification. The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee is aware of these fee arrangements.

According to information supplied to the Company by Duff & Phelps, other than its engagement in connection with the merger, during the two years preceding the date of its opinion, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps may seek to, in the future, provide financial advisory services to the Company or the Purchaser Parties or entities that are affiliated with any of them, for which it would expect to receive compensation.

Duff & Phelps expressly consented to the inclusion in their entirety of its opinion and the materials it presented to the Special Committee as exhibits to the Schedule 13E-3, and to the attachment of its opinion as Annex B to this proxy statement. These materials will also be available for any interested stockholder of the Company (or any representative of a stockholder who has been so designated in writing) to inspect and copy as set forth herein. However, neither the opinion of Duff & Phelps nor its presentations to the Special Committee constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter.

Purchaser Group Members’ Purposes and Reasons for the Merger

Under the SEC rules governing “going private” transactions, each Purchaser Group Member is deemed to be engaged in a “going private” transaction and, therefore, is required to express his, her or its reasons for the merger to the unaffiliated stockholders, as defined in Rule 13e-3 of the Exchange Act. Each Purchaser Group Member is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For each Purchaser Group Member, the primary purpose of the merger is to acquire, through Parent and NHL, all shares of Common Stock not owned by them to benefit from any future earnings and growth of the Company after the merger of Merger Sub with and into the Company, making the Company a privately held subsidiary of Parent and NHL. The Purchaser Group believes that structuring the transaction in such manner is preferable to other transaction structures because (i) it will enable Parent and NHL to directly acquire all of the outstanding shares of the Company at the same time, (ii) it will allow the Company to cease to be a publicly registered and reporting company and (iii) it represents an opportunity for the Company’s stockholders other than the Purchaser Group to immediately realize the value of their investment in the Company. Further, the Purchaser Group believes that structuring the transaction as a merger transaction provides a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of the Common Stock in a tender offer and implementing a second-step merger to acquire any Common Stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

The Purchaser Group also believes, in light of the risks and uncertainties relating to the Company’s prospects and the market, economic and other risks, that it is in the best interests of the Company to operate as a privately-held entity. As a privately-held entity, the Company will have greater operational and business flexibility to pursue alternatives, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of Company Stock.

In addition, as a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002.

The Purchaser Group also considered a variety of potentially negative factors to it concerning the Merger Agreement and the merger, which are listed below, although not listed in any relative order of importance:

●	all of the risk of any possible decreases in the Company’s revenues, free cash flow or value following the merger will be borne by the Purchaser Group;

●	risks associated with pending legal proceedings and possible adverse regulatory changes against the Company will be borne by the Purchaser Group;

●	the business risks facing the Company, including increased competition, will be borne by the Purchaser Group;

●	an investment in the surviving corporation by the Purchaser Group following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

●	following the merger, there will be no trading market for the surviving corporation’s equity securities.

The foregoing discussion of the information and factors considered by the Purchaser Group is not intended to be exhaustive, but includes the material factors considered by the Purchaser Group. In view of the variety of factors considered in connection with their evaluation of the merger, the Purchaser Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. The Purchaser Group did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support their ultimate determination. The Purchaser Group based its determination on the totality of the information presented.

Position of the Purchaser Group as to Fairness of the Merger

Under SEC rules governing going private transactions, each of the Purchaser Group Member is required to express his, her or its belief as to the fairness of the merger to the unaffiliated stockholders. Each of the Purchaser Group Members is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The Purchaser Group has interests in the merger that are different from those of the other stockholders of the Company by virtue of its continuing interests in the surviving corporation after the completion of the merger. The Purchaser Group attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Purchaser Group, and not necessarily to the Company’s unaffiliated stockholders, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. The Special Committee consists of three directors of the Company who are not affiliated with the Purchaser Group Members, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of the Company’s unaffiliated stockholders other than their interests described under “Special Factors—Interests of Isramco’s Directors and Executive Officers in the Merger” beginning on page 56. Accordingly, the Purchaser Group believes that the members of the Special Committee are independent and disinterested directors of the Company.

The Purchaser Group did not participate in the deliberations of the Special Committee regarding, or receive any advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. The Purchaser Group has not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. No financial advisor provided the Purchaser Group with any analysis, opinion or appraisal with respect to the fairness of the Merger Consideration to the unaffiliated stockholders.

Based on its knowledge and analysis of available information regarding the Company, as well as the factors considered by, and the analyses and resulting conclusions of, the Special Committee and the Board discussed under “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23, each Purchaser Group Member believes that the merger is substantively and procedurally fair to the unaffiliated stockholders based on its consideration of the following factors, which are not listed in any relative order of importance:

●

the Special Committee, consisting entirely of independent directors who are not officers or employees of the Company and who are not affiliated with any member of the Purchaser Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger and to recommend to the Board what action should be taken by the Company, including not to engage in the merger;

●

members of the Special Committee do not have any interests in the merger different from, or in addition to, those of the unaffiliated stockholders, other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) the Special Committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or recommendation of the merger by the Special Committee or the Board) and (iii) the directors’ indemnification and liability insurance rights under the Merger Agreement and their corresponding indemnification agreements;

●	the Special Committee retained and was advised by its legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

●

the Special Committee was deliberate in its process, taking over eleven months to determine whether the merger was in the best interest of the Company’s unaffiliated stockholders and to analyze, evaluate and negotiate the terms of the merger;

●	the Purchaser Group did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

●

the Special Committee and the Board had no obligation to recommend the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the merger, or any other transaction;

●

the Special Committee and Board was fully informed about the extent to which the interests of certain stockholders of the Company who are also Purchaser Group Members in the merger differed from those of the unaffiliated stockholders;

●

the Special Committee and, acting upon the unanimous recommendation of the Special Committee, the Board, on behalf of the Company, determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the unaffiliated stockholders;

●

the current and historical market prices of the Common Stock, including the fact that the Merger Consideration represents a premium of approximately 18.9% over the closing price of the Common Stock of $102.10 on March 21, 2018, the last trading day prior to the public disclosure that Naphtha was in preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of the Common Stock not already owned by Naphtha and its affiliates, and a premium of approximately 10.0% over the $110.36 purchase price per share initially offered by Naphtha, a premium of approximately 8.9% over the closing price of the Common Stock of $111.50 on May 20, 2019, the last trading day prior to the public announcement of the merger, and a premium of approximately 4.6% over the 30 trading-day average price of the Common Stock as of May 20, 2019, the last trading day prior to the public announcement of the Merger Agreement;

●	the Company’s Common Stock traded as low as $98.11 per share during the 52-week period prior to the announcement of the execution of the Merger Agreement;

●

the Merger Consideration is all cash, which allows the unaffiliated stockholders to immediately realize certainty of value and liquidity without incurring brokerage and other costs typically associated with market sales (including the limited trading liquidity for the Common Stock on the NASDAQ Capital Market) and allows the unaffiliated stockholders not to be exposed to risks and uncertainties relating to the prospects of the Company;

●

the Merger Consideration, other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the merger, were the result of extensive negotiations over an extended period of time between the Special Committee and its advisors on the one side and the Purchaser Group and its advisors on the other side;

●

notwithstanding that the Purchaser Group may not rely upon the opinion provided by Duff & Phelps to the Special Committee, the Special Committee received from Duff & Phelps an opinion, dated May 20, 2019, as to the fairness, from a financial point of view, of the Merger Consideration to be received by the unaffiliated and non-dissenting stockholders in the merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Duff & Phelps in preparing its opinion;

●

the recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company;

●

the Merger Agreement requires that it be adopted not only by the affirmative vote of the holders of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors and also the affirmative vote of the holders of at least a majority of the voting power of the outstanding Company Stock not beneficially owned by the Purchaser Group or any Section 16 Officer of the Company;

●

subject to compliance with the Merger Agreement and prior to receipt of the Requisite Stockholder Approval, the ability of the Board or the Independent Committee to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited Acquisition Proposal for the Company, if the Board or the Independent Committee determines, after consultation with outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal;

●	the ability of the Board or the Independent Committee, subject to certain conditions, to make a Change in Recommendation;

●	the Isramco Expense Reimbursement payable by the Company to Parent if the Merger Agreement is terminated under certain circumstances is $1.5 million;

●

the Parent Expense Reimbursement payable by Parent to the Company if the Merger Agreement is terminated under certain circumstances is $1.5 million, which is equal to the amount of the Isramco Expense Reimbursement payable by the Company to Parent;

●	the Company, under certain circumstances as set out in the Merger Agreement, is able to specifically enforce the terms of the Merger Agreement;

●

the merger is not conditioned on any financing being obtained by Parent, thus increasing the likelihood that the merger will be consummated and the Merger Consideration will be paid to the unaffiliated stockholders; and

●

the ability of the Company’s stockholders to exercise appraisal rights under Section 262 of the DGCL, which provides such stockholders with the opportunity to have the Delaware Court of Chancery determine the “fair value” (as defined pursuant to Section 262 of the DGCL) of their shares of Company Stock (which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement) and to receive payment based on that valuation in lieu of receiving the Merger Consideration.

The Purchaser Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The Purchaser Group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

In its consideration of the fairness of the merger, the Purchaser Group did not consider the Company’s liquidation value to be a relevant valuation method because it considers the Company to be a viable, going concern business where value is derived from cash flows generated from its continuing operations and because the Company will continue to operate its business following the merger.

The Purchaser Group did not seek to establish a pre-merger going concern value for the Common Stock to determine the fairness of the Merger Consideration to the unaffiliated stockholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Common Stock, the Merger Consideration represented a premium to the going concern value of the Company.

Each of the Purchaser Group Members is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Purchaser Group did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders.

The foregoing is a summary of the information and factors considered and given weight by each of the Purchaser Group Members in connection with its evaluation of the substantive and procedural fairness of the merger to the unaffiliated stockholders, which is not intended to be exhaustive, but includes all material factors considered by the Purchaser Group. The Purchaser Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the merger to the unaffiliated stockholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Each of the Purchaser Group Members believes these factors provide a reasonable basis for its belief that the merger is substantively and procedurally fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder of the Company to vote in favor of the proposal to adopt the Merger Agreement. None of the Purchaser Group Members makes any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the Merger Agreement.

Plans for Isramco After the Merger

It is expected that Isramco’s operations will be conducted after the merger substantially as they currently are being conducted, except that it will cease to be a publicly traded company and will instead be a privately-held subsidiary of Parent and NHL. Following the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ Capital Market compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

The directors of Merger Sub will be the directors of Isramco immediately following the merger. The Purchaser Group Members intend that, upon consummation of the merger, the officers of Isramco will remain in their positions.

The Purchaser Group Members have advised Isramco that they do not have any current intentions, plans or proposals to cause Isramco to engage in any of the following:

●	an extraordinary corporate transaction following consummation of the merger such as a merger, reorganization or liquidation;

●	the relocation of any material operations or sale or transfer of a material amount of assets; or

●	any other material changes in its business or the composition of its management.

Nevertheless, following consummation of the merger, the surviving corporation’s management and board of directors may initiate a review of Isramco and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of Isramco and may cause Isramco to engage in the types of transactions set forth above if the management or the board of directors decides that such transactions are in the best interest of Isramco upon such review. The Purchaser Group Members expressly reserve the right to make any changes to Isramco operations after consummation of the merger that they deem appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the Merger Agreement is adopted by the Requisite Stockholder Approval and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Isramco, the separate corporate existence of Merger Sub will cease and Isramco will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its rights, privileges, immunities, powers and franchises continuing unaffected by the merger.

Upon consummation of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Isramco as treasury stock, shares owned by Parent or NHL, and shares owned by holders of dissenting shares) will immediately be converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes. This includes the 61,679 shares of Common Stock directly held by Mr. Haim Tsuff that will be converted into the right to receive $7,487,830.60 as merger consideration, without interest and less applicable withholding taxes.

Following the merger, the entire equity in the surviving corporation will ultimately be owned by Parent and NHL. If the merger is completed, the Purchaser Group Members will be the sole beneficiaries of Isramco’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Isramco following the merger. Similarly, the

Purchaser Group Members will also bear the risks of ongoing operations, including the risks of any decrease in Isramco’s value after the merger.

If the merger is completed, Isramco’s unaffiliated stockholders will have no interest in Isramco’s net book value or net earnings. Based on the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the table below sets forth the direct and indirect interests in Isramco’s net book value and net earnings of each Purchaser Group Member as of and for the year ended December 31, 2018, and what those interests would have been had the merger been completed as of that date.

	Ownership Prior to the Merger(1)			Ownership Assuming Completion of the Merger(1)
	(in thousands, except % ownership)
Purchaser Group Member	Net Book Value	Earnings	% Ownership(2)	Net Book Value	Earnings	% Ownership
Mr. Haim Tsuff	$(5,373)	$12,028	73.01%	$(7,359)	$16,476	100%
United Kingsway Ltd.	(5,206)	11,655	70.74%	(7,359)	16,476	100%
YHK General Manager Ltd.	(5,206)	11,655	70.74%	(7,359)	16,476	100%
YHK Investment LP	(5,206)	11,655	70.74%	(7,359)	16,476	100%
Equital, Ltd.	(5,206)	11,655	70.74%	(7,359)	16,476	100%
J.O.E.L. Jerusalem Oil Exploration Ltd.	(5,206)	11,655	70.74%	(7,359)	16,476	100%
Naphtha	(5,206)	11,655	70.74%	(7,359)	16,476	100%
NHL	(4,313)	9,657	58.61%	(6,097)	13,651	82.85%
Parent	(893)	1,999	12.13%	(1,262)	2,825	17.15%
Merger Sub(3)	—	—	0%	N/A	N/A	N/A

(1)	Ownership percentages are based on shares of Common Stock outstanding as of May 20, 2019, the date of the Merger Agreement.
(2)

% ownership includes direct and indirect ownership. For more information, see “Important Information Regarding the Purchaser Group Members” and “Important Additional Information Regarding Isramco—Security Ownership of Management and Certain Beneficial Owners.”

(3)	At the effective time of the merger, Merger Sub will merge with and into Isramco and the separate existence of Merger Sub will cease.

A primary benefit of the merger to Isramco’s stockholders (other than Purchaser Group Members) will be the right of such stockholders to receive the Merger Consideration as described above, representing a premium of approximately 18.9% over the closing price of the Common Stock of $102.10 on March 21, 2018, the last trading day prior to the public disclosure that Naphtha was in preliminary stages of evaluating the possibility of pursuing a transaction involving the acquisition of the outstanding shares of the Common Stock not already owned by Naphtha and its affiliates, and a premium of approximately 10.0% over the $110.36 purchase price per share initially offered by Naphtha, a premium of approximately 8.9% over the closing price of the Common Stock of $111.50 on May 20, 2019, the last trading day prior to the public announcement of the merger, and a premium of approximately 4.6% over the 30 trading-day average price of the Common Stock as of May 20, 2019, the last trading day prior to the public announcement of the Merger Agreement. Additionally, such stockholders will avoid the risk of any possible decrease in Isramco’s future earnings, growth or value.

The primary detriments of the merger to such stockholders include the lack of interest of such stockholders in Isramco’s potential future earnings, growth or value. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable sale transaction for U.S. federal income tax purposes to our stockholders who surrender shares of the Common Stock in the merger, as described further under the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger.”

In connection with the merger, the Purchaser Group Members will receive benefits and be subject to obligations that are different from, or in addition to, the benefits received by Isramco’s stockholders generally. The primary benefits of the merger to the Purchaser Group Members, based on their ownership of all the equity interests in Parent and NHL, include their indirect interest in Isramco’s potential future earnings and growth which, if they successfully execute their business strategies, could be substantial. Additionally, following the merger, Isramco will be a private company, and as such will be relieved of the burdens imposed on companies with publicly traded equity, including the requirements and restrictions on trading that Isramco’s directors, officers and beneficial owners of more than 10% of the outstanding shares of Common Stock face as a result of the provisions of Section 16 of the Exchange Act. Further, following the merger, Mr. Tsuff will be a director of the surviving corporation.

The primary detriments of the merger to the Purchaser Group Members include the fact that all of the risk of any possible decrease in Isramco’s earnings, growth or value following the merger will be borne by Parent and NHL. Additionally, the investment by the Purchaser Group Members in Parent, NHL and Isramco will not be liquid, with no public trading market for such securities.

In connection with the merger, certain members of Isramco’s management will receive benefits and be subject to obligations that may be different from, or in addition to, the benefits and obligations of Isramco’s stockholders generally, as described in more detail under “Special Factors—Interests of Isramco’s Directors and Executive Officers in the Merger” beginning on page 56. Those incremental benefits are expected to include, among others, certain executive officers continuing as executive officers of the surviving corporation.

The shares of Common Stock are currently registered under the Exchange Act and are quoted on the NASDAQ Capital Market under the symbol “ISRL.” As a result of the merger, Isramco will be a privately held corporation and there will be no public market for its shares. After the merger, the shares of Common Stock will cease to be listed on the NASDAQ Capital Market and price quotations with respect to sales of shares of Common Stock in the public market will no longer be available. In addition, registration of the Common Stock under the Exchange Act will be terminated. After the termination of registration of the Common Stock and the suspension of its reporting obligations, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. The Company currently estimates that following the completion of the merger the annually recurring cost savings as a result of no longer being a publicly traded company subject to the reporting requirements of the federal securities laws will be approximately $0.4 million per year. Any cost savings realized by the surviving corporation as a result of no longer being subject to SEC reporting requirements of the United States federal securities laws will be realized solely by the surviving corporation and, indirectly as stockholders or beneficial owners of the surviving corporation, the Purchaser Group Members.

At the effective time of the merger, the certificate of incorporation and bylaws of Isramco shall continue to be the certificate of incorporation and bylaws of Isramco following the merger until thereafter amended in accordance with their respective terms and the DGCL.

Projected Financial Information

Our management prepares projections with respect to the Company’s future financial performance as part of its ongoing management of the business. The Company does not, as a matter of course, make available to the public future financial projections due to the inherent uncertainty of the underlying assumptions and estimates. However, the Company is including in this proxy statement a summary of certain unaudited prospective financial and operating information that was prepared by our management in connection with discussion regarding the proposed merger and made available to the Board from time to time, to the Special Committee, and to Duff & Phelps in connection with the Special Committee’s consideration of the Company’s stand-alone prospects and potential strategic transactions available to the Company, as well as, to Naphtha, NHL, Parent and Merger Sub. The inclusion of the below information should not be regarded as an indication that any of the Special Committee, Isramco, the Purchaser Group, Duff & Phelps or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

These unaudited prospective financial and operating information prepared by management consist of (A) financial and operating projections for each of the Company’s operating subsidiaries which comprise its Exploration, Development and Production Segment: (1) Tamar Royalties, LLC (“Tamar Royalties”), for each of the fiscal years of 2019 through 2028 and the period from fiscal year 2029 through fiscal year 2058 (referred to as the “Tamar Royalties Projections”), (2) Isramco Resources, LLC (“Isramco Resources”), for each of the fiscal years of 2019 through 2028 and certain subsequent periods specified below (referred to as the “Isramco Resources Projections”), (3) Isramco Energy, LLC (“Isramco Energy”), for each of the fiscal years of 2019 through 2028 and certain subsequent periods specified below (referred to as the “Isramco Energy Projections”), and (4) Jay Petroleum, L.L.C. (“Jay Petroleum”), for each of the fiscal years of 2019 through 2028 and certain subsequent periods specified below (referred to as the “Jay Petroleum Projections”); and (B) 2019 and 2020 financial projections for the Company’s Production Services segment (referred to as the “Production Services Projections”). These projections, collectively referred to as the Isramco Projections, were prepared treating each such Isramco subsidiary and segment on a stand-alone basis, without giving effect to the merger including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger.

The accompanying Isramco Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, generally accepted accounting principles (“GAAP”) or international financial reporting standards (“IFRS”), but, in the view of Isramco’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Isramco’s subsidiaries and Production Services segment on a stand-alone basis as described above and subject to the assumptions and limitations described in this section. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Isramco Projections. Although Isramco’s management believes there is a reasonable basis for the Isramco Projections, Isramco cautions stockholders that future results could be materially different from the Isramco Projections.

The Isramco Resources Projections, the Isramco Energy Projections and the Jay Petroleum Projections were made available to the Special Committee and its financial advisor, Duff & Phelps, on February 6, 2019, the Tamar Royalties Projections were made available to such persons on February 11, 2019, and the Production Services Projections were made available to such persons on May 17, 2019. These projections are the projections used by Duff & Phelps in connection with its fairness analysis as described in “Special Factors—Opinion of Duff & Phelps, Financial Advisor to the Special Committee,” beginning on page 28. This summary of the Isramco Projections is not being included in this proxy statement to influence your decision whether to vote for the merger proposal, but because these Isramco Projections were made available to the Special Committee, Duff & Phelps, Naphtha, NHL, Parent or Merger Sub, and their respective financial advisors and boards of directors for purposes of considering and evaluating the merger and the Merger Agreement as discussed above in “Special Factors—Background of the Merger,” beginning on page 13. Neither the Company’s independent registered public accounting firm, MaloneBailey, LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the financial projections or their achievability and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Isramco Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Isramco Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Isramco’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this proxy statement under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 66. See also “Where You Can Find More Information” beginning on page 99. The Isramco Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Isramco Projections were developed for Isramco and its subsidiaries on a stand-alone basis without giving effect to the merger, they do not reflect any synergies that may be realized as a result of the merger or any changes to Isramco’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial and operating information covers multiple years, that information by its nature becomes less predictive each successive year.

The Isramco Projections contain certain non-GAAP financial measures that Isramco believes are helpful in understanding its past financial performance and future results. Isramco management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including EBITDA (defined as earnings before the deduction of interest expenses, taxes, depreciation, and amortization) for forecasting, budgeting and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Isramco believes that these non-GAAP financial measures provide meaningful information to help investors understand Isramco’s operating results and to analyze Isramco’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not reported by all of Isramco’s competitors and may not be directly comparable to similarly titled measures of Isramco’s competitors due to potential differences in the exact method of calculation. The non-GAAP financial measures used in the Isramco Projections were relied upon by Duff & Phelps for purposes of its respective financial analyses and opinion and by the Special Committee in connection with its consideration of the merger. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and, therefore, are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure.

None of Isramco or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Isramco Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Isramco Projections to reflect circumstances existing after the date the Isramco Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Isramco Projections, as applicable, are shown to be in error. Except as required by applicable securities laws, Isramco does not intend to make publicly available any update or other revision to the Isramco Projections, even in the event that any or all assumptions are shown to be in error. Isramco has made publicly available its actual results of operations for the year ended December 31, 2018 on Isramco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2019, and for the quarterly periods ended March 31, 2019 and June 30, 2019, on Isramco’s Quarterly Reports on Form 10-Q filed with the SEC on May 10, 2019 and August 9, 2019, respectively. None of Isramco or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Isramco stockholder or other person regarding the ultimate performance of Isramco, its subsidiaries or operating segments compared to the information contained in the Isramco Projections or that forecasted results will be achieved. Isramco has made no representation to the Purchaser Parties, in the Merger Agreement or otherwise, concerning the Isramco Projections.

Summary of the Isramco Projections

Tamar Royalties Projections

Company management prepared the Tamar Royalties Projections for each of the fiscal years of 2019 through 2028 and for the period from fiscal year 2028 through fiscal year 2058. The Tamar Royalties Projections reflect (i) the projected production in the Tamar Field in which Tamar Royalties owns an overriding royalty interest of 1.5375% before payout, which escalates to 2.7375% after payout in the Tamar Field, in each case subject to wellhead adjustment (collectively, the “Tamar ORRI”), (ii) the projected share of revenue from such production attributable to Isramco Negev 2, an affiliated party of Isramco which holds a working interest in the Tamar Field and from which Tamar Royalties receives its payments in respect of the Tamar ORRI, and (iii) the projected revenue attributable to Tamar Royalties from such production pursuant to the Tamar ORRI.

The Tamar Royalties Projections are based on the Tamar Reserve Report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) estimating the proved, probable, and possible reserves and future revenue, as of December 31, 2018, to the Isramco Negev 2 working interest in certain gas properties located in Tamar and Tamar Southwest Fields, Tamar Lease I/12, offshore Israel. Consequently, the Tamar Royalties Projections incorporate the assumptions utilized by NSAI in its preparation of the Tamar Reserve Report. In preparing the Tamar Royalties Projections and projecting future revenues related to Isramco Negev 2’s working interest in the Tamar Field and the royalty payments to be made in respect thereof, Isramco management used gas prices based on a weighted average of all current and projected sales contracts from the Tamar Field, according to their relative volume. These contract prices were mainly derived from various formulae that include indexation to the Consumer Price Index, the Israeli Power Generation Tariff, or an average of long-term forecasts for Brent Crude prices provided by various institutions.

The Tamar Reserve Report was prepared by NSAI for Isramco Negev 2 in its capacity as Isramco Negev 2’s independent petroleum engineering firm and provided to Isramco in connection with the Tamar ORRI. The scope and results of the procedures employed by NSAI and NSAI’s qualifications are summarized in the Tamar Reserve Report (which is filed as an exhibit to the Schedule 13E-3).

NSAI was founded in 1961 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-2699. NSAI provides a complete range of geological, geophysical, petrophysical, and engineering services, and has the technical expertise and ability to perform these services in any oil and gas producing area in the world. Its staff are familiar with the recognized industry reserves and resources definitions, specifically those promulgated by the U.S. Securities and Exchange Commission, by the Alberta Securities Commission, and by the SPE, Society of Petroleum Evaluation Engineers, World Petroleum Council, and American Association of Petroleum Geologists.

NSAI has no relationship with Isramco other than its engagement as Isramco’s independent petroleum engineering firm covering the Tamar ORRI.

Isramco management has not undertaken to update the Tamar Royalties Projections since their preparation. However, subsequent developments discussed above in “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger,” beginning on page 23, and “Special Factors—Opinion of Duff & Phelps, Financial Advisor to the Special Committee,” beginning on page 28, may materially impact certain production quantity assumptions underlying the Tamar Reserve Report and certain pricing assumptions on which the Tamar Royalties Projections were based.

The following presents in summary form the Tamar Royalties Projections:

Projected Financial Performance – Tamar Royalties
($ in thousands)
	Tamar Royalties Projections (1)
	2019P	2020P	2021P	2022P	2023P	2024P
Tamar Field (100%):

Natural Gas (Billion Cubic Meters (“BCM”))	10.4	10.4	10.4	10.4	10.4	10.4
NGL (000s Barrels)	477	477	477	477	477	477
Total Tamar Field Revenues	$2,083,492	$2,045,270	$2,042,170	$2,012,282	$2,033,344	$2,050,833
Isramco Negev 2 Share of Revenues (28.75%)	$599,004	$588,015	$587,124	$578,531	$584,586	$589,615
Isramco Inc. ORRI Revenues (Before-Petroleum Levy)	$54,436	$53,439	$53,357	$52,576	$53,126	$53,584
Less: Petroleum Levy	0	(922)	(14,198)	(18,831)	(22,859)	(25,069)
Isramco Inc. ORRI Revenues (After-Petroleum Levy)	$54,436	$52,517	$39,159	$33,745	$30,267	$28,515

(1)	The Tamar Royalties Projections include revenue attributable to proved, probable, and possible reserves.

Projected Financial Performance – Tamar Royalties
($ in thousands)
	Tamar Royalties Projections (1)
	2025P	2026P	2027P	2028P	Remaining (2)
Tamar Field (100%):

Natural Gas (BCM)	10.4	10.4	10.4	10.4	281.3
NGL (000s Barrels)	477	477	477	477	12,916
Total Tamar Field Revenues	$2,056,622	$2,077,963	$2,107,959	$2,145,590	$74,504,578
Isramco Negev 2 Share of Revenues (28.75%)	$591,279	$597,414	$606,038	$616,857	$21,420,066
Isramco Inc. ORRI Revenues (Before-Petroleum Levy)	$53,734	$54,292	$55,076	$56,060	$1,946,603
Less: Petroleum Levy	(25,148)	(25,409)	(25,775)	(26,236)	(911,012)
Isramco Inc. ORRI Revenues (After-Petroleum Levy)	$28,587	$28,883	$29,300	$29,824	$1,035,591

(1)	The Tamar Royalties Projections include revenue attributable to proved, probable, and possible reserves.
(2)	“Remaining” includes revenue attributable to proved, probable, and possible reserves and represents the period from FY2029P through FY2058P.

Isramco Resources Projections

Company management prepared the Isramco Resources Projections for each of the fiscal years of 2019 through 2028 and certain subsequent periods specified below. The Isramco Resources Projections reflect the projected oil, gas, and NGL production and revenue, and the operating expenses, EBITDA and capital expenditures, attributable to Isramco Resources for the periods indicated based on total proved reserves. The Isramco Resources Projections are based in part on the Cawley Reserve Report, prepared by Cawley, Gillespie & Associates, Inc. (“CGA”), which includes estimates of the proved developed producing reserves (“PDP”) and forecasts of economics attributable to Isramco Resources, as of December 31, 2018, and were calculated using forward strip prices for crude oil and natural gas (“Forward Strip Pricing”). Isramco management has not undertaken to update the Isramco Resources Projections since their preparation.

The Cawley Reserve Report was prepared by CGA for Isramco as part of its annual review of the Company’s United States proved reserves. The scope and results of the procedures employed by CGA are summarized in the Cawley Reserve Report (which is filed as an exhibit to the Schedule 13E-3).

CGA was founded in 1960 and performs consulting petroleum engineering services under Texas Board of Professional Engineers Registration No. F-693. As a petroleum consulting firm, CGA reviews and evaluates hundreds of thousands of oil and gas properties on an annual basis worth billions of dollars and has deep experience with SEC guidelines and reporting.

CGA has no relationship with Isramco other than its engagement as Isramco’s independent petroleum engineering firm for its United States proved reserves.

The following presents in summary form the Isramco Resources Projections and related assumptions:

Projected Financial Performance – Isramco Resources
($ in thousands)
	Isramco Resources Projections (1)
Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P
Wells (Net)	235.7	173.1	170.0	167.8	133.0	56.2

Oil Price ($/Bbl)	$46.20	$48.13	$49.76	$51.15	$52.18	$51.59
Net Oil Production (MBbl)	116	94	88	91	98	69
Oil Revenue	$5,356	$4,518	$4,361	$4,657	$5,098	$3,537

Gas Price ($/mcf)	$3.57	$3.40	$3.31	$3.43	$3.41	$3.45
Net Gas Production (Mmcf)	452	338	312	390	361	276
Gas Revenue	$1,614	$1,148	$1,032	$1,341	$1,232	$952

Total Revenue	$6,970	$5,666	$5,393	$5,997	$6,330	$4,489

Total Operating Expenses	$5,169	$3,190	$3,123	$2,781	$2,545	$1,548

EBITDA	$1,801	$2,477	$2,270	$3,216	$3,785	$2,941

Capital Expenditures	$148	$0	$99	$166	$0	$0
as % Total Revenue	2.1%	0.0%	1.8%	2.8%	0.0%	0.0%

(1)	NGLs are included in Isramco Resources’ Gas Price, Net Gas Production, and Gas Revenue lines throughout the Isramco Resources Projections.

Projected Financial Performance – Isramco Resources
($ in thousands)
	Isramco Resources Projections (1)
Fiscal Year Ending December 31,	2025P	2026P	2027P	2028P	Remaining (2)
Wells (Net)	53.8	53.1	50.2	48.9	NA

Oil Price ($/Bbl)	$51.44	$51.33	$51.25	$51.18	$50.89
Net Oil Production (MBbl)	59	52	46	42	488
Oil Revenue	$3,049	$2,675	$2,367	$2,124	$24,835

Gas Price ($/mcf)	$3.47	$3.50	$3.55	$3.54	$3.75
Net Gas Production (Mmcf)	231	201	173	151	1,785
Gas Revenue	$802	$705	$614	$534	$6,687

Total Revenue	$3,850	$3,379	$2,980	$2,658	$31,522

Total Operating Expenses	$1,464	$1,389	$1,278	$1,176	$17,327

EBITDA	$2,386	$1,991	$1,703	$1,482	$14,195

Capital Expenditures	$0	$0	$0	$0	$0
as % Total Revenue	0.0%	0.0%	0.0%	0.0%	0.0%

(1)	NGLs are included in Isramco Resources’ Gas Price, Net Gas Production, and Gas Revenue lines throughout the Isramco Resources Projections.
(2)

“Remaining” represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for “After,” reflecting the amounts until the end of the economic life of the well per the Cawley Reserve Report. Oil Price ($/Bbl) and Gas Price ($/mcf) in the “Remaining” period were calculated using the respective revenue divided by the respective production volume.

Isramco Energy Projections

Company management prepared the Isramco Energy Projections for each of the fiscal years of 2019 through 2028 and certain subsequent periods specified below. The Isramco Energy Projections reflect the projected oil, gas, and NGL production and revenue, and the operating expenses, EBITDA and capital expenditures, attributable to Isramco Energy for the periods indicated based on total proved reserves. The Isramco Energy Projections are based in part on the Cawley Reserve Report, prepared by CGA, which includes estimates of the PDP reserves and forecasts of economics attributable to Isramco Energy, as of December 31, 2018, and calculated using Forward Strip Pricing. Isramco management has not undertaken to update the Isramco Energy Projections since their preparation.

The following presents in summary form the Isramco Energy Projections and related assumptions:

Projected Financial Performance – Isramco Energy
($ in thousands)
	Isramco Energy Projections
Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P
Wells (Net)	219.8	143.4	104.1	102.3	97.9	92.2

Oil Price ($/Bbl)	$41.25	$45.37	$47.27	$48.33	$48.94	$48.80
Net Oil Production (MBbl)	57	45	40	36	33	28
Oil Revenue	$2,358	$2,028	$1,876	$1,755	$1,603	$1,348

Gas Price ($/mcf)	$2.34	$2.23	$2.17	$2.38	$2.39	$2.39
Net Gas Production (Mmcf)	585	429	386	359	330	301
Gas Revenue	$1,370	$954	$835	$856	$787	$719

NGL Price ($/Bbl)	$22.18	$22.56	$23.17	$23.75	$24.11	$23.88
Net NGL Production (MBbl)	53.6	41.6	36.6	33.8	30.5	27.0
NGL Revenue	$1,188	$939	$849	$803	$736	$644

Total Revenue	$4,916	$3,922	$3,560	$3,413	$3,126	$2,711

Total Operating Expenses	$3,459	$2,113	$1,957	$1,905	$1,780	$1,528

EBITDA	$1,457	$1,809	$1,603	$1,509	$1,346	$1,183

Capital Expenditures	$135	$45	$0	$0	$0	$0
as % Total Revenue	2.8%	1.1%	0.0%	0.0%	0.0%	0.0%

Projected Financial Performance – Isramco Energy
($ in thousands)
	Isramco Energy Projections
Fiscal Year Ending December 31,	2025P	2026P	2027P	2028P	Remaining (1)
Wells (Net)	70.1	66.5	64.0	62.1	NA

Oil Price ($/Bbl)	$48.79	$48.78	$48.78	$48.76	$48.60
Net Oil Production (MBbl)	26	24	23	21	236
Oil Revenue	$1,245	$1,165	$1,099	$1,013	$11,463

Gas Price ($/mcf)	$2.40	$2.39	$2.39	$2.37	$2.51
Net Gas Production (Mmcf)	258	235	220	191	1,074
Gas Revenue	$618	$562	$527	$452	$2,692

NGL Price ($/Bbl)	$22.92	$22.94	$23.08	$23.12	$21.98
Net NGL Production (MBbl)	21.6	19.7	17.8	16.2	128.3
NGL Revenue	$495	$452	$411	$375	$2,820

Total Revenue	$2,358	$2,179	$2,036	$1,839	$16,975

Total Operating Expenses	$1,301	$1,236	$1,192	$1,084	$10,522

EBITDA	$1,056	$943	$844	$755	$6,453

Capital Expenditures	$0	$0	$0	$0	$0
as % Total Revenue	0.0%	0.0%	0.0%	0.0%	0.0%

(1)

“Remaining” represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for “After,” reflecting the amounts until the end of the economic life of the well per the Cawley Reserve Report. Oil Price ($/Bbl), Gas Price ($/mcf), and NGL Price ($/Bbl) in the “Remaining” period were calculated using the respective revenue divided by the respective production volume.

Jay Petroleum Projections

Company management prepared the Jay Petroleum Projections for each of the fiscal years of 2019 through 2028 and certain subsequent periods specified below. The Jay Petroleum Projections reflect the projected oil, gas, and NGL production and revenue, and the operating expenses, EBITDA and capital expenditures, attributable to Jay Petroleum for the periods indicated based on total proved reserves. The Jay Petroleum Projections are based in part on the Cawley Reserve Report, prepared by CGA, which includes estimates of the PDP reserves and forecasts of economics attributable to Jay Petroleum, as of December 31, 2018, and calculated using Forward Strip Pricing. Isramco management has not undertaken to update the Jay Petroleum Projections since their preparation.

The following presents in summary form the Jay Petroleum Projections and related assumptions:

Projected Financial Performance – Jay Petroleum
($ in thousands)
	Jay Petroleum Projections
Fiscal Year Ending December 31,	2019P	2020P	2021P	2022P	2023P	2024P
Wells (Net)	10.4	3.8	3.7	3.7	3.6	3.6

Oil Price ($/Bbl)	$45.04	$46.48	$48.31	$49.19	$49.78	$49.74
Net Oil Production (MBbl)	8	6	6	5	4	4
Oil Revenue	$382	$287	$267	$234	$216	$190

Gas Price ($/mcf)	$2.85	$2.77	$2.72	$3.05	$3.06	$3.04
Net Gas Production (Mmcf)	55	33	29	25	23	21
Gas Revenue	$155	$91	$79	$77	$71	$63

NGL Price ($/Bbl)	$18.25	$19.27	$20.23	$21.11	$21.46	$21.42
Net NGL Production (MBbl)	2.4	1.5	1.2	0.9	0.8	0.7
NGL Revenue	$44	$28	$24	$18	$17	$15

Total Revenue	$581	$405	$369	$330	$303	$268

Total Operating Expenses	$394	$173	$164	$142	$138	$124

EBITDA	$188	$232	$205	$187	$166	$144

Capital Expenditures	$10	$0	$0	$0	$0	$0
as % Total Revenue	1.7%	0.0%	0.0%	0.0%	0.0%	0.0%

Projected Financial Performance – Jay Petroleum
($ in thousands)
	Jay Petroleum Projections
Fiscal Year Ending December 31,	2025P	2026P	2027P	2028P	Remaining (1)
Wells (Net)	3.3	3.3	3.2	3.2	NA

Oil Price ($/Bbl)	$49.63	$49.62	$49.62	$49.63	$49.11
Net Oil Production (MBbl)	3	3	3	2	19
Oil Revenue	$146	$136	$126	$118	$938

Gas Price ($/mcf)	$3.09	$3.10	$3.10	$3.11	$3.16
Net Gas Production (Mmcf)	17	15	14	13	102
Gas Revenue	$53	$46	$42	$39	$322

NGL Price ($/Bbl)	$22.72	$22.69	$22.66	$22.63	$24.04

Net NGL Production (MBbl)	0.4	0.4	0.4	0.3	2.4
NGL Revenue	$10	$9	$8	$8	$57

Total Revenue	$209	$191	$177	$165	$1,316

Total Operating Expenses	$81	$77	$74	$73	$558

EBITDA	$127	$114	$102	$92	$758

Capital Expenditures	$0	$0	$0	$0	$0
as % Total Revenue	0.0%	0.0%	0.0%	0.0%	0.0%

(1)

“Remaining” represents the sum of (i) the discrete period from FY2029P through FY2037P and (ii) a separate subtotal for “After,” reflecting the amounts until the end of the economic life of the well per the Cawley Reserve Report. Oil Price ($/Bbl), Gas Price ($/mcf), and NGL Price ($/Bbl) in the “Remaining” period were calculated using the respective revenue divided by the respective production volume.

Production Services Projections

Company management prepared the Production Services Projections for each of the fiscal years of 2019 and 2020. The Production Services Projections reflect the projected revenue, operating expenses and EBITDA attributable to Isramco’s Production Services segment for the periods indicated. Isramco management has not undertaken to update the Production Services Projections since their preparation.

The following presents in summary form the Production Services Projections:

Historical and Projected Financial Performance - Production Services
(in thousands)
						Production Services Projections
Fiscal Year Ending December 31,	2014A	2015A	2016A	2017A	2018A	2019E	2020P
Total Revenue	$30,934	$22,465	$12,752	$18,265	$32,164	$39,724	$49,317

Total Operating Expenses (1)	$(25,441)	$(23,256)	$(15,495)	$(19,154)	$(30,738)	$(36,033)	$(43,483)

EBITDA	$5,493	$(791)	$(2,743)	$(889)	$1,426	$3,691	$5,834

Depreciation	$(3,015)	$(3,853)	$(3,193)	$(3,072)	$(3,657)	—	—

Operating Income / (Loss) (2)	$2,478	$(4,644)	$(5,936)	$(3,961)	$(2,231)	—	—

(1)	Total operating expenses include general & administrative expenses.
(2)

Production Services’ 2015A Operating Income / (Loss) excludes an impairment loss of approximately ($10.6) million. Including the impairment loss in the calculation results in actual Operating Income / (Loss) of approximately ($15.2) million.

Financing

Isramco and the Purchaser Parties estimate that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $100 million. The merger is not subject to any financing condition and the Purchaser Parties intend to fund this amount from cash on hand.

Interests of Isramco’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of Isramco, Isramco’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Isramco generally. The members of the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the merger, and in making it recommendations to the Board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the stockholders of Isramco that the Merger Agreement be adopted. See “Special Factors—Background of the Merger” beginning on page 13 and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Recommendation of the Board; Fairness of the Merger” beginning on page 23.

Effective upon the consummation of the merger, Isramco will be owned by Parent and NHL. Mr. Haim Tsuff, Chairman of our Board, will indirectly control both Parent and NHL.

Isramco’s stockholders should take these interests into account in deciding whether to vote “FOR” the adoption of the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Treatment of Isramco Equity Awards in the Merger

On December 30, 2011, the Company’s stockholders approved the 2011 Stock Incentive Plan the (“2011 Plan”). The aggregate number of shares of Common Stock which may be issued or used for reference purposes under the 2011 Plan (or with respect to which awards may be granted) is 200,000 shares. The 2011 Plan is incorporated as Exhibit 10.17 to the Company’s Company Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Independent members of our Board, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates, are eligible to receive awards under the 2011 Plan. The selection of participants is within the sole discretion of the Compensation Committee of the Board.

As of the filing of this proxy statement, the Company has not issued any awards under its 2011 Plan and there were no outstanding equity awards granted to Isramco’s directors and officers.

Employment Agreement

Mr. Edy Francis, the Company’s Co-Chief Executive Officer / Chief Financial Officer, is entitled to severance benefits in the event of certain terminations of employment. These severance benefits are provided under an Employment Agreement between Isramco and the executive, incorporated as Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Continued Employment

Isramco’s executive officers as of the effective time of the merger will become the initial executive officers of the surviving corporation.

Voting by the Company’s Directors and Executive Officers

As of the filing of this proxy statement, Mr. Haim Tsuff directly held 61,679 shares of Common Stock that, pursuant to the merger, will be converted into the right to receive $7,487,830.60 as merger consideration, without interest and less applicable withholding taxes, and was the beneficial owner of 1,984,196 shares, collectively representing approximately 73.01% of the outstanding shares of Common Stock. As of the filing of this proxy statement, Mr. Tsuff was the only director or executive officer of the Company that beneficially owned Common Stock. Pursuant to the Support Agreement (as defined below), Mr. Tsuff has agreed to vote (or cause to be voted) all the shares of Common Stock that he beneficially owns “FOR” the merger proposal and “FOR” the Adjournment Proposal. See “Agreements with Purchaser Group Members Regarding Common Stock—Support Agreement.”

A copy of the Support Agreement is included as Annex C to this proxy statement.

Golden Parachute Compensation

SEC rules require us to disclose and conduct an advisory vote on the compensation that would be payable to our named executive officers based, on or that otherwise relates, to the Merger Agreement. Consummation of the merger, however, will not trigger any such payments. Accordingly, there are no payments to approve in connection with the Merger Agreement and we are not asking our stockholders to conduct such vote.

Indemnification/Insurance

Isramco’s bylaws provide for mandatory indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the Merger Agreement, Isramco’s directors and executive officers will be entitled to certain ongoing indemnification from Parent, NHL and the surviving corporation and coverage under directors’ and officers’ liability insurance policies. The indemnification and insurance provisions in the Merger Agreement are further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification; Directors’ and Officers’ Insurance” on page 86. Additionally, in connection with the execution of the Merger Agreement, Isramco and the Purchaser Parties entered into an indemnification agreement with each of the directors of the Company, other than Mr. Tsuff, providing for certain ongoing indemnification from Parent, NHL and the surviving corporation and coverage under directors’ and officers’ liability insurance policies on terms substantially similar to those provided in the Merger Agreement. The form of the indemnification agreement is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated May 20, 2019.

Compensation of the Special Committee

The Special Committee consists of three independent members of the Board: Max Pridgeon, Asaf Yarkoni and Nir Hasson. The Board appointed Mr. Pridgeon as the chairman of the Special Committee. In consideration of the time and effort required of the members of the Special Committee in connection with evaluating the potential merger or any related transaction, on June 5, 2018, the independent directors of the Board approved a payment of $50,000 to each member of the Special Committee for their services through January 2019 and resolved that the members would be entitled to additional compensation in an amount to be determined by the independent directors of the Board should the Special Committee’s services be necessary after January 2019. On February 28, 2019, the independent directors of the Board resolved that the Company will compensate each member of the Special Committee in the amount of $12,500 per month or part thereof, beginning February 1, 2019, to be paid at the beginning of each calendar month, until such time as the Special Committee will have no further work and will be dissolved by resolution of the Board. On June 26, 2019 (made effective May 20, 2019), the independent directors on the Board approved that the members of the Special Committee will be paid total compensation of $105,000 each for their service on the Special Committee from its inception until closing of the transaction.

These fees are not dependent on the closing of the merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the merger or any other transaction.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our Common Stock whose shares are converted into the right to receive cash pursuant to the merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof.

These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the merger.

This discussion is limited to holders who hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income or taxes under the Foreign Account Tax Compliance Act. Except as set forth below under the heading “—Information Reporting and Backup Withholding,” this discussion does not discuss tax reporting obligations.  In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	tax-exempt or governmental organizations;

●	persons subject to the alternative minimum tax;

●	S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

●	banks, insurance companies and other financial institutions;

●	brokers, dealers or traders in securities;

●	regulated investment companies or real estate investment trusts;

●	grantor trusts, foreign personal holding companies, and hybrid entities;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons holding our Common Stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

●	persons who are subject to the U.S. anti-inversion rules;

●	persons that own or have owned at any time (directly, indirectly, or constructively) more than 5% of our Common Stock;

●	persons who received our Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants or pursuant to restricted stock units (or other compensation arrangements);

●	U.S. Holders whose “functional currency” is not the U.S. dollar;

●	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

●	pension plans, pension funds, or tax-qualified retirement plans; and

●	persons who do not vote in favor of the merger and who properly demand appraisal of their shares under Delaware law.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our Common Stock and partners therein are encouraged to consult their tax advisors regarding the U.S. federal income tax consequences of the merger.

This discussion also does not address the Purchaser Parties or any of their affiliates.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT LEGAL OR TAX ADVICE. HOLDERS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust (1) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (as defined in Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust; or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for our Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the merger. A preferential U.S. federal income tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses recognized on the exchange is subject to limitations. If a U.S. Holder acquired different blocks of Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period and gain or loss separately with respect to each block of Common Stock. U.S. Holders that hold Common Stock with differing bases or holding periods are urged to consult their own tax advisors regarding the tax consequences of the merger to them.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our Common Stock that is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Subject to the discussion below in “—Information Reporting and Backup Withholding,” any gain realized by a Non-U.S. Holder resulting from the merger generally will not be subject to U.S. federal income or withholding tax unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States); or

●	the Non-U.S. Holder is an individual present in the United States for a period or periods aggregating 183 days or more during the taxable year of the merger, and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, the Non-U.S. Holder’s Common Stock will not be treated as a USRPI unless we are or have been a “United States real property holding corporation,” as defined in the Code (a “USRPHC”), at any time during the five-year period ending on the date of the merger or the Non-U.S. Holder’s holding period, whichever period is shorter. We have not made a determination as to whether we are a USRPHC at any time during the five-year period ending on the date of the merger. Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests plus certain other assets used or held for use in a trade or business. Even if we were treated as a USRPHC at any time during the applicable period, the Non-U.S. Holder’s Common Stock will not be treated as a USRPI unless (1) the Common Stock exchanged in the merger was not regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) prior to the merger, or (2) such holder owned, actually or constructively, more than five percent of the Common Stock during the applicable period described above. If a Non-U.S. Holder’s Common Stock constitutes a USRPI, such Non-U.S. Holder will be subject to U.S. federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. Holder, except that the branch profits tax will not apply.

Non-U.S. Holders are encouraged to consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9, or otherwise establishes a basis for exemption from backup withholding, or (2) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT LEGAL OR TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Regulatory Approvals

No material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the filing of this proxy statement and the Schedule 13E-3 and the filing of a certificate of merger with the Secretary of State of the State of Delaware by the Company and Merger Sub.

Delisting and Deregistration of Common Stock

If the merger is completed, our shares of Common Stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the shares of Common Stock.

Fees and Expenses

Except as described under “The Merger Agreement—Fees and Expenses—Expense Reimbursement Provisions,” if the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that Isramco will pay the costs of proxy solicitation and printing and mailing this proxy statement and the Schedule 13E-3 and all SEC filing fees with respect to the transaction.

Total fees and expenses incurred or to be incurred by Isramco in connection with the merger are estimated at this time to be as follows:

	Amount to be Paid
Financial advisory fee and expenses		$917,000.00
Legal, accounting and other professional fees	$
SEC filing fees		$11,699.30
Proxy solicitation, printing and mailing costs		$50,000.00
Transfer agent and paying agent fees and expenses		$15,000.00
Total	$

Anticipated Accounting Treatment of the Merger

The merger will be accounted for in accordance with U.S. generally accepted accounting principles. Isramco is determining whether the purchase method of accounting or historical book values will be used to account for the transaction.

Rights of Appraisal

If the merger is completed, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger proposal and who properly exercise and perfect their demand for appraisal of their shares and who do not withdraw such demand or lose their right to appraisal will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of our Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of Isramco held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of our Common Stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.

Under Section 262, holders of our Common Stock who (i) do not vote in favor of the merger proposal, (ii) continuously are the record holders of such shares through the effective time and (iii) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Court of Chancery to be the “fair value” of the shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value as determined by the court (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 of the DGCL). Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that if at any time before the Court of Chancery of the State of Delaware enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery of the State of Delaware and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 could be more than, the same as or less than the $121.40 per share Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Isramco’s notice to Isramco stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the merger, any holder of shares of our Common Stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all Isramco stockholders who assert appraisal rights unless (i) the total number of shares of our Common Stock for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of our Common Stock measured in accordance with subsection (g) of Section 262 of the DGCL or (ii) the value of the aggregate Merger Consideration in respect of the shares of our Common Stock for which appraisal rights have been pursued and perfected exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of shares of our Common Stock, Isramco believes that if an Isramco stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such shares of Isramco.

Stockholders wishing to exercise the right to seek an appraisal of their shares of our Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

●	the stockholder must not vote in favor of the merger proposal;

●	the stockholder must deliver to Isramco a written demand for appraisal before the vote on the merger proposal at the special meeting;

●

the stockholder must continuously hold the shares from the date of making the demand through the effective time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time); and

●

the stockholder or the surviving corporation must file a petition in the Court of Chancery of the State of Delaware requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the merger proposal, abstain or not vote its shares.

Filing Written Demand

Any holder of shares of our Common Stock wishing to exercise appraisal rights must deliver to Isramco, before the vote on the merger proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the merger proposal either in person or by proxy. A holder of shares of our Common Stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. However, neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A proxy or vote against the merger proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

Only a holder of record of shares of our Common Stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our Common Stock should be executed by or on behalf of the holder of record and must reasonably inform Isramco of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Isramco, Inc.

1001 West Loop South, Suite 750

Houston, Texas 77027
United States of America

Any holder of shares of our Common Stock may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Isramco a written withdrawal of the demand for appraisal within 60 days after the effective date of the merger, whether or not a petition for an appraisal proceeding has been filed. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation if no petition has been filed. No appraisal proceeding in the Court of Chancery of the State of Delaware will be dismissed without the approval of such court and such approval may be conditioned upon such terms as the court deems just.

Notice by the Surviving Corporation

If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each holder of shares of our Common Stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the merger proposal of the date that the merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the effective time, but not thereafter, the surviving corporation or any holder of shares of our Common Stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery of the State of Delaware, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair values of shares of our Common Stock. Accordingly, any holders of our Common Stock who desire to have their shares appraised by the Court of Chancery of the State of Delaware should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery of the State of Delaware in the manner prescribed in Section 262. The failure of a holder of our Common Stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time, any holder of shares of our Common Stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which Isramco received demands for appraisal, and the aggregate number of holders of such Common Stock. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a holder of shares of our Common Stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery of the State of Delaware is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

After determining the holders of our Common Stock entitled to appraisal, the Court of Chancery of the State of Delaware will appraise the “fair value” of the shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery of the State of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery of the State of Delaware could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although Isramco believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of the State of Delaware, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither the Purchaser Group nor Isramco anticipates offering more than the $121.40 per share Merger Consideration to any Isramco stockholder exercising appraisal rights. Each of the Purchaser Group and Isramco reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Common Stock is less than the $121.40 per share Merger Consideration.

Unless the Court of Chancery of the State of Delaware in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment; provided that if at any time before the Court of Chancery of the State of Delaware enters judgment in the appraisal proceeding, the surviving corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (i) the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Court of Chancery of the State of Delaware and (ii) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court of Chancery of the State of Delaware and taxed upon the parties as the Court of Chancery of the State of Delaware deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery of the State of Delaware may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of our Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of our Common Stock will be deemed to have been converted at the effective time into the right to receive the Merger Consideration, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the effective time, no stockholder who has demanded appraisal rights will be entitled to vote his, her or its shares for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Common Stock, if any, payable to Isramco stockholders of record as of a time prior to the effective time; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Court of Chancery of the State of Delaware, however, the appraisal proceeding may not be dismissed as to any Isramco stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any Isramco stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Litigation

As of the date of this proxy statement, the Company is not aware of any pending litigation against the Company and/or its board of directors relating to the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views, including without limitation views as to the expected completion and timing of the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet Relating to the Merger,” “Questions and Answers About the Special Meeting and the Merger,” “The Special Meeting,” “Special Factors,” and “Important Additional Information Regarding Isramco,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning, or the negative of these terms. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Isramco. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

●	the outcome of any legal proceedings that may be instituted against Isramco or others relating to the Merger Agreement;

●	the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

●	the effect of the announcement of the merger on our business relationships, operating results and business generally;

●	the amount of the costs, fees, expenses and charges related to the merger;

●	the Merger Agreement’s contractual restrictions on the conduct of our business prior to completion of the merger;

●	the possible adverse effect on our business and the price of Common Stock if the merger is not completed in a timely matter or at all;

and other risks detailed in our filings with the SEC, including in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K.

See “Where You Can Find Additional Information” beginning on page 99 for the location of those SEC filings. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER

Isramco, Inc.

For information about Isramco, see “Important Additional Information Regarding Isramco—Company Background” beginning on page 91 and “Where You Can Find Additional Information” beginning on page 99.

Naphtha Israel Petroleum Corporation, Ltd.

Naphtha is an Israeli public company, whose shares are listed for trading on the Tel-Aviv Stock Exchange (TLV:NFTA). The principal businesses of Naphtha are (directly and indirectly) exploration and production of oil and natural gas. Naphtha also is engaged in the field of commercial real-estate and hotel management in Israel and in Europe.

Naphtha Holding Ltd.

NHL is an Israeli private company. NHL is a direct wholly owned subsidiary of Naphtha and its principal business is to hold shares of Isramco, of which it is the controlling stockholder.

I.O.C. – Israel Oil Company, Ltd.

Parent is an Israeli private company and a direct wholly owned subsidiary of Naphtha and stockholder of Isramco. The principal businesses of Parent are (directly and indirectly) exploration and production of oil and natural gas. Parent is also engaged in the field of commercial real-estate and hotel management in Israel and in Europe.

Naphtha US Oil, Inc.

Merger Sub was incorporated under the laws of the State of Delaware and was formed by Parent solely for the purposes of effecting the merger. Merger Sub is a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

IMPORTANT INFORMATION REGARDING THE PURCHASER GROUP MEMBERS

As of August 20, 2019, Mr. Haim Tsuff directly owns 61,679 shares of Common Stock and may be deemed to control an additional 1,922,517 shares of Common Stock which represent approximately 73.01% of the outstanding shares of Common Stock. See “Important Additional Information Regarding Isramco—Security Ownership of Management and Certain Beneficial Owners.” Based on the foregoing and the ownership and management structures described below, Mr. Tsuff is in a position to indirectly determine the investment and voting decisions made by each of the Purchaser Group Members. Mr. Tsuff is a citizen of Israel and the Netherlands and his present principal occupation is as the Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco, positions held since May 1996.  He also serves as director and chairman of the board of several other Purchaser Group Members as shown below.

The below table sets forth the names, jurisdiction of organization, principal business and the nature of each Purchaser Group Member’s affiliation.

Entity Name	Jurisdiction Of Organization	Principal Business and Background
United Kingsway Ltd.	Bahamas

The principal business of United Kingsway Ltd. (“Kingsway”) is to hold securities of YHK Investment LP (“YHK”) and YHK General Manager Ltd. (“YHK Manager”).

Mr. Haim Tsuff owns all of the outstanding voting shares of Kingsway and is the sole director.

YHK General Manager Ltd.	Israel

The principal business of YHK Manager is to act as the general partner of YHK.

Kingsway owns 74.0% of the outstanding membership interests of YHK Manager.

Mr. Tsuff serves as a director of YHK Manager.

YHK Investment LP	Israel	The principal business of YHK is to hold securities of Equital, Ltd. (“Equital”). Kingsway owns 74.0% of the outstanding membership interest of YHK. YHK Manager is the general partner of YHK.
Equital, Ltd.	Israel

The principal businesses of Equital are (directly and indirectly) exploration and production of oil and natural gas and real estate investments.

YHK owns 36.2% of the outstanding voting securities of Equital.

Mr. Tsuff serves as Chairman of the Board of Equital.

J.O.E.L. Jerusalem Oil Exploration Ltd.	Israel

The principal businesses of J.O.E.L Jerusalem Oil Exploration Ltd. (“JOEL”) are (directly and indirectly) exploration and production of oil and natural gas and real estate investments.

Equital owns 100% of JOEL.

Mr. Tsuff serves as Chairman of the Board of JOEL.

Naphtha	Israel	The principal businesses of Naphtha are (directly and indirectly) exploration and production of oil and natural gas. JOEL owns 64.5% of Naphtha. Mr. Tsuff serves as Chairman of the Board of Naphtha.
NHL	Israel

The principal business of NHL is to hold shares of Common Stock of Isramco.

NHL directly owns 1,592,841 shares of Common Stock, representing approximately 58.6% of the outstanding shares of Common Stock.

Naphtha owns 100% of NHL.

Mr. Tsuff is a director of NHL.

Parent	Israel

The principal businesses of Parent are (directly and indirectly) exploration and production of oil and natural gas.

Parent directly owns 329,676 shares of Common Stock, representing approximately 12.1% of the outstanding shares of Common Stock.

Naphtha owns 99.99% of Parent.

Mr. Tsuff is a director of Parent.

Merger Sub	Delaware	Merger Sub was formed by Parent solely for the purposes of effecting the merger. Parent owns 100% of the outstanding shares of common stock of Merger Sub. Mr. Tsuff is a director of Merger Sub.

The business address for each of the Purchaser Group Members, other than Mr. Haim Tsuff and Kingsway, is 8, Granit Street, Kiryat Arie, 8, Granit Street, P. O. Box 2695, Petach Tikva, 4951407 Israel, and the business telephone number for these entities is +972-3-922-9225. The business address of Mr. Haim Tsuff and Kingsway is Van Merlenlaan 2a, 2103 GD, Heemstede, Netherlands and the business telephone number for these persons is +31235470207.

During the past five years, none of the persons or entities described above have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The name, business address, present principal employment and citizenship of each director and executive officer of each Purchaser Group Member are set forth below. Unless otherwise noted, each director and officer has held their present principal employment for the past five years.

During the past five years, none of the directors or officers listed below have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Kingsway

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Sole Director

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and The Netherlands

YHK Manager

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Director

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and The Netherlands
Boaz Tsuff	Director	Tourism management	Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and The Netherlands
Boaz Simons	Director	Vice President of Tavura Holdings Ltd. (since 2013); Head of Business Administration of Avraham Livnat Ltd (since 2014)	2, Hazaon Ramle, Israel	Israel and Australia

YHK

YHK Manager is the general partner of YHK.

Equital

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Director

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and The Netherlands
Hadar Ben-Gur Shem-Tov	Director	Director of Equital	17/92 Haascala Boulevard Tel-Aviv, Israel	Israel

Gilad Richman	Director	CPA; Managing Partner of Richman	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Boaz Simons	Director	Vice President of Tavura Holdings Ltd. (since 2013); Head of Business Administration of Avraham Livnat Ltd (since 2014)	2, Hazaon Ramle, Israel	Israel and Australia
Yosef Yarom	Director	Lecturer at Ben Gurion University (since 2014) and Haifa University (until 2018); Director of ORT Israel (since 2016) and HaPoalim bank (until 2017)	7 Kalman Magen Street, Tel Aviv, Israel	Israel and Argentina
Eran Saar	Chief Executive Officer	Chief Executive Officer of Equital, Naphtha, JOEL, Parent, Isramco Negev 2 and NHL	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Noa Lendner	General Counsel and Corporate Secretary	General Counsel and Corporate Secretary of Equital, Naphtha, and General Counsel of JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Eitan Voloch	Chief Financial Officer	Chief Financial Officer of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Guy Bar Adon	Controller	Controller of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Daniel Prytag	Internal Auditor	CPA, owner of a CPA firm and Internal Auditor of various companies, including Equital and Naphtha	33, Jabotinsky Street Ramat Gan, Israel	Israel

JOEL

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Chairman of the Board

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and Netherlands
Eran Saar	Chief Executive Officer	Chief Executive Officer of Equital, Naphtha, JOEL, Parent, Isramco Negev 2 and NHL	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Noa Lendner	General Counsel	General Counsel and Corporate Secretary of Equital, Naphtha, and General Counsel of JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Eitan Voloch	Director and Chief Financial Officer	Chief Financial Officer of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel

Guy Bar Adon	Controller	Controller of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Daniel Prytag	Internal Auditor	CPA, owner of a CPA firm and Internal Auditor of various companies, including Equital and Naphtha	33, Jabotinsky Street Ramat Gan, Israel	Israel

Naphtha

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Chairman of the Board

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and Netherlands
Shmuel Meir Messenberg	Director

Managing Partner at Sigma City; Director of Africa Israel Residences Ltd., Direct Finance Ltd., IES Holdings Ltd., Norstar Holdings Inc., Isras Investment Company Ltd., Iintoo GP Public Inc. and GP Pinto Afik 1 Ltd.

			8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Boaz Simons	Director	Vice President of Tavura Holdings Ltd. (since 2013); Head of Business Administration of Avraham Livnat Ltd (since 2014)	2, Hazaon Ramle, Israel	Israel and Australia
Izak Yechezkel	Director	CPA (independent consultant)	38, Bat-Chen Street Haifa, Israel	Israel
Eran Saar	Chief Executive Officer	Chief Executive Officer of Equital, Naphtha, JOEL, Parent, Isramco Negev 2 and NHL	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Noa Lendner	General Counsel and Corporate Secretary	General Counsel and Corporate Secretary of Equital, Naphtha, and General Counsel of JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Eran Lendner	Vice President of Business Development	Vice President of Business Development of Naphtha and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel and US
Eitan Voloch	Chief Financial Officer	Chief Financial Officer of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Guy Bar Adon	Controller	Controller of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel

Daniel Prytag	Internal Auditor	CPA, owner of a CPA firm and Internal Auditor of various companies, including Equital and Naphtha	33, Jabotinsky Street Ramat Gan, Israel	Israel

Parent and NHL

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Director

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and Netherlands
Eran Saar	Director and Chief Executive Officer	Chief Executive Officer of Equital, Naphtha, JOEL, Parent, Isramco Negev 2 and NHL	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Eitan Voloch	Director (Parent only) Chief Financial Officer	Chief Financial Officer of Equital, Naphtha, JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel
Noa Lendner	General Counsel	General Counsel and Corporate Secretary of Equital, Naphtha, and General Counsel of JOEL, Parent, NHL and Isramco Negev 2	8, Granit Street PO Box 2695 Petach Tikva, 4951407 Israel	Israel

Merger Sub

Name	Title	Present Principal Employment	Business Address	Citizenship
Haim Tsuff	Chairman of the Board, President and Co-Chief Executive Officer

Chairman of the Board and Co-Chief Executive Officer (since November 2017, previously Chief Executive Officer) and President of Isramco (positions held since May 1996); Chairman of the Board of Equital, JOEL, Naphtha and Isramco Negev 2 (since 2010)

			Van Merlenlaan 2a, 2103 GD Heemstede, Netherlands	Israel and Netherlands
Edy Francis	Director, Co-Chief Executive Officer, Chief Financial Officer and Treasurer	Co-Chief Executive Officer (since November 2017) and Chief Financial Officer of Isramco	1001 West Loop South, Suite 750 Houston, Texas 77027 USA	Israel and US
Amir Sanker	Director	Operations Manager of Jay Management Company, LLC	1001 West Loop South, Suite 750 Houston, Texas 77027 USA	Israel and US
Anthony James	General Counsel and Secretary	General Counsel and Corporate Secretary of Isramco	1001 West Loop South, Suite 750 Houston, Texas 77027 USA	USA

Purchaser Group Past Transactions

In December 2017, the board of directors of Equital approached the board of directors of its subsidiary, JOEL, to propose a potential negotiated merger transaction pursuant to which Equital would acquire all of the issued and outstanding shares of JOEL not already owned by Equital in exchange for a combination cash and shares of Equital. JOEL appointed an Independent Special Committee (the “ISC”) to review the transaction and negotiate the terms on its behalf.

Through October 2018, Equital submitted to the ISC various proposals consisting of combinations of cash and stock consideration and Equital and the ISC negotiated the terms of the potential transaction. This process included in-person and telephonic negotiations between Equital and the ISC and their respective representatives and advisors and the exchanging of drafts of the related merger agreement. Additionally, the ISC held discussions regarding the economic and legal terms of the merger agreement, and examined the fairness of the consideration offered to JOEL’s public stockholders in Equital’s proposals. In late October 2018, Equital submitted its final proposal to the ISC for the acquisition of all of the issued and outstanding JOEL shares not already owned by Equital or JOEL in a cash and stock merger, with an exchange ratio of 1.836 Equital shares for each such JOEL share, plus cash consideration of 63 ILS for each such JOEL share (the “Final Offer”). After reviewing the Final Offer with its advisors, the ISC determined in a meeting on October 29, 2018 to recommend to the JOEL board of directors the approval of the Final Offer, which reflected, according to the ISC (and based upon receipt of a valuation and fairness opinion), a fair and reasonable consideration for the JOEL public stockholders.

Following the ISC’s recommendation (along with the recommendations of its external independent economic and legal advisors), on October 31, 2018, JOEL’s and Equital’s respective boards of directors and audit committees approved the merger of JOEL with and into a wholly owned, newly formed subsidiary of Equital in a reverse triangular merger, with JOEL’s existence continuing as the surviving corporation, and the related merger agreement was executed by the parties the same day. On December 13, 2018, the merger agreement was approved by the general assembly of JOEL stockholders and in February 2019 the merger was completed and JOEL’s shares were delisted from the Tel-Aviv Stock Exchange. The final consideration paid to the holders of all of the issued and outstanding JOEL shares, other than Equital and JOEL, consisted of 1.836 Equital shares for each such JOEL share, totaling 19,954,972 Equital shares, and a cash consideration of approximately 59 ILS for each such JOEL share (adjusted from 63 ILS per share due to JOEL’s distribution of a dividend between the signing of the merger agreement and the closing of the merger), totaling approximately 640.6 million ILS.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting of stockholders to be held on             , 2019, starting at                  , local time, at the Company’s corporate headquarters located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA, or at any adjournment or postponement of the meeting. The purpose of this special meeting is to consider and vote on adoption of the Merger Agreement and to approve the adjournment of special meeting, if necessary.

Record Date and Quorum

The holders of record of Common Stock as of the close of business on                 , 2019, the record date for the determination of stockholders entitled to notice of and to vote at the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date,                 shares of Common Stock were issued and outstanding. As of the date of this proxy statement, 2,717,648 shares of Common Stock are outstanding. Each holder of Common Stock entitled to vote at the special meeting is entitled to one vote for each share held.

Stockholders representing a majority of the Common Stock issued and outstanding as of the Record Date, present in person or by proxy at the special meeting, will constitute a quorum for the transaction of business at the special meeting or any adjournment(s) thereof. Abstentions and shares held of record by a broker for which the broker has discretionary authority or instructions to vote the shares are counted as shares that are present at the special meeting for purposes of determining a quorum. Broker non-votes, as described below under “—Required Votes—Broker Non-Votes,” will not be considered to be present for purposes of determining whether a quorum exists.

Required Votes

The merger cannot be completed unless both (i) the affirmative vote of the holders of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors, and (ii) holders of a majority of outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officers, vote in favor of the adoption of the Merger Agreement.

As of the record date, there were            shares of Common Stock outstanding. As of the date of this proxy statement, 2,717,648 shares of Common Stock are outstanding, of which members of the Purchaser Group beneficially owns 1,984,196 shares, representing approximately 73.01% of the outstanding shares of Common Stock on the record date. On the terms and conditions set forth in the Support Agreement, NHL, Parent, and Mr. Haim Tsuff have agreed to vote (or cause to be voted) these shares for the adoption of the Merger Agreement. In addition, the executive officers and directors of the Company have indicated that they intend to vote in favor of adoption of the Merger Agreement given the anticipated benefits of the merger described in this proxy statement.

The effect of abstentions and broker non-votes for each of the merger proposal and the Adjournment Proposal being considered at the special meeting is set forth below.

Broker Non-Votes

In accordance with the rules of NASDAQ, banks, brokers and other nominees who hold Common Stock in “street name” for their customers do not have discretionary authority to vote those shares with respect to non-routine items, such as the adoption of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to the adoption of the Merger Agreement (this is known as a “broker non-vote”).

As a result, if you hold your Common Stock in “street name” and you do not provide voting instructions, your Common Stock will not be counted as present for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and will have no effect on the Adjournment Proposal.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum is present. Such proxies will have the same effect as a vote “AGAINST” both the proposal to adopt the Merger Agreement and the Adjournment Proposal.

Voting; Proxies; Revocation

Attendance

All holders of Common Stock as of the close of business on                      , 2019, the record date for voting at the special meeting, including stockholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Record Holders

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or Via the Internet. This proxy statement is accompanied by a proxy and voting instruction card with instructions for submitting voting instructions. You may submit your proxy by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy and voting instruction card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy and voting instruction card, as described below.

Submit a Proxy and Voting Instruction Card. If you complete, sign, date and return the enclosed proxy and voting instruction card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy and voting instruction card. If you sign, date and return your proxy and voting instruction card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to adopt the Merger Agreement. If you fail to return your proxy and voting instruction card or otherwise to vote at the meeting, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote against the adoption of the Merger Agreement.

“Street Name” Shares

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

●

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

●

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy and voting instruction card by mail to the Company;

●	attending the special meeting and voting in person; or

●	giving written notice of revocation to the Secretary of the Company.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy and voting instruction card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy and voting instruction card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The special meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to obtain the Requisite Stockholder Approval for adoption of the Merger Agreement, although this is not currently expected. If there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, email, telephone, or via the Internet. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of $10,500, as well as all reasonable and documented expenses. In addition, the Company has agreed to indemnify D.F. King & Co., Inc., against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

PROPOSAL NO. 1:

THE MERGER PROPOSAL

The Company’s stockholders are being asked to approve a proposal to adopt the Merger Agreement. For a summary of the Merger Agreement, see “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Approval of the merger proposal requires the holders of not less than 75% of the outstanding stock of the Company entitled to vote in the election of directors vote in favor of adoption of the Merger Agreement. Under the Merger Agreement, the merger also cannot be completed without the Majority of the Minority Stockholder Approval.

The Board unanimously recommends that you vote “FOR” the merger proposal.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A, and which we incorporate by reference into this proxy statement. The provisions of the Merger Agreement are extensive and not easily summarized. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties to the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. In addition, you should read “Agreements With Purchaser Group Members Involving Common Stock,” which summarizes the Support Agreement, as certain provisions of these agreements relate to certain provisions of the Merger Agreement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Isramco contained in this proxy statement or in Isramco’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Isramco contained in the Merger Agreement and described in this summary. The representations, warranties and covenants made in the Merger Agreement by Isramco and the Purchaser Parties were qualified and subject to important limitations agreed to by Isramco and the Purchaser Parties in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures that were made by Isramco to the Purchaser Parties, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, May 20, 2019. Additional information about Isramco may be found elsewhere in this proxy statement and in Isramco’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Isramco and the separate existence of Merger Sub will cease. Isramco will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger. At the effective time of the merger, the certificate of incorporation and bylaws of Isramco will continue to be the certificate of incorporation and bylaws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will serve until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation. The officers of Isramco immediately prior to the effective time will be the initial officers of the surviving corporation and will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger will take place no later than the fifth business day after the satisfaction or waiver of the conditions to closing provided for in the Merger Agreement (other than any condition that by its nature cannot be satisfied until the closing of the merger, but subject to satisfaction or waiver of any such condition), at a place to be agreed by the parties. The merger will become effective at the time (referred to as the “effective time”) when the Company and Parent cause to be filed a certificate of merger with the Secretary of State of the State of Delaware, to be executed, acknowledged and filed in accordance with the relevant provisions of the DGCL, or at such later date or time as may be agreed by Parent and Isramco in writing and specified in the certificate of merger in accordance with the DGCL.

Effect of the Merger on the Common Stock of Isramco and Merger Sub

At the effective time, each issued and outstanding share of Common Stock (other than any cancelled shares, as described below, any shares owned by Parent or NHL, and any shares owned by holders of dissenting shares) will be converted automatically into and will represent the right to receive $121.40 in cash per share, without interest, which we refer to as the “Merger Consideration.”

Each share of Common Stock that is held by Isramco as treasury stock immediately prior to the effective time, which are referred to as “cancelled shares,” will be cancelled automatically and will cease to exist, and no consideration will be delivered in exchange for such cancellation.

Stockholders who do not vote in favor of the proposal to adopt the Merger Agreement and who object in writing to the merger prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Special Factors—Rights of Appraisal” in the accompanying proxy statement and reproduced in its entirety as Annex D to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of our Common Stock. This means that stockholders may be entitled to have the fair value of their shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the their portion of the Merger Consideration if such stockholders follow exactly the procedures specified under the DGCL. The ultimate amount that such stockholders may receive in an appraisal proceeding may be less than, equal to or more than the amount they would have received under the Merger Agreement.

At the effective time, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into shares of common stock of the surviving corporation in an amount equal to the number of shares of Common Stock converted into the Merger Consideration.

Payment for the Common Stock in the Merger

Immediately prior to the effective time, the Purchaser Parties are obligated to deliver to the Company’s transfer agent, a U.S.-based bank or a trust company designated by Parent and reasonably acceptable to Isramco (which we refer to as the “paying agent”), for the benefit of holders of Common Stock (other than any cancelled shares, shares owned by Parent or NHL, and dissenting shares), sufficient funds for timely payment of the Merger Consideration.

As promptly as practicable after the effective time, and not later than the second business day following the effective time, the surviving corporation will cause the paying agent to mail to each holder of record of Common Stock whose shares of Common Stock were converted into the right to receive Merger Consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or affidavits of loss in lieu of certificates) that formerly represented Common Stock or non-certificated shares represented by book-entry in exchange for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of Isramco as to, among other things:

●	corporate organization, existence and good standing, including with respect to Isramco’s subsidiaries;

●

the capitalization of Isramco, including, in particular, the number of shares of Common Stock outstanding and the existence of any convertible shares, stockholder rights plans, options, preemptive rights or rights of first refusal with respect to the Common Stock, restricted stock units or “phantom” stock or similar securities or rights are derivative of, or provide economic benefits based on the value or price of, any capital stock or voting security of Isramco;

●	the nature and ownership of all shares of capital stock, voting securities of, and other equity interests in, each of Isramco’s subsidiaries;

●

corporate power and authority to enter into the Merger Agreement and, subject to obtaining the Requisite Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, to consummate the transactions contemplated by the Merger Agreement, the enforceability of the Merger Agreement against Isramco;

●	the recommendations of the Special Committee and the Board;

●	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

●

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the Merger Agreement, and consummation of the transactions contemplated thereby;

●	the truth and accuracy of Isramco’s filings with the SEC and of the financial statements included in the SEC filings;

●	compliance with applicable securities laws since January 1, 2018;

●	the truth and accuracy of Isramco’s proxy statement and the Schedule 13E-3;

●	the absence of certain undisclosed liabilities for Isramco and its subsidiaries;

●	conduct of Isramco’s business in the ordinary course and the absence of a Company Material Adverse Effect (as defined below) since December 31, 2018;

●	pending or threatened legal proceedings and government orders;

●	the full force and effect of all government permits and licenses required for the Company and its subsidiaries to operate their businesses;

●	compliance with applicable laws since January 1, 2018;

●	the payment of taxes, the filing of tax returns and other tax matters related to Isramco and its subsidiaries;

●	material contracts of Isramco and its subsidiaries and the absence of breaches under them;

●	intellectual property owned or used by Isramco or its subsidiaries;

●

title to all material real property, and valid leasehold interests under enforceable leases in all of the properties leased by Isramco or its subsidiaries and other matters pertaining to real property;

●	the Company Stockholder Approval and the Majority of the Minority Stockholder Approval;

●	the absence of any breach, default or cancellation under the insurance policies of Isramco and its subsidiaries;

●	Isramco’s benefits plans and compliance under such plans and applicable law;

●	compliance with applicable environmental laws;

●	compliance with applicable derivative transaction laws, and the absence of any breach or violation of an obligation under a derivative transaction of Isramco or its subsidiaries;

●	title to the oil and gas properties forming the basis for the reserves of Isramco and its subsidiaries;

●

the accuracy of the data supplied by Isramco and its subsidiaries relating to interests referred to in the Company’s reserve reports, and general compliance with applicable laws and contracts pertaining to the oil and gas properties of Isramco or its subsidiaries;

●

the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the merger, other than those that will be paid by Isramco to Duff & Phelps and Duff & Phelps Securities, LLC;

●	receipt of an opinion from Duff & Phelps as the Special Committee’s financial advisor; and

●	the inapplicability of takeover statutes requiring further actions or votes to the Merger Agreement or the transactions contemplated thereby.

The Merger Agreement also contains representations and warranties of the Purchaser Parties as to, among other things:

●	corporate organization, existence and good standing;

●	corporate power and authority to enter the Merger Agreement and to consummate the transactions contemplated thereby;

●	required regulatory filings and authorizations, consents or approvals of government entities and consents or approvals required of other third parties;

●

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of the Merger Agreement, and consummation of, the transactions contemplated thereby;

●	the accuracy of the information provided by any Purchaser Party to be included in this proxy statement and the Schedule 13E-3;

●	Merger Sub’s operations;

●	the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the merger;

●	the Purchaser Parties’ ownership of Common Stock;

●

the Purchaser Parties having conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Isramco and its subsidiaries;

●

Isramco having made available to the Purchaser Parties certain estimates, projections and other forecasts for the business of Isramco and its subsidiaries, and non-reliance by the Purchaser Parties on the same or the accuracy or completeness of them;

●

the Parent has, as of the date of the Merger Agreement, and at the closing will have, sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to consummate the transactions contemplated by the Merger Agreement; and

●	the absence of any representation or warranty not contained in the Merger Agreement.

Many of the representations and warranties in the Merger Agreement are qualified by knowledge or materiality qualifications or a “Company Material Adverse Effect” or “Parent Material Adverse Effect” clause.

For purposes of the Merger Agreement, a “Company Material Adverse Effect,” means any effect, event, fact, development, occurrence, circumstance, condition or change, which we refer to collectively as an “Effect,” that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect on:

●	the business, financial condition, results of operations or assets of Isramco and its subsidiaries taken as a whole, other than any such Effect resulting from:

●

any change or prospective change in the market price or trading volume of the Common Stock or the credit ratings of Isramco (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect

●	general economic conditions (or changes in such conditions) or conditions in the global economy generally;

●	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

●	changes in applicable laws (or any interpretation or enforcement thereof) that are binding on Isramco or any of its subsidiaries;

●	changes in generally accepted accounting principles or regulatory accounting requirements (or any interpretation or enforcement thereof);

●	political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

●

the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, nuclear incidents, pandemics, quarantine restrictions, severe weather conditions, tsunamis, tornados, volcanic eruptions, fires or other national disasters;

●

any failure by Isramco to meet any analysts’ estimates or expectations of Isramco’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Isramco or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the Effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect);

●	compliance by Isramco with the terms of, or any action taken or not taken by Isramco or any of its subsidiaries that is expressly required by the Merger Agreement; or

●	any action taken or not taken by or at the written request of a Purchaser Party;

provided that any Effect resulting from any of the matters described in the second, fourth, fifth, sixth, or seventh bullets may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on Isramco and its subsidiaries, taken as a whole, as compared to other companies in the industry in which Isramco and its subsidiaries operate; or

●

the ability of Isramco to consummate the transactions contemplated by the Merger Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding ninth and tenth bullets.

For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any Effect that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or material impede, interfere with, hinder or delay:

●	the consummation by the Purchaser Parties of the merger or any of the other transactions contemplated by the Merger Agreement; or

●	the compliance by each of the Purchaser Parties of each of their respective obligations under the Merger Agreement in any material respect.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions or Parent’s consent, during the period from the signing of the Merger Agreement to the effective time, Isramco must ensure that the business and operations of Isramco and each of its subsidiaries be conducted in the ordinary course of business and in accordance with past practice, and in compliance with all applicable laws and the requirements of Isramco’s material contracts. In addition, subject to certain exceptions or Parent’s written consent, Isramco must not, and must cause each of its subsidiaries not to:

●

offer, issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the offering, issuance, delivery, sale, grant, disposition, pledge or other encumbrance of (i) except pursuant to a benefits plan or awards outstanding under the 2011 Plan on the date of the Merger Agreement, any shares of its capital stock or any other ownership interest of Isramco or any of its subsidiaries, or any securities convertible into or exchangeable for any such shares or any other ownership interest of Isramco or any of its subsidiaries, or any rights, warrants or options to acquire any such shares or any other ownership interest or any convertible or exchangeable securities; or (ii) any other securities of Isramco or any of its subsidiaries in lieu of outstanding Common Stock;

●	redeem, purchase or otherwise acquire any outstanding shares of capital stock or other securities of Isramco or its subsidiaries, or propose to do so;

●

split, combine, subdivide or reclassify any capital stock or other equity interests of Isramco or any of its subsidiaries, or declare, accrue, set aside for payment or pay any dividend or other payment in respect of any outstanding capital stock or other equity interests of Isramco or any of its subsidiaries;

●

acquire, sell, lease, license, farmout, transfer, encumber or dispose of, or agree to acquire, sell, lease, license, farmout, transfer, encumber or dispose of, any material assets, properties or rights;

●

(i) incur, create, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Company contracts in existence as of the date of the Merger Agreement) or create any encumbrances on any property or assets of Isramco or any of its subsidiaries; or (ii) make any loans, advances or capital contributions to, or investments in, any other person, Isramco or any wholly owned subsidiary of Isramco;

●

(i) except in the ordinary course of business consistent with past practice, increase the compensation or benefits to officers, directors or employees; (ii) grant any rights to severance or termination pay, or enter into or amend any employment or severance agreement with any current or former employees, directors or officers; (iii) enter into any consulting, bonus, retention, retirement or similar agreement with any current or former employees, directors or officers; (iv) establish, adopt, enter into or amend any benefits plan or collective bargaining agreement, trust, fund policy or arrangement for the benefit of officers, directors or employees; (v) amend or adopt any material benefits plan or equity plan; (vi) accelerate the vesting, exercisability or payment of any compensation or benefit; or (vii) grant any awards under the 2011 Plan, in each case except as required by law or any benefits plans in effect on the date of the Merger Agreement;

●

enter into or become bound by, terminate, modify, assign, or amend, or waive or assign any material rights under, any of Isramco’s material contracts, other than in the ordinary course of business consistent with past practice;

●	change any of our accounting principles, practices or methods other than as required by law, generally accepted accounting principles, or IFRS;

●	amend its charter, bylaws or other organizational documents, or form any subsidiary;

●

acquire any equity interest or other interest in any other entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

●	authorize or make any commitment with respect to any material capital expenditure that is not budgeted in Isramco’s current plan approved by the Board as of the date of the Merger Agreement;

●

except in the ordinary course of business, (i) make or change any material tax election; (ii) adopt or change any method of tax accounting; (iii) file any material amended tax return; (iv) enter into certain tax agreements relating to any material tax; (v) surrender the right to claim a material tax refund; (vi) settle or compromise any claim in respect of any material tax; (vii) consent to any waiver of the statute of limitations period applicable to any material tax claim or assessment; (viii) request any material tax ruling, (ix) fail to pay any material tax when due and payable; (x) incur any material taxes; or (xi) prepare any tax returns in a manner which is not consistent with past custom and practice with respect to the treatment of such items on such tax returns;

●

commence any legal proceeding, except (i) as required with respect to continuation of legal proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices; (ii) to enforce the terms of the Merger Agreement or the Support Agreement; or (iii) in connection with the Merger Agreement, the Support Agreement and the transactions contemplated thereby;

●	waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material legal proceeding;

●

extend, renew or enter into any contracts containing non-compete or exclusivity provisions that (A) would restrict or limit the operations of Isramco and its subsidiaries or (B) apply to any current or future affiliates of Isramco, the surviving corporation or Parent;

●	other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

●	amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

●

authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of Isramco which would not result in a material increase in the tax liability of Isramco or any of its subsidiaries;

●	take any action or omit to take any action that is reasonably likely to cause any of the conditions of the consummation of the merger to not be satisfied; or

●	enter into any contract to do any of the above.

Other Covenants and Agreements

No Solicitation

Pursuant to the Merger Agreement, except as described below, during the period prior to the effective time, Isramco agrees that it and its subsidiaries will not, and they will instruct and cause their respective officers, directors, employees, agents and representatives, not to, directly or indirectly:

●	solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

●

furnish any nonpublic information regarding, or afford access to the properties, books or records of, Isramco or its subsidiaries for the purpose of knowingly facilitating or encouraging an Acquisition Proposal;

●	engage in discussions or negotiations for the purpose of knowingly facilitating or encouraging an Acquisition Proposal;

●

approve, endorse, recommend or enter into any agreement in principle, letter of intent, acquisition or similar agreement relating to an Acquisition Proposal (except for acceptable confidentiality agreements); or

●	resolve to propose, agree or publicly announce an intention to do any of the foregoing.

An “Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer or proposal of any third party relating to:

●

any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of Isramco or to which 15% or more of the consolidated revenues or earnings of Isramco are attributable or 15% or more of any class of equity or voting securities of Isramco;

●	any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of any class of equity or voting securities of Isramco;

●

a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving Isramco or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Isramco or to which 15% or more of the consolidated revenues or earnings of Isramco are attributable; or

●	any combination of the foregoing.

Notwithstanding the above, prior to the receipt of the Requisite Stockholder Approval, if Isramco receives an unsolicited Acquisition Proposal that the Board or the Independent Committee concludes in good faith is reasonably likely to lead to a Superior Proposal, the unsolicited Acquisition Proposal did not result from Isramco’s material breach of its obligations under the non-solicitation provisions of the Merger Agreement (other than any such breach caused by any Purchaser Party), and after consultation with its counsel, the Board or the Independent Committee determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, then Isramco may:

●

furnish nonpublic information to the person making the unsolicited Acquisition Proposal, provided that such person enters into a customary confidentiality agreement and Isramco gives notice to Parent setting forth the identity of such person and Isramco’s intention to furnish such nonpublic information or to enter into discussion with such person; and

●	engage in discussions or negotiations with that person regarding the unsolicited Acquisition Proposal.

A “Superior Proposal” is a bona fide written Acquisition Proposal which did not arise from a material breach of the non-solicitation restrictions in the Merger Agreement, with all references to “15%” in the definition of Acquisition Proposal increased to 75%, except for with respect to any class of equity or voting securities of Isramco, in which case all references to “15%” in the definition of Acquisition Proposal increased to “50%,” or a bona fide written Acquisition Proposal which did not arise from a material breach of the non-solicitation restrictions in the Merger Agreement for the acquisition of all outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officer, in each case that the Board or the Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all terms and conditions of such Acquisition Proposal that it determines to be relevant, is more favorable to holders of unaffiliated shares than the merger after taking into account any changes to the Merger Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal.

Isramco must promptly provide to Parent any nonpublic information concerning Isramco or any of its subsidiaries that is provided to the person making the unsolicited Acquisition Proposal or its representatives that was not previously provided or made available to a Purchaser Party.

Isramco must promptly (and in any event within 24 hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, including the identity of the party making the Acquisition Proposal or inquiry and details of the material terms and conditions of the Acquisition Proposal, and must keep Parent promptly (and in any event within 24 hours) and reasonably informed with respect to the status of such Acquisition Proposal or any material developments or modifications.

Except as described below, during the period prior to the effective time, neither the Company, the Board nor any Board committee is permitted to make any “Change in Recommendation,” which means:

●	withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation;

●	adopt, approve or recommend any Acquisition Proposal;

●

fail to include the Company Recommendation in this proxy statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within 10 business days);

●

following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and the merger within 10 business days after receipt of any reasonable request by Parent to do so; or

●	resolve or agree to take any of the foregoing actions.

Notwithstanding the above, at any time prior to obtaining the Requisite Stockholder Approval, the Board or the Independent Committee may make a Change in Recommendation in response to either:

●

an Effect that arises or occurs after the date of the Merger Agreement and prior to the later of the Requisite Stockholder Approval and was not, prior to the date of the Merger Agreement, known to or reasonably foreseeable to the Special Committee (such Effect is referred to as an “Intervening Event”; provided that the following shall not constitute an “Intervening Event”: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) changes in the price or trading volume of the Common Stock (provided that the underlying causes of such changes may be considered in determining if an Intervening Event has occurred); or (iii) any matters generally affecting the industry in which the Company operates as a whole and that have not had or would not reasonably be expected to have a disproportionate effect on the Company and its subsidiaries), if the Board or the Independent Committee determines in good faith, after consultation with its legal counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law; or

●

the receipt of an unsolicited Acquisition Proposal, if the Board or the Independent Committee determines in good faith, after consultation with its financial advisor and legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

However, the Board or the Independent Committee may only make a Change in Recommendation if:

●

it provides Parent with a notice of its intent to take such action at least five business days in advance of such action (and the Purchaser Parties shall keep the contents of such Change in Recommendation Notice confidential until such Change in Recommendation is made public by the Company), and in the case of a Superior Proposal, specifies the identity of the person making the Superior Proposal and the material terms of the Superior Proposal and contains a copy of the material documents or agreements providing for the Superior Proposal, or, in the case of an Intervening Event, contains a reasonably detailed description of the Intervening Event;

●

if requested by Parent, for a period of at least four business days after receipt of the notice, negotiates in good faith with Parent and any representative of Parent (if Parent desires to negotiate) to permit Parent to propose amendments to the Merger Agreement;

●

following such four-day negotiation period, and taking into account in good faith any further Parent proposals regarding the Merger Agreement, the Board or the Independent Committee determines that the Superior Proposal would continue to constitute a Superior Proposal, or, in the case of an Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable law; and

●

in case of a Superior Proposal, such Superior Proposal did not result from a material breach of the non-solicitation provisions of the Merger Agreement (other than any such breach caused by any Purchaser Party).

In the event of any amendment to the financial terms or other material terms of an Acquisition Proposal, Isramco will be required to deliver a new notice to Parent and to comply with the requirements of the Merger Agreement with respect to such new notice, except that the minimum negotiation period shall be three business days (instead of four business days as contemplated above).

Stockholder Approval

Isramco will use reasonable efforts to take all action necessary in accordance with the DGCL, its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the mailing of this proxy statement for the purpose of obtaining the Requisite Stockholder Approval and, subject to the occurrence of a Change in Recommendation, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement.

Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, Isramco, Naphtha, NHL, and Parent will use their reasonable best efforts to promptly:

●

take, or cause to be taken, or do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement in doing all things necessary, proper or advisable under applicable law or otherwise to consummate the merger and the other transactions contemplated by the Merger Agreement;

●

obtain from governmental entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the parties and their respective subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby;

●

make all registrations, filings, notifications or submissions which are necessary or advisable, with respect to the Merger Agreement and the merger required under any applicable state or federal securities laws or other applicable law;

●	furnish all information required for any application or other filing to be made pursuant to any applicable law;

●	keep the other party promptly informed in all material respects of any material communication received by such party from, or given by such party to, any governmental entity;

●

permit the other Party to review any material communication (and considering the other party’s reasonable comments to) delivered to, and consulting with the other party in advance of any meeting or conference with, any governmental entity (including allowing the other party the opportunity to participate in any such meeting or conference);

●	avoid the entry of, or having vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the merger and the other transactions contemplated by the Merger Agreement; and

●	execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the Merger Agreement.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Naphtha and Parent will, and will cause the surviving corporation to, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of Isramco and its subsidiaries (each of whom we refer to as an “indemnified party”) in respect of acts or omissions in their capacity as an officer or director of Isramco or any of its subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another agent if the indemnified party was serving in such capacity at the request of Isramco or any of its subsidiaries, to the fullest extent permitted by the DGCL or any other applicable law or provided under the certificate of incorporation, bylaws and any indemnification agreements and any other governing documents of Isramco and its subsidiaries in effect on the date of the Merger Agreement. In addition, Naphtha and Parent will, and will cause the surviving corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) incurred by an indemnified party in connection with and prior to the final disposition of any proceeding to which an indemnified party is, has been or becomes a party or is otherwise involved (including as a witness) arising in whole or in part out of the fact that the indemnified party is or was an officer or directors of Isramco or any of its subsidiaries or any of their respective predecessors or is or was serving at the request of Isramco or any of its subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise.

From and after the effective time, each of Naphtha and Parent shall cause to be maintained in effect all provisions in the surviving corporation’s certificate of incorporation and bylaws (and in the certificate of incorporation, bylaws and other governing documents of each of its subsidiaries) regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement.

Parent will purchase a “tail policy” for a period from the effective time until seven years from the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing directors’ and officers’ insurance policies and fiduciary liability insurance policies, including any policies of Naphtha or Parent (or any affiliate of Naphtha or Parent) that benefit the Company’s directors and officers, as are in effect as of the date of the Merger Agreement. In addition, at all times prior to the effective time, Isramco and any Purchaser Party that is the policy holder of such insurance policies shall maintain (or renew as necessary) such insurance policies as were in effect as of the date of the Merger Agreement.

Stockholder Litigation

Each party will give the other the opportunity to participate in the defense or settlement of any stockholder litigation against any party or its directors relating to the merger or the other transactions contemplated by the Merger Agreement, whether commenced prior to or after the execution and delivery of the Merger Agreement.

Other Covenants

The Merger Agreement contains additional covenants of the parties relating to, among other matters:

●	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to this proxy statement);

●	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the Merger Agreement;

●	giving Parent access to our properties, books, records, and other information;

●	antitakeover statues or regulations that become applicable to the transactions contemplated by the Merger Agreement;

●	certain matters relating to Section 16 of the Exchange Act; and

●	the de-listing of the Common Stock from NASDAQ and the deregistration under the Exchange Act.

Conditions to the Merger

The obligations of Isramco, on the one hand, and the Purchaser Parties, on the other hand, to consummate the merger are subject to the satisfaction (or mutual waiver by Isramco and the Purchaser Parties, if permissible under applicable law; provided that the condition in the first bullet below cannot be waived by any person in any circumstance), at or before the effective time, of the following conditions:

●	that the Majority of the Minority Stockholder Approval have been obtained;

●	that the Company Stockholder Approval have been obtained; and

●

that no governmental entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the merger.

The obligation of Isramco to effect the merger is subject to the satisfaction or waiver by Isramco, at or before the effective time, of the following conditions:

●

the continued accuracy of the representations and warranties of the Purchaser Parties in the Merger Agreement as of the closing date (other than to the extent any such representation or warranty addresses matters only as of a particular date or a specific period of time, which representation and warranty needs only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect qualifiers), would not individually or in the aggregate have a Parent Material Adverse Effect; and

●

that each of the Purchaser Parties shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the closing of the merger.

The obligation of the Purchaser Parties to effect the merger is subject to the satisfaction or waiver by the Purchaser Parties, at or before the effective time, of the following conditions:

●

the accuracy of the representations and warranties of Isramco in the Merger Agreement as follows: (i) representations and warranties in respect of organization, capitalization, the corporate power and authority to enter into the Merger Agreement, and consummation of the merger as though made on the Closing Date (other than to the extent any such representation or warranty addresses matters only as of a particular date or a specific period of time, which representation and warranty needs only be true and correct as of such date or with respect to such period); (ii) the representations and warranties of Isramco in respect of brokers or finders, and opinion of financial advisor, shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect qualifiers) as of the date of the Merger Agreement and as of the closing date (except for certain representations and warranties which must remain true and correct as of a specified date); (iii) the representations and warranties in respect of absence of changes shall be true and correct as of the date of the Merger Agreement and as of the closing date; and (iv) all other representations and warranties shall be true and correct as of the date of the Merger Agreement and, without giving effect to any materiality or Company Material Adverse Effect qualifiers, as of the closing date (except for certain representations and warranties which must remain accurate as of a specified date), except where the failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

●

that Isramco shall have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it at or prior to the effective time; and

●	that no more than 8% of the outstanding shares of Common Stock as of immediately prior to the closing shall be dissenting shares.

Termination

Isramco and Parent may terminate the Merger Agreement by mutual written consent at any time before the effective time, whether prior to or after receipt of the Requisite Stockholder Approval. In addition, either Isramco or Parent (as applicable) may terminate the Merger Agreement at any time prior to the effective time if:

●

any governmental entity having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, and such order or other action is final and nonappealable, provided that this termination right is not available to a party whose breach of, or failure to fulfill, any of its obligations under the Merger Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such order or other action;

●

the Requisite Stockholder Approval shall not have been obtained at the special meeting (after taking into account any adjournment or postponement thereof), provided that this termination right is not available to Parent if the failure to obtain the Requisite Stockholder Approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock beneficially owned by it in accordance with the Support Agreement; or

●

the merger has not been completed by February 27, 2020, the Termination Date, provided that this termination right is not available to a party whose breach of, or failure to fulfill, any of its obligations under the Merger Agreement in any manner has been the cause of, or resulted in, in any material respect, the failure to consummate the merger by the Termination Date.

Parent may terminate the Merger Agreement at any time prior to the effective time if:

●

there is a breach or failure of any representation, warranty, covenant or agreement of the Company, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Purchaser Parties’ obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 days following receipt of written notice from Parent (except that Parent may not so terminate if it is in material breach of the Merger Agreement under circumstances that would cause the Company’s closing conditions not to be satisfied); before obtaining Company Stockholder Approval and the

Majority of the Minority Stockholder Approval, the Board of an Independent Committee effected a Change in Recommendation;

●	prior to obtaining the Requisite Stockholder Approval, the Board or an Independent Committee shall have effected a Change in Recommendation; or

●

if at any time on or after the earlier of (A) the 14th day following any duly held meeting of the Company’s stockholders (after taking into account any adjournment or postponement thereof) and (B) the date that is two Business Days (as such term is defined in the Merger Agreement) prior to the Termination Date, more than 8% of the outstanding shares of Common Stock would be dissenting shares if the closing of the merger were to occur at such time, provided that such termination right shall expire 10 Business Days (as such term is defined in the Merger Agreement) after the date on which such right first became exercisable.

Isramco may terminate the Merger Agreement at any time prior to the effective time if there is a breach or failure of any representation, warranty, covenant or agreement of the Purchaser Parties, which breach or failure has given rise to or would reasonably be likely to give rise to the failure of a condition to the Company’s obligations to complete the merger, and such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being satisfied, the failure of the condition is not cured within 30 days following receipt of written notice from the Company (provided that Isramco may not so terminate if it is in material breach of the Merger Agreement under circumstances that would cause the Purchaser Parties’ closing conditions not to be satisfied).

Fees and Expenses

Except as otherwise provided in the Merger Agreement and as described below, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger will be paid by the party incurring them.

Expense Reimbursement Provisions

Isramco is required to pay Parent the Isramco Expense Reimbursement (an amount equal to $1.5 million) under the following circumstances:

●	in the event that Parent terminates the Merger Agreement following the Board or Independent Committee’s Change in Recommendation; or

●	in the event that Parent terminates the Merger Agreement and at the time of such termination, more than 10% of the outstanding shares of Common Stock are dissenting shares.

Parent is required to pay Isramco the Parent Expense Reimbursement (an amount equal to $1.5 million) under the following circumstances:

●

in the event that the Merger Agreement is terminated by Isramco as a result of a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in the Merger Agreement, or is otherwise terminated when terminable by Isramco for the foregoing reason; or

●

in the event that the Merger Agreement is terminated by either Isramco or Parent in the event the Requisite Stockholder Approval shall not have been obtained at a special meeting of the stockholders (after taking into account any adjournment or postponement thereof) at a time when all of the mutual conditions to parties’ obligations to effect the merger and the conditions to the Purchaser Parties’ obligations to effect merger have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger).

Amendments and Modification

Subject to applicable law, the Merger Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of Isramco at any time prior to the effective time, by written agreement of Isramco and the Purchaser Parties and by action of their respective boards of directors, with Isramco acting solely through the Independent Committee. However, following receipt of the Requisite Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the merger or that by law would require further approval or authorization by the stockholders of Isramco without such further approval or authorization.

Specific Performance

Under certain circumstances, Isramco and the Purchaser Parties are entitled to specific performance of the terms of the Merger Agreement, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement, at law or equity.

Governing Law; Venue; Waiver of Jury Trial

The Merger Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to the Merger Agreement, or the negotiation, execution, or performance of the Merger Agreement, will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

With respect to any such claims or causes of action, the parties have irrevocably submitted to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware.

The parties have irrevocably and unconditionally waived any right to a trial by jury in respect of any litigation directly or indirectly arising out of, or relating to, the Merger Agreement or the transactions contemplated thereby.

Company Actions

Subject to the requirements of applicable law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to the Merger Agreement may be made or taken only at the direction and upon the approval of the Independent Committee.

PROPOSAL NO. 2

THE ADJOURNMENT PROPOSAL

At the special meeting, we may ask stockholder to vote upon an adjournment of the special meeting, if necessary, to ensure that any necessary supplement or amendment to the proxy statement is provided to Company stockholders a reasonable amount of time in advance of the special meeting or to solicit additional proxies for the adoption of the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn any adjourned session of the special meeting and use the additional time to ensure that any necessary supplement or amendment to the proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting or to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement to defeat that proposal, we could adjourn the special meeting without a vote to approve the Merger Agreement and seek to convince the holders of those shares to change their votes to vote in favor of adoption of the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

IMPORTANT ADDITIONAL INFORMATION REGARDING ISRAMCO

Company Background

Isramco is an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties located onshore in the United States and ownership of various royalty interests in oil and gas concessions located offshore Israel. The Company also operates a production services company that provides well maintenance, workover services, well completion and recompletion services. Our properties are primarily located in Texas, New Mexico and Oklahoma. We also act as the operator of a certain number of these properties. Historically, we have grown through acquisitions, with a focus on properties within our core operating areas that we believe have significant development and exploration opportunities and where we can apply our technical experience and economies of scale to increase production and proved reserves, while lowering lease operating costs. Our executive office is located at 1001 West Loop South, Suite 750, Houston, Texas 77027, USA and our telephone number is (713) 621-3882.

In 2009, two natural gas discoveries known as “Tamar” and “Dalit” were made within the area covered by the Matan and Michal Licenses respectively and are known as the Tamar Field. In December 2009, the Israeli Petroleum Commissioner granted Noble Energy, Inc. and its partners, Isramco Negev 2, Delek Drilling, Avner Oil & Gas, and Dor Gas, two leases (the “Leases”). The Leases are scheduled to expire in December 2038. The Tamar Field is approximately 95 kilometers off the coast of Israel in the Israel exclusive economic zone of the Eastern Mediterranean with a water depth of approximately 1,700 meters. On March 31, 2013, the Tamar Field began its initial production of the natural gas.

We own an overriding royalty interest, the Tamar ORRI, in the Tamar Field. A royalty interest is an ownership interest in the oil and gas leasehold estate equating to a certain percentage of production or production revenues, calculated free of the costs of production and development of the underlying lease(s), but subject to its proportionate share of certain post production costs. An overriding royalty interest is a non-possessory interest in the oil and gas leasehold estate and, accordingly, we have no control over the operations, drilling, expenses, timing, production, sales, or any other aspect of development or production of the Tamar Field. For additional information, please see the disclosure related to the Tamar ORRI set forth in the Part 1, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2018.

Executive Officers and Directors

Set forth below is information regarding our executive officers, including their principal occupations for the past five years and their ages as of August 20, 2019. There are no family relationships between any of our executive officers and any other executive officer or Board member. None of our executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The business address of each of our executive offices and directors (other than Mr. Haim Tsuff) is c/o Isramco, Inc., 1001 West Loop South, Suite 750, Houston, Texas 77027, USA, and their business telephone number is (713) 621-3882.

Name	Age	Citizenship	Present Position
Haim Tsuff	61	Israel / the Netherlands	Chairman of the Board, Co-Chief Executive Officer and President and Director
Joseph From	65	Israel / Poland / United Kingdom	Director
Max Pridgeon	51	United Kingdom	Director
Asaf Yarkoni	43	Israel / USA	Director
Frans Sluiter	52	The Netherlands	Director
Nir Hasson	43	Israel	Director
Edy Francis	42	Israel / USA	Co-Chief Executive Officer and Chief Financial Officer
Zeev Koltovskoy	43	Israel	Chief Accounting Officer
Anthony James	41	USA	General Counsel and Corporate Secretary

Haim Tsuff has been a director of the Company since January 1996 and the Chairman of the Board and Chief Executive Officer since May 1996 (Co-Chief Executive Officer since November 2017). Mr. Tsuff was also appointed President of the Company in 2012. Mr. Tsuff also serves as a director or chairman of the board of several other Purchaser Group Members, as disclosed herein.

Joseph From was appointed to the Company’s Board in June 2010. Mr. From is employed as a drilling manager at Star Energy, a UK based energy company with a primary focus on gas storage development and the UK’s second largest onshore oil producer, a position that he has held since June 2007.

Max Pridgeon has been a director of the Company since April 2001. Since January 2016, Mr. Pridgeon operates a business focused on the international trading of antiques. From December 2002 to January 2016, Mr. Pridgeon served as a director and executive officer of Griffin Decorations, a business which he founded.

Nir Hasson was appointed to the Board in August 2014.  Since 2019, Mr. Hasson is a director of business development at Karamba Security, a software company that focuses on automotive cybersecurity built into embedded software. Before that, Mr. Hasson was employed from 2015 to 2018 in a business development position at Akamai, a company focused on providing cloud-based cybersecurity. Prior to Akamai, Mr. Hasson served as Director of Enterprise Sales at TrapX Security from 2014 to 2015, a cybersecurity startup that provides protection against advanced threats. Before that, Mr. Hasson was employed by Jungo LTD, a company that was acquired by Cisco Systems in 2013, and Jungo Connectivity LTD, a spinoff coming from Jungo LTD’s acquisition, in the positions of Director of Business Development from 2013 to 2014.

Frans Sluiter was elected to the Board in 2011. Mr. Sluiter is owner and Managing Director with FTS Consulting, an IT strategy consulting firm, where he focuses on energy clients, helping them shape solutions and bringing expertise to solve critical business issues. Prior to joining FTS Consulting, Mr. Sluiter was a Managing Partner with Gartner from May 2015 to June 2016 where he focused on Energy clients, helping them shape solutions and bringing expertise to solve critical business issues. From 2006 to 2015, Mr. Sluiter was employed at Accenture, where he served technology account lead for some of Accenture’s largest Oil and Gas clients, focused on increasing operational productivity through business transformation and integration of technology solutions.

Asaf Yarkoni was appointed to the Company’s Board in December 2011. Mr. Yarkoni has been employed as the Chief Financial Officer of StorOne, a start-up company involved in Storage solutions, since 2013. In addition, Mr. Yarkoni has served as the Chief Financial Officer of Mother’s Choice, a bio-tech startup, since 2014 and as Chief Financial Officer of Quiet Therapeutics, another bio-tech startup, since 2015. From 2018 to 2019, Mr. Yarkoni also served as Chief Executive Officer of Cannassure Therapeutics Ltd. (previously known as Direct Capital Investment Ltd), a TASE traded company focused on the field of extraction of cannabis oils. Mr. Yarkoni is a certified public accountant with over four years of experience with a “Big Four” accounting firm and, prior to his employment at StorOne he served from 2010 to 2014 as the Integration and Business Development Manager at IBM.

Edy Francis was appointed Co-Chief Executive Officer in November 2017 and has served as Chief Financial Officer since August 2007. From December 2003 through August 2007, Mr. Francis was affiliated with the Tel Aviv based office of Brightman Almagor & Co., Certified Public Accountants and a member firm of Deloitte Touche Tohmatsu where his areas of practice included auditing publicly traded companies, auditing internal controls, and preparing tax assessments.

Zeev Koltovskoy was appointed Chief Accounting Officer in December 2012 after serving as the Company’s Director of Finance.  Prior to joining the Company, Mr. Koltovskoy served as Director of Finance for Israel Oil Company Ltd., an Israeli based affiliate, from June 2010 through August 2012. Prior to this, Mr. Koltovskoy worked for Allot Communications Ltd. as Assistant Controller and Compliance Manager from July 2009 through June 2010.

Anthony James joined the Company in May 2013 as legal counsel and was appointed Secretary of the Company in August 2013. Mr. James has served as General Counsel of the Company since June 2014. Prior to joining the Company, Mr. James was employed at the law firm of Streit, Peterson, Hall & Keeney LLP in Houston, Texas as a partner (2013) and a participating associate (2010 to 2013).

Selected Historical Consolidated Financial Information

Set forth below is certain historical selected consolidated financial information of Isramco. The historical selected consolidated financial data as of and for the fiscal years ended December 31, 2018 and 2017 have been derived from Isramco’s historical audited consolidated financial statements and the historical selected consolidated financial data as of and for the six month periods ended June 30, 2019 and 2018 has been derived from Isramco’s unaudited consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended 2018 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to those reports and all of the financial information and notes contained in them. For additional information, see “Where You Can Find Additional Information” beginning on page 99. Historical results are not necessarily indicative of results to be expected in any future period.

	Six Months Ended June 30,		Year Ended December 31,
($ in thousands, except per share amounts)	2019	2018	2018	2017
Statement of operations data:
Total revenues	$39,638	$37,485	$81,339	$65,947
Operating expenses	27,762	23,591	53,426	41,321
Operating income	11,876	13,894	27,913	24,626
Other expenses	2,964	1,413	4,299	4,815
Income before income taxes	8,912	12,481	23,614	19,811
Income tax expense	(3,568)	(3,444)	7,138	45,637
Net income (loss)	5,344	9,037	16,476	(25,826)
Net income (loss) attributable to non-controlling interests	(954)	(706)	(1,458)	(1,516)
Net income attributable to Isramco	6,298	9,743	17,934	(24,310)
Earnings (loss) per share - basic	2.32	3.59	6.60	(8.95)
Earnings (loss) per share - diluted	2.32	3.59	6.60	(8.95)

	June 30,	December 31,
($ in thousands)	2019	2018	2017
Balance sheet data:
Current Assets	$31,655	$37,419	$46,546
Non-Current Assets	75,087	74,195	62,251
Total Assets	$106,742	$111,614	$108,797

Current Liabilities	$38,910	$40,608	$33,576
Non-Current Liabilities	69,857	78,365	99,039
Total Liabilities	$108,767	$118,973	$132,615

Non-controlling Interest	$(9,003)	$(8,039)	$(6,564)

Book Value Per Share

Our net book value per share as of June 30, 2019 was approximately -$0.75 (calculated based on 2,717,648 shares outstanding as of such date).

Market Price of the Common Stock

The Common Stock is traded on the NASDAQ Capital Market under the symbol “ISRL.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock, as reported by the NASDAQ Capital Market.

	Market Price
Fiscal Year	High	Low
2019
Third Quarter (through August 20, 2019)	$123.90	$119.58
Second Quarter	$123.95	$110.80
First Quarter	$121.79	$98.11

2018
Fourth Quarter	$125.00	$108.85
Third Quarter	$125.55	$113.83
Second Quarter	$135.05	$92.83
First Quarter	$119.30	$92.00

2017
Fourth Quarter	$128.93	$104.65
Third Quarter	$121.00	$99.65
Second Quarter	$124.50	$98.65
First Quarter	$129.05	$109.50

The closing price of our Common Stock on the NASDAQ Capital Market on May 20, 2019, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $111.50 per share. On                , 2019, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of the Common Stock were $               and $               , respectively, and there were                 stockholders of record.

Dividends

Isramco has not paid any dividends during the periods set forth above. We intend to retain earnings for use in the operation and expansion of our business and therefore do not anticipate declaring cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends on common stock will be at the discretion of the board of directors and will be dependent upon then existing conditions, including other factors, as the board of directors deems relevant.

Prior Public Offerings

During the past three years, Isramco has not made any underwritten public offering of Common Stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Isramco Purchases of Equity Securities

Isramco has not repurchased any outstanding Common Stock during the periods set forth above.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth certain information, as of August 20, 2019, concerning the ownership of the Company’s Common Stock by (a) each of the Company’s directors, (b) each of the Company’s Co-Chief Executive Officer and President, Co-Chief Executive Officer and Chief Financial Officer, Chief Accounting Officer, and General Counsel & Corporate Secretary, (c) all current directors, executive officers of the Company as a group and (d) each person who beneficially owns more than five percent of the Company’s Common Stock. The percentage of beneficial ownership is calculated on the basis of 2,717,648 shares of Common Stock outstanding as of August 20, 2019. Except as described below, Isramco knows of no person that beneficially owns more five percent of the outstanding Common Stock, based solely on filings made with the SEC.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Notes	Percent of Class (2)
Haim Tsuff, Chairman, Co-Chief Executive Officer and President	1,984,196	(3)(4)(5)	73.01%

United Kingsway Ltd.	1,922,517	(4)(5)	70.74%

YHK Investment L.P.	1,922,517	(4)(5)	70.74%

Equital Ltd.	1,922,517	(4)(5)	70.74%

J.O.E.L. Jerusalem Oil Exploration Ltd.	1,922,517	(4)(5)	70.74%

Naphtha Israel Petroleum Corporation, Ltd.	1,922,517	(4)(5)	70.74%

Naphtha Holding Ltd.	1,592,841	(4)	58.61%

I.O.C.- Israel Oil Company, Ltd	329,676	(5)	12.13%

Joseph From, Director	-		-

Max Pridgeon, Director	-		-

Frans Sluiter, Director	-		-

Asaf Yarkoni, Director	-		-

Nir Hasson, Director	-		-

Edy Francis, Co-Chief Executive Officer and Chief Financial Officer	-		-

Zeev Koltovskoy, Chief Accounting Officer	-		-

Anthony James, General Counsel & Corporate Secretary	-		-

All directors and executive officers as a group	1,984,196	(1-5)	73.01%

(1) Unless otherwise specified, the address of such person is c/o Isramco, Inc., 1001 West Loop South, Suite 750, Houston, Texas 77027.

(2) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days of August 20, 2019 are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Except as indicated by footnote, and subject to community property laws where applicable, to the knowledge of the Company, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(3) Haim Tsuff, the Company’s Chairman of the Board, Co-Chief Executive Officer and President, holds directly 61,679 shares of the Company. Also, as described in Note 4 and 5 below, he may be deemed to control an additional 1,922,517 shares of Common Stock.

(4) Naphtha, an Israeli public company whose shares are listed on the Tel Aviv Exchange, holds all of the outstanding voting shares of NHL, a private Israeli company. Mr. Haim Tsuff, the Company’s Chairman of the Board, Co-Chief Executive Officer and President, may be deemed to beneficially own any shares held by NHL within the meaning of Rule 13d-3 of the Exchange Act, by virtue of the control that he exercises over Naphtha. The nature of Mr. Tsuff’s control over Naphtha is described in the succeeding paragraphs. The address of Naphtha and NHL is 8 Granit Street, P. O. Box 2695, Petach Tikva, 4951407 Israel.

Mr. Tsuff holds all of the outstanding voting shares of Kingsway, a Bahamian private company. He also serves as the sole director of United Kingsway. United Kingsway holds 74% of the outstanding membership interests in each of YHK, an Israeli limited partnership and YHK Manager, a private Israeli company that serves as the general partner of YHP. YHK holds 36% of the outstanding voting securities of Equital, an Israeli public company listed on the Tel Aviv Exchange. The address of United Kingsway is Spaarneweg 14, Cruquius 2142 EN, The Netherlands. The address of YHK and YHK Manager is 8 Granit Street, P. O. Box 2695, Petach Tikva, 4951407 Israel.

Equital holds 100% of the outstanding voting securities of JOEL, an Israeli private company. The address of Equital is 8 Granit Street, P. O. Box 2695, Petach Tikva, 4951407 Israel.

JOEL holds 64.5% of the outstanding voting securities Naphtha which, as noted above, holds all of the outstanding voting securities of NHL and also controls Parent, an Israeli private company. The address of JOEL is 8 Granit Street, P. O. Box 2695, Petach Tikva, 4951407 Israel.

The 1,592,841 shares of Common Stock noted in the table above are held in the name of NHL and 329,676 shares are held in the name of Parent. None of Kingsway, YHP, YHK Manager, Equital or JOEL holds, directly, any shares of the Company’s Common Stock. However, due to the controlling ownership structure described above, each of these entities may be deemed to beneficially own such shares.

(5) Mr. Haim Tsuff, the Company’s Chairman of the Board, Co-Chief Executive Officer and President, may be deemed to control the 329,676 shares of the Company’s Common Stock held directly by Parent through control of JOEL and Naphtha, which in turn control Parent. The address of Parent is 8 Granit Street, P. O. Box 2695, Petach Tikva, 4951407 Israel. Mr. Tsuff’s control of JOEL and Naphtha is more particularly described in footnote (4) above.

Transactions in Common Stock

Other than the Merger Agreement and agreements entered into in connection therewith, including the Support Agreement, during the past 60 days, there have been no transactions in the Common Stock by the Company, the Purchaser Group or any executive officer, director, associate or majority-owned subsidiary of the foregoing parties or by any pension, profit-sharing or similar plan of the Company or the Purchaser Group Members. See “Agreements With Purchaser Group Members Involving Common Stock—Support Agreement” beginning on page 98.

Transactions Between Isramco and the Purchaser Group Members

On January 11, 2012, the Board established a Conflict Committee consisting of two independent directors to review and approve all related party transactions. The Conflict Committee currently consists of Messrs. Asaf Yarkoni and Max Pridgeon. The Conflict Committee has the authority to exercise, except as may be otherwise specified by the Board by unanimous written consent or otherwise, all the power and authority of the Board in connection with approving and authorizing proposed transactions between the Company and any director or officer of the Company (or any entity controlled by any director or officer of the Company). In that role, the Conflict Committee has previously reviewed and approved all affiliated financing arrangements with related parties, including the Purchaser Group. The transaction listed below was reviewed by the Conflict Committee in accordance with the foregoing policy.

Parent Promissory Note

In September 2018, the Company issued an unsecured promissory note dated effective September 11, 2018, to Parent. Pursuant to this promissory note, the Company may borrow up to $7,000,000 at a rate of interest equal to seven and one-half percent (7.5%) and with a maturity date of September 2019. The Company received $3,600,000 under this related party note in 2018 attendant with the creation of a new subsidiary of the Company, Arrow Midstream LLC (“Arrow Midstream”). Amounts received under the aforementioned promissory note are dedicated to working capital and the purchase of equipment for Arrow Midstream. Arrow Midstream is focused on the transportation of liquefied petroleum products including, but not limited to, butane, propane, and similar products. The principal balance outstanding as of June 30, 2019 and December 31, 2018 was $4,200,000 and $3,600,000 respectively. The accrued interest related to this promissory note as of June 30, 2019 and December 31, 2018 was $224,000 and $70,000 respectively.

AGREEMENTS WITH PURCHASER GROUP MEMBERS INVOLVING COMMON STOCK

Support Agreement

In connection with the Merger Agreement, NHL, Parent, Mr. Haim Tsuff and Isramco entered into a Voting and Support Agreement, dated as of the date of the Merger Agreement, which is referred to as the “Support Agreement.” On the terms and conditions set forth in the Support Agreement, NHL, Parent and Mr. Tsuff have agreed to vote (or cause to be voted) all the shares of Common Stock beneficially owned by such persons at the special meeting, among other matters, for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

The foregoing description of the Support Agreement is qualified in its entirety by the full text of such agreement, a copy of which is included as Annex C hereto.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant the Company’s unaffiliated stockholders access to the corporate files of Isramco, any other party to the merger or any of their respective affiliates, or to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2019, which we refer to as the “2019 Annual Meeting.”

The deadline to receive stockholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s 2019 proxy statement for the 2019 Annual Meeting was December 31, 2018 (which is 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders). If the date of the 2019 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting on June 22, 2018, then the deadline will be a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. In addition, if the Company received notice of a stockholder proposal outside of the timespan of December 31, 2018 to January 30, 2019 (which is 120 calendar days and 90 calendar days, respectively, before the one year anniversary of the date the Company’s proxy statement issued in connection with the prior year’s annual meeting of stockholders), it will be considered untimely pursuant to Company’s bylaws and Rule 14a-4(c) under the Exchange Act, and the persons named in the proxies solicited by the Board for the 2019 Annual Meeting may exercise discretionary voting power with respect to the proposal. If the date of the 2019 Annual Meeting has been changed by more than 30 days from the date of the 2018 annual meeting, written notice of a stockholder proposal must be received by the Company a reasonable time before the Company begins to print and mail proxy materials for next year’s annual meeting of stockholders to be considered timely pursuant to Rule 14a-4(c) under the Exchange Act. A stockholder’s notice should list each proposal and a brief description of the business to be brought before the annual meeting; the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the business is being brought; the class, series and number of shares held by the stockholder; any material interest of the stockholder and other beneficial owner such business; and a representation that such stockholder intends to appear in person or by proxy at the annual or special meeting to bring such business before such meeting.

The Board of Directors of the Company will consider stockholder nominations for directors timely given in writing to the Company prior to the 2019 Annual Meeting. To be timely, the stockholder’s nomination must be delivered, to the attention of the Secretary of the Company, within the time permitted for submission of a stockholder proposal as described in the Company’s proxy statement for the 2018 annual meeting and filings with the SEC. Such notice must set forth the same requirements as listed above for stockholder proposals.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC).

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 18, 2019, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2019;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, filed with the SEC on May 10, 2019 and August 9, 2019, respectively; and

●	Our Current Reports on Form 8-K filed with the SEC on February 11, 2019 and May 20, 2019.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement.

Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at www.isramcousa.com. The information provided on our website, other than copies of the documents listed below and under “Incorporation of Certain Documents by Reference” above that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Isramco, Inc.
1001 West Loop South, Suite 750
Houston, Texas 77027
United States of America
Attention: Corporate Secretary
Telephone: (713) 621-3882

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to Isramco, Inc., Attn: Corporate Secretary, 1001 West Loop South, Suite 750, Houston, Texas 77027, USA, (713) 621-3882; or from our proxy solicitor, D.F. King & Co., Inc. toll-free at (866) 745-0267; or from the SEC through the SEC website at the address provided above.

Because the merger is a “going private” transaction, the Company and the Purchaser Group Members have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC. We will also amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the

Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated                , 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

NAPHTHA ISRAEL PETROLEUM CORPORATION LTD.,

NAPHTHA HOLDING LTD.,

I.O.C. - ISRAEL OIL COMPANY, LTD.,

NAPHTHA US OIL, INC.

and

ISRAMCO, INC.

Dated as of May 20, 2019

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 20, 2019 (this “Agreement”), by and among Isramco, Inc., a Delaware corporation (the “Company”), Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned Subsidiary of Naphtha (“NHL”), I.O.C. - Israel Oil Company, Ltd., an Israeli private company and a Subsidiary of Naphtha (“Parent”), and Naphtha US Oil, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Naphtha, NHL and Parent, the “Purchaser Parties”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (collectively, the “Shares”, and each, a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) not Beneficially Owned by the Purchaser Parties (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”), acting upon the recommendation of a special committee of independent and disinterested directors previously appointed by the Board (the “Special Committee”), has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Company Recommendation”);

WHEREAS, the respective boards of directors (or equivalent governing body) of Naphtha, Parent, NHL and Merger Sub have each unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of Parent, NHL and Merger Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other Contemplated Transactions, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, each of Naphtha, NHL, Parent and the other parties thereto has executed a voting and support agreement (the “Support Agreement”) to vote any shares of Common Stock now Beneficially Owned or hereinafter acquired by the Purchaser Parties, as applicable, in favor of the approval and adoption of this Agreement and the Merger, on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, each of the Purchaser Parties and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.     Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms determined in good faith by any Independent Committee to be customary for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement shall not prohibit the making or amendment of an Acquisition Proposal or otherwise prohibit compliance by the Company with any of the provisions of Section 6.3.

“Acquired Companies” means the Company and each of the Company’s Subsidiaries.

“Acquisition Proposal” means, other than the Contemplated Transactions, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets equal to 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable or 15% or more of any class of equity or voting securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party Beneficially Owning 15% or more of any class of equity or voting securities of the Company; (iii) a merger, consolidation, statutory share exchange, business combination, sale of assets, liquidation, dissolution or other similar extraordinary transaction involving any of the Acquired Companies whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the consolidated revenues or earnings of the Company are attributable; or (iv) any combination of the foregoing.

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that (a) no Purchaser Party nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Companies and (b) the Acquired Companies shall not be deemed to be Affiliates of any Purchaser Party or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Benefits Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) employment, retirement, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or any ERISA Affiliate is party, whether written or oral, for the benefit of any employee of any of the Acquired Companies.

“Beneficially Owns” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” shall mean any day other than a Friday, a Saturday, a Sunday or a day on which banks in Tel Aviv, Israel or in Houston, Texas are authorized or obligated by Law or executive order to close.

“Bylaws” means the Bylaws of the Company, as further amended from time to time.

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(e).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(e).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Plan” means the 2011 Stock Incentive Plan of the Company.

“Company Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Company Independent Petroleum Engineers” means the Company Israel Independent Petroleum Engineers and the Company US Independent Petroleum Engineers.

“Company Intellectual Property” has the meaning set forth in Section 4.14.

“Company Israel Independent Petroleum Engineers” means Netherland, Sewell & Associates, Inc.

“Company Israel Reserve Report” means the reserve report prepared by the Company Israel Independent Petroleum Engineers relating to the interests therein held by any of the Acquired Companies as of December 31, 2018.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a material adverse effect on: (a) the business, financial condition, results of operations or assets of the Acquired Companies, taken as a whole, other than any such Effect resulting from (i) any change or prospective change in the market price or trading volume of the Common Stock or the credit ratings of the Company (but not any Effect underlying such change to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) general economic conditions (or changes in such conditions) or conditions in the global economy generally, (iii) the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, (iv) changes in applicable Laws (or any interpretation or enforcement thereof) that are binding on any of the Acquired Companies, (v) changes in GAAP or regulatory accounting requirements (or any interpretation or enforcement thereof), (vi) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), (vii) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, nuclear incidents, pandemics, quarantine restrictions, severe weather conditions, tsunamis, tornados, volcanic eruptions, fires or other national disasters, (viii) any failure by the Company to meet any analysts’ estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the Effects giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect), (ix) compliance by the Company with the terms of, or any action taken or not taken by any of the Acquired Companies that is expressly required by, this Agreement, or (x) any action taken or not taken by or at the written request of a Purchaser Party; provided that any Effect resulting from any of the matters described in clause (ii), (iv), (v), (vi) or (vii) may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Acquired Companies, taken as a whole, as compared to other companies in the industry in which the Acquired Companies operate, or (b) the ability of the Company to consummate the

Contemplated Transactions or comply with its obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clauses (ix) and (x).

“Company Material Contracts” has the meaning set forth in Section 4.13(a).

“Company Material Leased Real Property” has the meaning set forth in Section 4.15(a).

“Company Material Real Property Lease” has the meaning set forth in Section 4.15(b).

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Owned Real Property” has the meaning set forth in Section 4.15(a).

“Company Permits” has the meaning set forth in Section 4.11.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” or “Company Related Parties” has the meaning set forth in Section 8.2(e)(i).

“Company Reserve Reports” means the Company Israel Reserve Report and the Company US Reserve Report.

“Company SEC Reports” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.17.

“Company US Independent Petroleum Engineers” means Cawley, Gillespie & Associates, Inc.

“Company US Reserve Report” means the reserve report prepared by the Company US Independent Petroleum Engineers relating to the interests therein held by any of the Acquired Companies as of December 31, 2018.

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“Delaware Secretary of State” has the meaning set forth in Section 2.3.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4(a).

“DPLLC” has the meaning set forth in Section 4.23.

“DPS” has the meaning set forth in Section 4.23.

“Effect” means any effect, event, fact, development, occurrence, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, covenants, restrictions, rights of first refusal, defects, irregularities or imperfections in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means as the same have been amended as of the Effective Time, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. ; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws as of the Effective Time of any Governmental Entity having jurisdiction over the property and operations in question addressing pollution or protection of the environment, and all regulations implementing the foregoing.

“Equity Interests” has the meaning set forth in Section 6.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“GAAP” has the meaning set forth in Section 4.6(a).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any toxic or hazardous material or substances; solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; radioactive materials, including naturally occurring radioactive materials; and any other chemical, pollutant, contaminant, substance, or waste, including a petroleum or petroleum-derived substance or waste, that is regulated under any Environmental Laws, including any substance that would require remediation, clean-up, or other action if spilled or released.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, liquefied hydrocarbons, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of disinterested and independent directors who are (i) unaffiliated with the Purchaser Group and (ii) appointed by the Board (including by directors constituting at least a majority of the Unaffiliated Directors).

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (c) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (d) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Intervening Event” means any Effect that arises or occurs after the date of this Agreement and prior to the later of the Company Stockholder Approval and the Majority of the Minority Approval and was not, prior to the date of this Agreement, known to or reasonably foreseeable to the Special Committee; provided, however, that in no event shall the following constitute an Intervening Event: (i) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or consequence thereof; (ii) any change in the price, or change in trading volume, of the Common Stock (provided, however, that the underlying causes giving rise to or contributing to such change may be taken into account in determining whether an Intervening Event has occurred) or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period; or (iii) any matters generally affecting the industry in which the Company operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on the Acquired Companies.

“knowledge” means, with respect to any Acquired Company, the actual knowledge, after reasonable inquiry and investigation, of the individuals listed in Section 1.01(a) of the Company Disclosure Letter, and with respect to any Purchaser Party, “knowledge” means such facts and other information that as of the date of determination are actually known or have been disclosed in writing to such Person, including in such Person’s capacity as a director or officer of any of the Acquired Companies.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, judgment, constitution, code, Order, arbitration award, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Majority of the Minority Approval” has the meaning set forth in Section 4.17.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“Naphtha” has the meaning set forth in the Preamble.

“NASDAQ” means the NASDAQ Capital Market.

“NHL” has the meaning set forth in the Preamble.

“Notice Period” has the meaning set forth in Section 6.3(e).

“Oil and Gas Leases” means all leases, lease deeds, subleases, licenses or other occupancy or similar agreements under which a person leases, subleases or licenses or otherwise acquires or obtains (a) operating rights in and to Hydrocarbons or any other real property or (b) rights granted by a Governmental Entity to explore for and produce Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all wells located on or producing from such leases and properties.

“Order” means any order, writ, ruling, injunction, judgment, stipulation, determination, award or decree.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the Bylaws.

“other Party” means (a) when used with respect to the Company, the Purchaser Parties and (b) when used with respect to any or all of the Purchaser Parties, the Company.

“Parent” has the meaning set forth in the Preamble.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“Parent Material Adverse Effect” means any Effect that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (i) the consummation by the Purchaser Parties of the Merger or any of the other Contemplated Transactions or (ii) the compliance by each of the Purchaser Parties of each of their respective obligations under this Agreement in any material respect.

“Parent Proposal” has the meaning set forth in Section 6.3(e).

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Encumbrances” means: (a) to the extent not applicable to the Contemplated Transactions or otherwise waived in writing prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents; (b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof; (c) Production Burdens payable to Third Parties that are deducted in the calculation of discounted present value in the applicable Company Reserve Report; (d) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) when considered individually or in the aggregate, has no material adverse effect on the value, use or operation of the property encumbered thereby; (e) such Encumbrances as the Company (in the case of Encumbrances with respect to properties or assets of the Acquired Companies) may have expressly waived in writing before the date of this Agreement; (f) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Acquired Companies that are customarily granted in the oil and gas industry and do not materially interfere, individually or in the aggregate, with the operation, value or use of the property or asset affected thereby; (g) any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off at and in connection with Closing, which includes, for the avoidance of doubt, Encumbrances arising under existing credit facilities); (h) Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, that do not arise as a result of the acts or omissions of any of the Acquired Companies;

(i) Encumbrances securing indebtedness as of the date hereof described in the Company SEC Reports; (j) Encumbrances securing the Tamar Credit Agreement; or (k) Encumbrances and other similar matters that would be accepted by a reasonably prudent purchaser of oil and gas interests, that would not reduce the net revenue interest share of the Company or its Subsidiaries, in any Oil and Gas Property below the net revenue interest share shown in the applicable Company Reserve Report, with respect to such Oil and Gas Property, or increase the working interest of the Company or its Subsidiaries, in any Oil and Gas Property above the working interest shown on the applicable Company Reserve Report, with respect to such Oil and Gas Property and, in each case, that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Policies” has the meaning set forth in Section 4.18.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Proceeding” has the meaning set forth in Section 6.5(a).

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Proxy Statement” has the meaning set forth in Section 4.7.

“Purchaser Group” means each of the Purchaser Parties and any Affiliate of any of the Purchaser Parties.

“Purchaser Related Party” or “Purchaser Related Parties” has the meaning set forth in Section 8.2(e)(ii).

“Purchaser Parties” has the meaning set forth in the Preamble.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Rights-of-Way” has the meaning set forth in Section 4.16.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.6(c).

“Schedule 13E-3” has the meaning set forth in Section 4.7.

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.9.

“Section 16 Officer” means any person that the Company has determined to be a Section 16 officer of the Company pursuant to Rule 16a-1(f) of the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Special Committee” has the meaning set forth in the Recitals.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power, (b) of which such first Person possesses directly or indirectly the right to elect a majority of the board of directors or Persons holding similar positions, (c) of which such first Person or any other subsidiary of such first Person is a general partner, managing member or similar position, or (d) that would otherwise be deemed a “subsidiary” under Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act; provided, that, for purposes of this Agreement, none of the Acquired Companies shall be deemed to be a Subsidiary of Naphtha, NHL or Parent or any of their respective Affiliates prior to the Effective Time.

“Superior Proposal” means a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3, with all references to “15%” in the definition of Acquisition Proposal increased to “75%”, except for with respect to any class of equity or voting securities of the Company, in which case all references to “15%” in the definition of Acquisition Proposal increased to “50%”, or a bona fide written Acquisition Proposal which did not arise from a material breach of Section 6.3 for the acquisition of all outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer, in each case that the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all terms and conditions of such Acquisition Proposal that the Board or any Independent Committee determines to be relevant, is more favorable to holders of Unaffiliated Shares than the Merger (after taking into account any changes to this Agreement proposed by Parent in connection with the exercise of its rights in response to such Superior Proposal pursuant to Section 6.3(e)).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” has the meaning set forth in Section 4.25.

“Tamar Credit Agreement” means the Term Loan Credit Agreement by and among Tamar Royalties, LLC, a wholly owned Subsidiary of the Company, Deutsche Bank Trust Company Americas, as facility agent, and the other lenders party thereto, dated as of May 18, 2015, as may be amended, restated, modified, renewed, refunded, replaced, substituted, refinanced or otherwise restructured (whether pursuant to one or more debt facilities or notes, bonds, debentures or other financing instruments or any combination thereof).

“Tax Return” means any report, return, claim for refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax, custom, duty, fee, escheat or unclaimed property obligation, assessment, levy, or similar charge of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 8.1(b)(iii).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates.

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Unaffiliated Director” shall mean a member of the Board who is not an employee of any of the Acquired Companies and who is (a) independent from the Purchaser Group, (b) not an Affiliate (including an employee, director or officer) of any member of the Purchaser Group, and (c) has not received any material consideration from any member of the Purchaser Group or entered into any agreement, arrangement or understanding (whether written or oral) to receive any material consideration from any member of the Purchaser Group.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any pooled, communitized or unitized acreage that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

Section 1.2.     Other Definitional Provisions; Interpretation.

(a)     The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, paragraphs, Exhibits and Schedules are to the Articles, Sections and paragraphs of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(b)     The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections of this Agreement in which such words occur.

(c)     Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(d)     Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(e)     When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the Party to which such information or documents are to be made available.

(f)     The term “or” is not exclusive and the word “will” shall be construed to have the same meaning and effect as the word “shall.”

(g)     The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and shall not simply mean “if.”

(h)     The term “dollars” and the symbol “$” mean United States Dollars.

(i)     References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

ARTICLE II

THE MERGER

Section 2.1.     The Merger. Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate the Merger, pursuant to which (a) Merger Sub shall merge with and into the Company and the separate existence of Merger Sub shall thereupon cease and (b) the Company shall continue its existence under the DGCL as the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2.     Closing. Unless this Agreement shall have been terminated pursuant to Article VIII, the closing of the Merger (the “Closing”) will take place at the offices of Baker Botts L.L.P. in Houston, Texas at 9:00 a.m., Houston, Texas local time (or such other place and time specified by the Parties), on a date to be specified by the Parties, which shall be no later than five Business Days after the satisfaction or waiver (subject to restrictions on waiver of Section 7.1(a)) of all of the conditions set forth in Article VII (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at a place as agreed to by the Parties (the date on which the Closing takes place being the “Closing Date”).

Section 2.3.     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4.     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Company in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation and the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.5, in accordance with their respective terms and applicable Law.

Section 2.5.     Directors and Officers of the Surviving Corporation. The Parties shall take all necessary action such that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE III
CONVERSION OF SHARES

Section 3.1.     Conversion of Capital Stock.

(a)     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock to be cancelled pursuant to Section 3.1(c), (ii) shares of Common Stock owned by NHL or Parent and (iii) Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company or the Purchaser Parties, be converted into the right to receive $121.40 in cash, without any interest thereon (the “Merger Consideration”).

(b)     The common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock, of the Surviving Corporation equal to the number of shares of Common Stock converted into the Merger Consideration.

(c)     All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)     At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-

Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each such share of Common Stock held by them.

(e)     If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, reorganization, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2.     Exchange of Certificates Representing Common Stock; Payments.

(a)     As soon as reasonably practicable after the execution of this Agreement (and in any event not later than 10 days before Closing), Parent shall designate the Company’s transfer agent or a U.S.-based bank or trust company to act as paying agent hereunder (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration. Immediately prior to the Effective Time, the Purchaser Parties shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) (such cash amounts being hereinafter referred to as the “Exchange Fund”). Parent or the Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the shares of Common Stock for the Merger Consideration. The Purchaser Parties’ obligation to deliver to the Paying Agent sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) shall be joint and several.

(b)     As promptly as practicable after the Effective Time (and in any event not later than the second Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal, which shall be in customary form and shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, upon adherence to the customary procedures set forth in the letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor cash, in the amount (after giving effect to any required withholding of Taxes) equal to (1) the number of shares of Common Stock formerly represented by such Certificate multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. As promptly as practicable after the Effective Time, the Paying Agent shall issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a stock certificate to the Paying Agent; provided, that an “agent’s message” has been previously delivered to the Paying Agent regarding such Book-Entry Shares, and such Book-Entry Shares shall then cease to represent any right to receive the Merger Consideration hereunder. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c)     The Exchange Fund shall be invested by the Paying Agent as directed by Parent, or after the Effective Time, the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment. Earnings on the Exchange Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation. No investment of the Exchange Fund shall relieve any of the Purchaser Parties, the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, the Purchaser Parties shall promptly provide, or shall cause to be promptly provided, additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Exchange Fund.

(d)     At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(e)     Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for two years after the Effective Time shall be delivered, upon demand, to Parent, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to Parent for payment of their claim for Merger Consideration in respect thereof.

(f)     Notwithstanding the foregoing, none of the Paying Agent, Naphtha, NHL, Parent, Merger Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3.     Withholding Rights. Each of Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4.     Shares of Dissenting Stockholders.

(a)     Notwithstanding any provision of this Agreement to the contrary, all shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c)) and held by holders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder who holds any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL or, on the terms of this Section 3.4 to receive payment of the Merger Consideration as provided in Section 3.1(a). Such holders of the Dissenting Shares shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares, unless and until such holder fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such rights to receive payment of the fair value of such holder’s shares of Common Stock under Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL. If, after the Effective Time, such holder of the Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right or if a court of competent jurisdiction determines that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Dissenting Shares shall thereupon be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest thereon.

(b)     The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated as of the date of this Agreement and delivered by the Company to the Purchaser Parties (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken, subject to Section 9.4(b), or (ii) as disclosed in the Company SEC Reports (including all exhibits and schedules thereto publicly filed with the SEC) filed with or furnished to the SEC and available on Edgar prior to the date of this Agreement (excluding any disclosures set forth in any such Company SEC Reports in any risk factor section, any forward-looking statement disclosure or any other statements that are predictive or cautionary in nature, in each case other than current or historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, the Company represents and warrants to each Purchaser Party as follows:

Section 4.1.     Organization. Each of the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Acquired Companies is duly qualified or licensed to do business and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2.     Capitalization.

(a)     At the close of business on May 16, 2019 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 7,500,000 shares of Common Stock, of which (A) 2,746,915 shares have been issued and 2,717,648 are outstanding, and (B) 200,000 shares of Common Stock have been reserved for issuance pursuant to the Company Equity Plan, of which no shares have been issued. As of the Capitalization Date, other than 29,267 shares of Common Stock, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 4.2(a), none of the Acquired Companies holds any shares of Common Stock or any rights to acquire shares of Common Stock. Other than the Support Agreement, there is no Contract to which any Acquired Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock. As of the Capitalization Date, the Company Equity Plan is the only stock option, stock incentive or equity compensation plan or agreement sponsored or maintained by any of the Acquired Companies.

(b)     As of the Capitalization Date, except as set forth in this Section 4.2, and except as contemplated by this Agreement, the Support Agreement and the Contemplated Transactions, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Acquired Companies convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Acquired Companies, (iii) stockholder rights plan or similar Contract under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of capital stock or other voting securities of or ownership interests in such Entity, (iv) options, warrants, or preemptive, participation, maintenance, right of first refusal, conversion, redemption, share appreciation, repurchase or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any shares of capital stock, voting securities or other equity interests of the Company or securities convertible into or exchangeable for capital stock or voting securities or other equity securities of the Company, or (v) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company.

(c)     From the Capitalization Date until and including the date hereof, the Company has not issued or granted any shares of capital stock or other securities or entered into any other agreements or commitments to issue any shares of capital stock or other securities, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock.

Section 4.3.     Company Subsidiaries. All the outstanding shares of capital stock, voting securities of, and other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Acquired Company or by the Company and another Acquired Company, free and clear of (a) all Encumbrances and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies or applicable securities Laws. No Acquired Company owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than the Acquired Companies.

Section 4.4.     Authorization; Validity of Agreement; Company Action.

(a)     Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board. Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by each of the Purchaser Parties and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b)     The Special Committee is composed of three members of the Board who are Unaffiliated Directors. The Board, at a meeting duly called and held, and acting upon the recommendation of the Special Committee (as determined in good faith, after consultation with its financial advisor and outside legal counsel), has (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of, and fair to, the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger. The Board, acting upon the recommendation of the Special Committee, has directed that this Agreement be submitted to the stockholders of the Company at the Company Meeting for their adoption.

Section 4.5.     Consents and Approvals; No Violation.

(a)     Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act (including the filing of the Schedule 13E-3 and the Proxy Statement, and the filing of one or more amendments to the Schedule 13E-3 and such Proxy Statement to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, and (v) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b)     Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.5(a) have been made or obtained and subject to the receipt of the Company Stockholder Approval, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of any of the Acquired Companies, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of any of the Acquired Companies under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which any Acquired Company is a party or by which any of them or any of their properties or assets may be bound, or (iii) assuming the accuracy of the representations in Section 5.7, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in each case of clauses (ii) or (iii), for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Company Material Adverse Effect.

Section 4.6.     SEC Reports; Internal Control.

(a)     The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2018 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b)     The Company is, and has at all times since January 1, 2018 been, in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ and (ii) the applicable listing requirements of NASDAQ and has not received any written notice asserting any non-compliance with the rules and regulations of NASDAQ or the listing requirements of NASDAQ.

(c)     The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated thereunder. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2018, and such assessment concluded that as of December 31, 2018 such controls were effective. The Company’s principal executive officer, principal accounting officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees of the Company or any of the Subsidiaries who have a significant role in the Company’s internal control over financial reporting.

Section 4.7.     Proxy Statement; Other Information. Subject to the last sentence of this Section 4.7, the information supplied by the Company for inclusion in the proxy statement (the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the transaction statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of any Purchaser Party or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.8.     No Undisclosed Liabilities. Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since January 1, 2018, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising under this Agreement or in connection with the Contemplated Transactions or for performance of obligations under the terms of Company Material Contracts or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices or (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, as of the date hereof, no Acquired Company has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries (and the notes thereto) prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports, whether due or to become due, either matured or unmatured.

Section 4.9.     Absence of Certain Changes. Since December 31, 2018, except for actions or omissions taken by or at the direction of any Purchaser Party, (a) the business of the Acquired Companies has been carried on and conducted in the ordinary course of business consistent with past practices, (b) there has not been any Company Material Adverse Effect and (c) there has not been any action taken by any of the Acquired Companies that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any covenants contained in the clauses (a) through (t) of Section 6.1.

Section 4.10.     Litigation; Orders.

(a)     There are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against the Acquired Companies, or any share, security, equity interest, property or asset of the Acquired Companies, before any Governmental Entity.

(b)     There is no Order with respect to any of the Acquired Companies, or any share, security, equity interest, property or asset of the Acquired Companies. To the knowledge of the Company, no officer of any of the Acquired Companies is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

Section 4.11.     Company Permits; Compliance with Law. The Acquired Companies hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses (the “Company Permits”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and the Acquired Companies are in compliance with the terms of the Company Permits, except where the failure of such Company Permits to be in full force and effect or suspended or cancelled and except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Acquired Companies are currently being conducted, and at all times since January 1, 2018 have been conducted, in compliance with all applicable Laws, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to any of the Acquired Companies is pending or threatened in writing (or, to the knowledge of the Company, threatened orally), other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.     Taxes.

(a)     Each of the Acquired Companies has (i) timely filed all Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) timely paid or accrued (in accordance with GAAP) all material Taxes due and payable (whether or not shown to be due on such Tax Returns). No Acquired Company has incurred any liability for Taxes since the date of the Company’s most recent financial statements filed with the SEC outside the ordinary course of business.

(b)     There are no material ongoing federal, state, local or foreign audits, examinations or other proceedings with respect to any Tax Return or Taxes of any Acquired Company. No material deficiencies for Taxes with respect to any of the Acquired Companies have been claimed, proposed or assessed by a Governmental Entity in writing.

(c)     There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against any of the Acquired Companies.

(d)     No written claim has been made by any Governmental Entity in a jurisdiction where an Acquired Company has not filed a Tax Return that it is or may be subject to Tax by, or required to file Tax Returns in, such jurisdiction, other than any such claims that have been fully resolved.

(e)     No Acquired Company is a party to any agreement providing for the allocation, sharing or indemnification of Taxes other than any agreements between the Company and its Subsidiaries.

(f)     There are no material Encumbrances for Taxes upon the assets of any of the Acquired Companies that are not provided for in the Company SEC Reports, except for Permitted Encumbrances.

(g)     No Acquired Company has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(h)     Each of the Acquired Companies has withheld and collected all amounts required by Law to be withheld or collected, including sales and use Taxes and amounts required to be withheld for Taxes of employees, independent contractors, creditors, stockholders or other third parties, and, to the extent required, has timely paid over such amounts to the proper Governmental Entities and properly received and maintained any and all certificates, forms, and other documents required by applicable Law for any exemption from withholding and remitting any Taxes.

(i)     No Acquired Company has entered into any “closing agreement” under section 7121 of the Code, or other agreement with a Governmental Entity in respect of Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any material Taxes or material Tax Returns, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any Subsidiary is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained since December 31, 2016.

(j)     No Acquired Company participates or has “participated” in any “listed transaction” as defined under Treasury Regulations Section 1.6011-4 or any tax shelter transaction in any other jurisdiction.

(k)     No Acquired Company will be required to include any item of income in (or exclude any item of deduction from) taxable income (or to otherwise recognize income for payments received in prior years) for any taxable period (or portion thereof) ending after the Closing Date as a result of any gain recognition agreement or “domestic use election” (or similar elections or agreements under state, local or foreign laws).

(l)     No Acquired Company (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Laws), or as a transferee or successor, by Contract or otherwise.

(m)     No Acquired Company is a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Laws) or an obligation to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code (or any corresponding provision of state, local or foreign Laws) that is imposed on such Person or any other Person, or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Laws).

(n)     The Acquired Companies have complied with all applicable Laws with respect to transfer pricing, including having maintained concurrent and supporting documentation (including transfer pricing studies) regarding intercompany transactions in compliance with such applicable Laws.

Section 4.13.     Material Contracts.

(a)     Except for this Agreement, Benefits Plans and the Company Equity Plan, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company is a party to any Contract required to be filed by the Company in the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Company Material Contract”) that has not been so filed.

(b)     Except as would not be material to the Acquired Companies, taken as a whole, (i) each Company Material Contract is valid and binding on the Company or its Subsidiaries and in full force and effect, except as enforceability may be limited by the Enforceability Exceptions, (ii) no Acquired Company, nor to the knowledge of the Company, any other party to a Company Material Contract is in breach or violation of, or default under, or has taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, any Company Material Contract, (iii) the Acquired Companies have not received any written claim or notice of default under any Company Material Contract and (iv) the Company has not received, as of the date of this Agreement, any written notice in writing from any person that such person intends to terminate any Company Material Contract.

Section 4.14.     Intellectual Property. The Acquired Companies own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Acquired Companies as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Acquired Companies in the operation of the business of each of the Acquired Companies as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Acquired Companies as presently conducted, except where failure to do so has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15.     Real Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (a) and (b), except with respect to any of the Company’s Oil and Gas Properties, (a) the Acquired Companies have good, valid and defensible title to all material real property owned by the Acquired Companies (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject as to Enforceability Exceptions, and no Acquired Company, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Company Material Real Property Lease and (c) there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain Proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

Section 4.16.     Rights-of-Way. Each of the Acquired Companies has such approvals, consents, ratifications, permissions, waivers, authorizations, easements, rights-of-way, fee assets, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Acquired Companies has fulfilled and performed all of its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17.     Stockholder Approval. Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of not less than 75% of the outstanding shares of stock of the Company entitled to vote in the election of directors (the “Company Stockholder Approval”). This Agreement also requires, as a non-waivable condition to the Closing, that the holders of a majority of outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”). For the avoidance of doubt, based on the number of shares of Common Stock outstanding as of May 16, 2019, the affirmative vote of 366,727 shares of Common Stock not Beneficially Owned by any member of the Purchaser Group or any Section 16 Officer in favor of the adoption of this Agreement would have been required for the Majority of the Minority Approval as of such date.

Section 4.18.     Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies (“Policies”) with respect to the business and assets of the Acquired Companies are in full force and effect, (ii) none of the Acquired Companies is in breach or default, and no Acquired Company has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies and (iii) the Acquired Companies have not received any written notice of cancellation or threatened cancellation of any of the Policies or of any claim pending regarding any of the Acquired Companies under any of such Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Policies.

Section 4.19.     Employee Matters.

(a)     The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all material Benefits Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each material Benefits Plan, (iii) the most recent financial statements for each material Benefits Plan, (iv) the Form 5500 Annual Returns/Reports for the two most recent plan years for each material Benefits Plan, (v) the current summary plan description for each material Benefits Plan and (vi) all actuarial valuation reports related to any material Benefits Plans.

(b)     (i) Each Benefits Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Benefits Plans that are intended to be qualified under Section 401(a) of the Code have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, and no circumstance exists that is reasonably likely to adversely affect the qualified status of such plan under Section 401(a) of the Code; and (iii) no Acquired Company has engaged in a transaction that could subject any Acquired Company to a material Tax or material penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)     Neither the Company nor any Company ERISA Affiliate nor any predecessor thereof has ever maintained, established, sponsored, participated in, contributed to, or has ever had any obligation (contingent or otherwise) to contribute to any plan which is subject to Title IV of ERISA or Sections 302 or 412 of the Code.

(d)     No Benefits Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, contributed to, or has ever had any obligation (contingent or otherwise) to contribute to any such multiemployer plan or multiple employer plan.

(e)     No Benefits Plan provides post-termination or retiree health and welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Law.

(f)     There is no pending or, to the knowledge of the Company, threatened Proceedings relating to a Benefits Plan (other than routine claims for benefits), and no Benefits Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(g)     Each Benefits Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance.

(h)     Each of the Acquired Companies complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Benefits Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Each of the Acquired Companies complies in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act.

(i)     Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any reasonably foreseeable additional or subsequent events that standing alone would not trigger such request): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual; or (iii) increase the amount payable or result in any other material obligation pursuant to any Benefits Plan. No Benefits Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code, Section 409A of the Code or otherwise.

(j)     Each of the Acquired Companies: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes and immigration with respect to employees of the Company and contingent workers and (ii) is in material compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing employees of the Company.

(k)     None of the Acquired Companies is, or has been for the past three years, party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against any of the Acquired

Companies is pending or has occurred in the last two years, and, to the knowledge of the Company, no material work stoppage, slowdown or labor strike against any of the Acquired Companies is threatened. As of the date hereof, none of the employees of the Company are represented by a labor organization, work council or trade union and, to the knowledge of the Company, there is no organizing activity.

(l)     There are no material Legal Proceedings, government investigations, or labor grievances pending, or, to the knowledge of the Company, threatened relating to any employment related matter involving any employee of the Company or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices or other alleged violations of Law.

Section 4.20.     Environmental Matters.

(a)     The Acquired Companies and their respective operations and assets are and during the relevant statute of limitations period have been in compliance in all material respects with Environmental Laws (excluding non-compliance with respect to properties to the extent such non-compliance has been fully remediated);

(b)     As of the date of this Agreement, the Acquired Companies are not subject to any pending or threatened Proceeding under Environmental Laws;

(c)     There have been no Releases of Hazardous Materials at any property currently or formerly owned, operated or otherwise used by the Acquired Companies, or by any predecessors of any Acquired Company, which Releases are reasonably likely to result in liability to the Company under Environmental Law, and, as of the date of this Agreement, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Acquired Companies’ operations have been sent for treatment, disposal storage or handling, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d)     Section 4.20(d) of the Company Disclosure Letter sets forth a schedule of all material environmental investigation, assessment and audit reports prepared during the past three years by or on behalf of, or that are in the possession of, any of the Acquired Companies addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them; and

(e)     Except as expressly set forth in this Section 4.20 and except for the representations and warranties relating to the Company Permits as expressly set forth in Section 4.11, none of the Acquired Companies make any representation or warranty regarding compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law.

Section 4.21.     Derivative Transactions. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)     All Derivative Transactions entered into by any Acquired Company or for the account of any of its customers as of the date of this Agreement were entered into (i) in accordance with applicable Laws, (ii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by such Acquired Company, (iii) with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions and (iv) either (A) not for speculative purposes and entered into to hedge or mitigate risks to which any of the Acquired Companies have or may have exposure (including with respect to commodity prices) or (B) not for speculative purposes and entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest bearing liability or investment of any of the Acquired Companies.

(b)     The Acquired Companies have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.22.     Oil and Gas Matters.

(a)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for property reflected in the Company Reserve Reports or in the Company SEC Reports as having been sold or otherwise disposed of, as of the date of this Agreement, the Acquired Companies have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests held or owned by the Acquired Companies (or purported to be held or owned by them), free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date of this Agreement and as of the Closing) in and to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (A) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (B) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties than that shown therefor in the Company Reserve Reports) (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)     Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company or any of its Subsidiaries to the Company Independent Petroleum Engineers relating to the interests of the Acquired Companies referred to in the Company Reserve Reports, by or on behalf of the Acquired Companies that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Acquired Companies in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Acquired Companies set forth in the Company Reserve Reports are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Acquired Companies at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any person or individual under (or otherwise with respect to) any Oil and Gas Properties have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by any of the Acquired Companies have been timely and properly paid and (iii) no Acquired Company (and, to the Company’s knowledge, no Third Party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor or grantor thereunder to cancel or terminate such Oil and Gas Lease) included in or otherwise relating to the Oil and Gas Properties owned or held by any of the Acquired Companies.

(d)     All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Acquired Companies are being received by them in a timely manner and are not being held in suspense (by the Company, any of its Subsidiaries, any Third Party operator thereof or any other person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. None of the Acquired Companies is obligated by virtue of a take-or-pay payment, advance payment or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Acquired Companies have, and none of the assets held by the Acquired Companies are subject to, any production, processing or transportation imbalances with any person with respect to the Oil and Gas Properties held by any of the Acquired Companies or any Hydrocarbons attributable thereto.

(e)     All of the Wells and all water, CO2, injection or other wells located on the Oil and Gas Leases of the Acquired Companies or otherwise associated with an Oil and Gas Property of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by applicable Law and the applicable Contracts entered into by the Company and any of its Subsidiaries related to such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Oil and Gas Properties of the Company or its Subsidiaries is subject to any preferential, purchase, consent or similar right that would become operative as a result of the Contemplated Transactions.

(g)     Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no wells that constitute a part of the Oil and Gas Properties of the Acquired Companies in respect of which any of the Acquired Companies have received a notice, claim, demand or Order from any Governmental Entity notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned and (ii) all wells drilled by the Acquired Companies or, to the Company’s knowledge, by a Third Party operator, are either (A) in use for purposes of production, injection or water sourcing, (B) suspended or temporarily abandoned in accordance with applicable Law or (iii) permanently plugged and abandoned in accordance with applicable Law.

(h)     The Oil and Gas Properties are and since January 1, 2018 have been, and the Acquired Companies’ (or any Third Party operator’s) operation of the Oil and Gas Properties is and since January 1, 2018 has been, in compliance with all applicable Law, except where the failure to so comply does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect

Section 4.23.     Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Duff & Phelps, LLC (the “DPLLC”) and Duff & Phelps Securities, LLC (“DPS”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies. The Company has disclosed to Parent all amounts payable to the DPLLC and DPS.

Section 4.24.     Opinion of Financial Advisor. The Special Committee has received the opinion of DPLLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of the Common Stock (other than the Purchaser Parties) in the Merger pursuant to this Agreement is fair from a financial point of view to such holders (without giving effect to any impact of the Merger on any particular stockholder other than in its capacity as a holder of Common Stock). A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 4.25.     Takeover Statutes. Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Contemplated Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties jointly and severally represent and warrant to the Company as follows:

Section 5.1.     Organization. Each of the Purchaser Parties is a corporation or other legal entity duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of the Purchaser Parties is duly qualified or licensed to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation or legal entity in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2.     Authorization; Validity of Agreement; Necessary Action. Prior to the date hereof, Parent, as the sole stockholder of Merger Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Merger Sub Stockholder Consent”). The Merger Sub Stockholder Consent has not been revoked and is in full force and effect. Each of the Purchaser Parties has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Merger Sub Stockholder Consent, to consummate the Contemplated Transactions. The execution, delivery and performance by each of the Purchaser Parties of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of each of the Purchaser Parties, subject to the effectiveness of the Merger Sub Stockholder Consent, and no other action on the part of any Purchaser Party is necessary to adopt this Agreement or to authorize the execution and delivery by such Purchaser Party of this Agreement and the consummation by them of the Contemplated Transactions. This Agreement has been duly executed and delivered by each of the Purchaser Parties, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each Purchaser Party, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3.     Consents and Approvals; No Violations.

(a)     Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger and (iv) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will require on the part of such Purchaser Party any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b)     Neither the execution, delivery or performance of this Agreement by any Purchaser Party nor the consummation by such Purchaser Party of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser Party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which such Purchaser Party or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) assuming the effectiveness of the Merger Sub Stockholder Consent, violate any Law applicable to such Purchaser Party or any of its Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 5.4.     Proxy Statement; Other Information. None of the information provided by any Purchaser Party to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 13E-3 will comply as to form with respect to the information provided by each Purchaser Party in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5.     Merger Sub’s Operations. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the Contemplated Transactions.

Section 5.6.     Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of any Purchaser Party or any of their respective Subsidiaries or Affiliates.

Section 5.7.     Share Ownership. None of the Purchaser Parties nor any of their respective Affiliates or any other member of the Purchaser Group became an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company at any time during the last three years. None of the Purchaser Parties nor any of their respective Affiliates or any other members of the Purchaser Group, as of the date of this Agreement, Beneficially Owns any Common Stock other than 1,984,196 shares of Common Stock Beneficially Owned by such members of the Purchaser Group.

Section 5.8.     Independent Investigation. The Purchaser Parties have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Acquired Companies, which investigation, review and analysis was performed by the Purchaser Parties, their respective Affiliates and Representatives. Each of the Purchaser Parties acknowledges that it, its Affiliates and their respective Representatives have been provided access to the personnel, properties, facilities and records of the Acquired Companies for such purpose. In entering into this Agreement, each of the Purchaser Parties acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except for the representations, warranties and covenants of the Company set forth in this Agreement).

Section 5.9.     Non-Reliance on Company Estimates. The Company has made available to the Purchaser Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of the Acquired Companies and certain plan and budget information. Each of the Purchaser Parties acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of the Purchaser Parties acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that none of the Purchaser Parties is relying on any estimates, projections, forecasts, plans or budgets furnished by any of the Acquired Companies or their respective Affiliates and Representatives or the accuracy or completeness thereof, and none of the Purchaser Parties shall, and shall cause its Affiliates and their respective Representatives not to, hold any such person liable with respect thereto, other than intentional fraud in connection therewith.

Section 5.10.     Financing. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds in U.S. dollars to consummate the Merger and the other Contemplated Transactions and to perform their respective obligations under this Agreement.

Section 5.11.     No Other Representations. Each of the Purchaser Parties acknowledges and agrees, for themselves and for each member of the Purchaser Group, that (a) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to any of the Purchaser Parties or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is any Purchaser Party or any member of the Purchaser Group relying thereon, and (b) neither the Company, the Special Committee, nor any other Person will have or be subject to any liability or indemnification obligation to the Purchaser Parties or any other Person resulting from the distribution or failure to distribute to the Purchaser Parties or any of their respective Affiliates, or any Purchaser Party’s or any such Affiliate’s use of, any such information, or management presentations in expectation of the Contemplated Transactions, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI

COVENANTS

Section 6.1.     Interim Operations of the Company. During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any Purchaser Party, the Company shall ensure that the business and operations of the Acquired Companies shall be conducted in the ordinary course of business and in accordance with past practices, and in compliance with all applicable Law and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except (v) as may be required by Law, (w) with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Letter or (z) with respect to actions or omissions taken by or at the direction of any Purchaser Party, including in such person’s capacity as a director, officer or employee of any of the Acquired Companies, during the Pre-Closing Period, none of the Acquired Companies will:

(a)     offer, issue, deliver, sell, grant, dispose of, pledge or otherwise Encumber, or authorize or propose the offering, issuance, delivery, sale, grant, disposition, pledge or other encumbrance of (i) except pursuant to a Benefits Plan or awards outstanding under the Company Equity Plan on the date hereof, any shares of capital stock of any class or any other ownership interest of any of the Acquired Companies, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of any of the Acquired Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of any of the Acquired Companies or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of any of the Acquired Companies (collectively, the “Equity Interests”) or (ii) any other securities of any of the Acquired Companies in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b)     redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Companies;

(c)     split, combine, subdivide or reclassify any capital stock or other Equity Interests of any of the Acquired Companies or declare, accrue, set aside for payment or pay any dividend in respect of any outstanding capital stock or other Equity Interests of any of the Acquired Companies or otherwise make any payments to any such holders in their capacity as such;

(d)     acquire, sell, lease, license, farmout, transfer, Encumber or dispose of, or agree to acquire, sell, lease, license, farmout, transfer, Encumber or dispose of, any material assets, properties or rights;

(e)     (i) incur, create, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof) or create any Encumbrances on any property or assets of any of the Acquired Companies; or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, the Company or any wholly owned Subsidiary of the Company;

(f)     (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or to become payable to current or former employees, directors or officers of any of the Acquired Companies, (B) grant any rights to severance or termination pay or other termination benefit, or enter into or amend any employment or severance agreement with, any current or former employees, directors, or officers of any of the Acquired Companies, (C) enter into any consulting, bonus, retention, retirement or similar agreement with any employee, officer or director of the Company (including any change to performance targets associated therewith), (D) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former employees, directors or officers or any of their beneficiaries, except, in each case, such action with respect to current or former employees that would not result in an increase to the Company in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; (E) amend or adopt any material Benefits Plans (other than any such adoption or amendment that is not material to and does not materially increase the cost to the Company of maintaining such material Benefits Plan or is required pursuant to the terms of such material Benefits Plan in effect as of the date of this Agreement) or the Company

Equity Plan; (F) accelerate the vesting, exercisability or payment of (or waive any performance conditions with respect to), any compensation or benefit (including any equity-based awards), except as otherwise expressly set forth in this Agreement; or (G) grant any additional awards under the Company Equity Plan;

(g)     enter into or become bound by, terminate, modify, assign or amend, or waive or assign any material rights under, any Company Material Contract, other than in the ordinary course of business consistent with past practice;

(h)     change any of its accounting principles, practices or methods unless required by Law, GAAP or IFRS;

(i)     amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Companies, or form any Subsidiary;

(j)     acquire any equity interest or other interest in any other Entity or effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(k)     authorize or make any commitment with respect to any material capital expenditure that is not budgeted in the Company’s current plan approved by the Board as of the date hereof;

(l)     except in the ordinary course of business, (i) make or change any material Tax election, (ii) adopt or change any material method of Tax accounting, (iii) file any material amended Tax Return, (iv) enter into any tax allocation agreement, tax sharing agreement or tax indemnity agreement relating to any material Tax, (v) surrender the right to claim a material Tax refund, (vi) settle or compromise any claim, notice, audit report, or assessment in respect of any material Tax, (vii) consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, (viii) request any material Tax ruling, (ix) fail to pay any material Tax when dues and payable, (x) incur any material Taxes, or (xi) prepare any Tax Returns in a manner which is not consistent with the past custom and practice with respect to the treatment of such items on such Tax Returns;

(m)     commence any Legal Proceeding, except (A) as required with respect to continuation of Legal Proceedings previously commenced and routine collection matters and other matters in the ordinary course of business consistent with past practices; (B) Legal Proceedings to enforce the terms of this Agreement or the Support Agreement or (C) Legal Proceedings in connection with this Agreement, the Support Agreement and the Contemplated Transactions;

(n)     subject to Section 6.12, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise any material Legal Proceeding;

(o)     extend, renew or enter into any Contracts containing non-compete or exclusivity provisions that (A) would restrict or limit the operations of any of the Acquired Companies or (B) apply to any current or future affiliates of the Company, the Surviving Corporation or Parent;

(p)     other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;

(q)     amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;

(r)     authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, merger (other than the Merger), consolidation or other reorganization (other than reorganizations involving only wholly owned subsidiaries of the Company which would not result in a material increase in the Tax liability of any of the Acquired Companies);

(s)     take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII not to be satisfied; or

(t)     enter into any Contract to do any of the foregoing.

Section 6.2.     Access to Information. During the Pre-Closing Period, upon reasonable notice, the Acquired Companies shall (and shall cause the respective Representatives of the Acquired Companies to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Companies, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties (only to the extent Company has access to such properties), books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Companies as may reasonably be requested and (c) provide reasonable access to the Acquired Companies’ respective Representatives and personnel, to the extent such individuals are not members of the Purchaser Group; provided, that nothing herein shall require any of the Acquired Companies to disclose any information to the Purchaser Parties if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which any of the Acquired Companies is a party or (iii) jeopardize any attorney-client or other legal privilege. Each Purchaser Party agrees that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions.

Section 6.3.     Acquisition Proposals.

(a)     Subject to the provisions of this Section 6.3, and except for actions or omissions taken by or at the direction of any Purchaser Party, including in such person’s capacity as a director, officer or employee of any of the Acquired Companies, during the Pre-Closing Period, the Company and the other Acquired Companies shall not, and the Company and the other Acquired Companies shall instruct and cause their respective Representatives not to, directly or indirectly:

(i)     solicit or initiate, or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal;

(ii)     furnish any nonpublic information regarding or afford access to the properties, books or records of any of the Acquired Companies to any Person for the purpose of knowingly facilitating or knowingly encouraging an Acquisition Proposal;

(iii)     engage in discussions or negotiations with any Person for the purpose of knowingly facilitating or knowingly encouraging any Acquisition Proposal;

(iv)     approve, endorse, recommend or enter into any agreement in principle, letter of intent, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)); or

(v)     resolve to propose, agree or publicly announce an intention to do any of the foregoing.

(b)     Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, (i) the Company may furnish nonpublic information regarding the Acquired Companies to, afford access to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group that the Board or any Independent Committee concludes in good faith is reasonably likely to lead to a Superior Proposal if (A) such Acquisition Proposal did not result from a material breach of this Section 6.3 (other than any such breach caused by any Purchaser Party); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (C) (x) prior to furnishing nonpublic information regarding the Acquired Companies the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons; and (D) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished or made available by the Company to any Purchaser Party); and (ii) following the receipt of an Acquisition Proposal, the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof.

(c)     At any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal) advise Parent orally and in writing of the receipt by the Company of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person or group of Persons making or submitting such Acquisition Proposal, and details of the material terms and conditions thereof). The Company shall keep Parent promptly (and in no event later than 24 hours after receipt by the Company) and reasonably informed with respect to (i) the status of any such Acquisition Proposal and (ii) the status, any material developments and terms of any material modification thereto. The Company agrees that it will not enter into any agreement with any Person subsequent to the date hereof that prohibits the Company from providing any information or materials to Parent in accordance with, or otherwise complying with this Section 6.3(c).

(d)     The Company shall immediately cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Acquisition Proposal.

(e)     During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.14) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to the Purchaser Parties, the Company Recommendation, (ii) adopt, approve or recommend any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within 10 Business Days following such commencement), (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within 10 Business Days after receipt of any reasonable request to do so from Parent or (v) resolve or agree to take any of the foregoing actions (any of the actions or events described in clauses (i) through (v), a “Change in Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law or (B) in response to the receipt by the Company of an unsolicited Acquisition Proposal, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board or any Independent Committee may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be. The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall be provided at least five Business Days in advance of such action (and the Purchaser Parties shall keep the contents of such Change in Recommendation Notice confidential until such Change in Recommendation is made public by the Company) and, if delivered in connection with a (A) Superior Proposal, contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal and contain a copy of the material documents or agreements providing for the Superior Proposal or (B) Intervening Event, contain a reasonably detailed description of such Intervening Event; provided, that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) if requested by Parent, the Company shall, and shall cause its Representatives to, for a period of at least four Business Days following receipt by Parent of the Change in Recommendation Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Parent Proposal”); (iii) following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not result from a material breach of this Section 6.3 (other than any such breach caused by any Purchaser Party). The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(e) and shall trigger a new Notice Period, except that the Notice Period shall be at least three Business Days (instead of four Business Days otherwise contemplated by clause (ii) above).

(f)     Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders if the Board or any committee thereof has determined in good faith that the failure to do so would be inconsistent with applicable Law (including fiduciary duties) or (ii) complying with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer); provided, that any such action taken or statement made that relates to an Acquisition Proposal shall not be deemed to be a Change in Recommendation if the Board or any Independent Committee reaffirms the Company Recommendation in such statement or in connection with such action. During the Pre-Closing Period, upon the written request by Parent (A) following any disclosure specified in clauses (i) or (ii) above or (B) in the event an Acquisition Proposal has been publicly announced, the Board or any Independent Committee shall expressly publicly reaffirm the

Company Recommendation within 10 Business Days following such request, and failure to do so shall be deemed to be a Change in Recommendation.

Section 6.4.     Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other Party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other Party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of any Purchaser Party in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation and (c) the Company may otherwise communicate in the ordinary course with its employees, working interest partners, joint venturers, customers, suppliers and vendors as it deems appropriate.

Section 6.5.     Directors’ and Officers’ Insurance and Indemnification.

(a)     From and after the Effective Time, Naphtha and Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Acquired Companies (each, an “Indemnified Party”) in respect of acts or omissions in their capacity as an officer or director of any of the Acquired Companies or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of any of the Acquired Companies or any of their respective predecessors, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by the DGCL or any other applicable Law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Acquired Companies in effect on the date hereof. In the event of any threatened or pending claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of any of the Acquired Companies or any of their respective predecessors or is or was serving at the request of any of the Acquired Companies or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Naphtha and Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within 20 Business Days of receipt by Naphtha and Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final nonappealable Order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses and (ii) none of Naphtha, Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing. For clarity, the indemnification herein shall also pertain to any retentions or deductibles under the D&O Insurance. If any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.5, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the DGCL, the certificate of incorporation of the Surviving Corporation or any Subsidiary, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Party that is reasonably acceptable to the Surviving Corporation. If any Proceeding is brought against any Indemnified Party in which indemnification could be sought by such Indemnified Party under this Section 6.5, (A) each Indemnified Party shall be entitled to retain his or her own counsel in connection with such Proceeding and (B) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

(b)     From and after the Effective Time, each of Naphtha and Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)     Prior to the Effective Time, the Company will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, including any policies of Naphtha or Parent (or any Affiliate of Naphtha or Parent) that benefit the Company’s directors and officers (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period ending seven years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s (or the applicable policy holder’s) current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than the coverage provided under the Company’s (or the applicable policy holder’s) existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of any of the

Acquired Companies by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions). If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Naphtha and Parent shall cause the Surviving Corporation (or the applicable policy holder) to, continue to maintain in effect, for a period of at least seven years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s (or the applicable policy holder’s) current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s (or the applicable policy holder’s) current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s (or the applicable policy holder’s) existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s (or the applicable policy holder’s) current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s (or the applicable policy holder’s) current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such seven-year period with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than as provided in the Company’s (or the applicable policy holder’s) existing policies as of the date hereof. At all times prior to the Effective Time, the Company and any Purchaser Party that is the policy holder of D&O Insurance shall maintain (or renew as necessary) such D&O Insurance policies as were in effect as of the date of this Agreement.

(d)     If Naphtha, Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Naphtha, Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e)     The provisions of this Section 6.5 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of any of the Acquired Companies, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with any of the Acquired Companies or otherwise.

Section 6.6.     SEC Filings; Other Actions.

(a)     As promptly as reasonably practicable following the date of this Agreement, the Company will prepare and cause to be filed with the SEC, with the assistance of the Purchaser Parties, the Proxy Statement, and the Company and the Purchaser Parties will prepare and cause to be filed with the SEC the Schedule 13E-3. The Purchaser Parties and the Company will use reasonable best efforts to cooperate with each other in connection with the preparation of the foregoing documents. Each of the Purchaser Parties will use reasonable best efforts to promptly provide such information regarding Purchaser Parties and any other member of the Purchaser Group that the Company may reasonably request for inclusion in the Proxy Statement and Schedule 13E-3. Each of the Company and the Purchaser Parties shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and the Purchaser Parties will use its reasonable best efforts to have the Proxy Statement and the Schedule 13E-3, cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date the Proxy Statement is cleared by the SEC. The Company will as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will reasonably cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and the Purchaser Parties and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Purchaser Parties and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of any Purchaser Party for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Meeting, any information should be discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate Party with the SEC and disseminated by the Company to the stockholders of the Company.

(b)     The Company shall (i) use reasonable efforts to take all action required under the DGCL and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be mutually agreed by the Company and Parent, and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Contemplated Transactions. Notwithstanding anything to the contrary contained in this Agreement, the Company may, and at the direction of Parent the Company will, adjourn or postpone the Company Meeting, if and to the extent any Independent Committee or Parent, as the case may be, determines in good faith (A) such adjournment or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders or (B) additional time is required to solicit proxies in favor of the adoption of this Agreement.

Section 6.7.     Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, the Company, Naphtha, NHL and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties to this Agreement in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by the Company, Naphtha, NHL, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company, on the one hand, and Naphtha, NHL and Parent, on the other hand, will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel(s) for the non-filing Party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other Party promptly (and in any event within three days) informed in all material respects of any material communication received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any Proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other Party to review any material communication (and considering the other Party’s reasonable comments thereto) delivered to, and consulting with the other Party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any Proceeding by a private party relating thereto, and giving the other Party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, that in no event shall any of the Acquired Companies, prior to the Effective Time, be required to pay or agree to pay any fee, penalty or other consideration to any Third Party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract (except to the extent of the amount of any fee or other consideration set forth in such Contract, and except for ordinary course fees or other consideration which are not material in amount).

(b)     No Party shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement. Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Acquired Companies, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.8.     Merger Sub and Surviving Corporation. Each of Naphtha and Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Merger Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

Section 6.9.     Section 16 Matters. Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plans pursuant to this Agreement in connection with the Contemplated Transactions shall be an exempt transaction for purposes of Section 16.

Section 6.10.     Takeover Statutes. If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, the Purchaser Parties, or the Contemplated Transactions, then each of the Company and the Purchaser Parties, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.11.     Stock Exchange Delisting. The Company and each of the Purchaser Parties shall take such actions reasonably required to cause the shares of Common Stock to be de-listed from NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.12.     Stockholder Litigation. Each Party shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any stockholder litigation against any Party or its respective directors relating to the Contemplated Transactions, whether commenced prior to or after the execution and delivery of this Agreement.

Section 6.13.     Certain Contracts. Without the prior written consent of any Independent Committee, none of the Purchaser Parties shall, and each of the Purchaser Parties shall use reasonable best efforts to cause the other members of the Purchaser Group not to, (a) amend the Support Agreement or waive any provisions thereof, (b) enter into any side letters or other oral or written agreements or understandings with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (other than the Support Agreement) (i) that relate to the Contemplated Transactions, (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal or (c) enter into or modify any Contract (i) which would, individually or in the aggregate, prevent or materially delay the ability of any Purchaser Party to consummate the Merger and the other Contemplated Transactions or (ii) which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.14.     Special Committee. Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, (b) none of the Purchaser Parties shall, and each of the Purchaser Parties shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee and (c) each of the Purchaser Parties shall, and shall cause each member of the Purchaser Group to, vote, or cause to be voted, all shares of Common Stock Beneficially Owned by any member of the Purchaser Group, or over which any member of the Purchaser Group has voting control, from time to time and at all times, in whatever manner necessary to ensure that at any annual or special meeting of the stockholders of the Company at which an election of directors is held or pursuant to any written consent of the stockholders of the Company, each director of the Board that is a member of the Special Committee shall be elected to the Board.

Section 6.15.     Knowledge of Inaccuracies; Certain Breaches. Purchaser Parties shall not have any right to (a) rely on the failure of a condition in Section 7.2(a) or Section 7.2(d) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Article IV to the extent Parent or a Purchaser Party, including in such person’s capacity as a director, officer or employee of any Acquired Company, had knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) rely on the failure of a condition set forth in Section 7.1(c) or Section 7.2(b) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity in connection with any action that Parent, Merger Sub or any Purchaser Party caused the Company to take or omit from taking.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1.     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and the Purchaser Parties, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company and the Purchaser Parties, if permissible under applicable Law; provided, that the condition in Section 7.1(a) cannot be waived by any Person, including the Company or the Purchaser Parties in any circumstance) of the following conditions:

(a)     the Majority of the Minority Approval shall have been obtained;

(b)     the Company Stockholder Approval shall have been obtained; and

(c)     no Governmental Entity of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law or taken any other action which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Section 7.2.     Conditions to the Purchaser Parties’ Obligations to Effect the Merger. The obligations of the Purchaser Parties to effect the Merger are subject to the satisfaction (or waiver by the Purchaser Parties) of the following conditions:

(a)     (a) (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Capitalization), and Section 4.4 (Authorization; Validity of Agreement; Company Action) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); (ii) the representations and warranties of the Company contained in Section 4.23 (Brokers or Finders) and Section 4.24 (Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and correct as of such date or with respect to such period); (iii) the representation and warranty of the Company contained in clause (b) of Section 4.9 (Absence of Certain Changes) shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date hereof and shall be true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except, in the case of this clause (iv), where the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Company Material Adverse Effect;

(b)     The Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c)     No more than 8% of the outstanding shares of Common Stock as of immediately prior to the Closing shall be Dissenting Shares; and

(d)     The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions specified in Section 7.2(a) and Section 7.2(b).

Section 7.3.     Conditions to Company’s Obligations to Effect the Merger. The obligations of Company to effect the Merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a)     The representations and warranties of each of the Purchaser Parties contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties of such Purchaser Party to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect.

(b)     Each of the Purchaser Parties shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)     Naphtha, NHL and Parent shall have delivered to the Company certificates, dated as of the Closing Date, signed by a director or duly authorized officer of each of Naphtha, NHL and Parent, certifying as to the satisfaction of the conditions specified in Section 7.3(a) and Section 7.3(b).

Section 7.4.     Frustration of Conditions. None of the Company or any Purchaser Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Contemplated Transactions, as required by and subject to Section 6.7, or by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1.     Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the adoption of this Agreement by the stockholders of the Company or Merger Sub):

(a)     by the mutual written agreement of the Company (in accordance with Section 9.14) and Parent.

(b)     by either the Company (in accordance with Section 9.14) or Parent:

(i)     if any Governmental Entity having competent jurisdiction shall have, enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party whose breach of, or failure to fulfill, any of its obligations under this Agreement has been the cause of, or resulted in, the enactment, issuance, promulgation, enforcement or entry of any such Order or other action;

(ii)     if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment or postponement thereof); provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Support Agreement to vote the shares of Common Stock Beneficially Owned by it in accordance with the Support Agreement; or

(iii)     if the Merger shall not have occurred by February 27, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of, or failure to fulfill, any of its obligations under this Agreement in any manner has been the cause of, or resulted in, in any material respect, the failure to consummate the Merger by the Termination Date (it being understood that the Purchaser Parties shall be deemed a single Party for purposes of the foregoing proviso).

(c)     by the Company (in accordance with Section 9.14), if a breach or failure of any representation, warranty or covenant of any Purchaser Party set forth in this Agreement, shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 days of the receipt by the Purchaser Parties of written notice from the Company of such breach or failure stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(c) (or any shorter period of the time that remains between the date the Company provides written notice of such breach or failure and the Termination Date); provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 7.1 or Section 7.2 not being satisfied.

(d)     by Parent, if

(i)     a breach or failure of any representation, warranty or covenant of the Company set forth in this Agreement shall have occurred, which breach or failure has given rise to or would reasonably be expected to give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 and as a result of such breach or failure, such condition would not be capable of being satisfied prior to the Termination Date, or if capable of being cured, shall not have been cured within 30 days of the receipt by the Company of written notice from Parent of such breach or failure stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) (or any shorter period of the time that remains between the date Parent provides written notice of such breach or failure and the Termination Date); provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is in material breach of this Agreement and such breach would result in any conditions to Closing set forth in Section 7.1 or Section 7.3 not being satisfied;

(ii)     prior to obtaining the Company Stockholder Approval and the Majority of the Minority Approval, if the Board or an Independent Committee (in accordance with Section 9.14) shall have effected a Change in Recommendation; or

(iii)     if at any time on or after the earlier of (A) the 14th day following any duly held Company Meeting (subject to any adjournment or postponement thereof) and (B) the date that is two Business Days prior to the Termination Date, the condition set forth in Section 7.2(c) would not be satisfied if the Closing were to occur at such time; provided, that such right to termination shall expire 10 Business Days after the date on which such right first became available to be exercised.

Section 8.2.     Effect of Termination.

(a)     The Party terminating this Agreement pursuant to Section 8.1(b), Section 8.1(c) or Section 8.1(d), as the case may be, shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto; provided, however, that (i) the terms of Article VIII and Article IX shall survive any termination of this Agreement and (ii) subject to Section 8.2(e), no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement prior to such termination.

(b)     The Company shall pay, or cause to be paid, to Parent an amount equal to $1.5 million, representing a partial reimbursement of Parent’s costs and expenses in connection with this Agreement (the “Company Expense Reimbursement”), in immediately available funds if this Agreement is terminated by Parent pursuant to (i) Section 8.1(d)(ii) or (ii) if at the time of such termination, more than 10% of the outstanding shares of Common Stock are Dissenting Shares; such payment to be made as promptly as possible (but in any event no later than five Business Days) after the date of such termination. In no event shall the Company be required to pay the Company Expense Reimbursement on more than one occasion.

(c)     Parent shall pay, or cause to be paid, to the Company an amount equal to $1.5 million, representing a partial reimbursement of the Company’s costs and expenses in connection with this Agreement (the “Parent Expense Reimbursement”), in immediately available funds if this Agreement is terminated (i) by the Company pursuant to Section 8.1(c) or is otherwise terminated when terminable by the Company pursuant to Section 8.1(c) or (ii) by Parent or the Company pursuant to Section 8.1(b)(ii) at a time when all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), such payment to be made as promptly as possible (but in any event no later than five Business Days) after the date of such termination.

(d)     Upon payment of the Company Expense Reimbursement, the Company shall have no further liability to the Purchaser Parties with respect to the Merger, this Agreement or the Contemplated Transactions. Upon payment of the Parent Expense Reimbursement, the Purchaser Parties shall have no further liability to the Company with respect to the Merger, this Agreement or the Contemplated Transactions. The Company Expense Reimbursement and the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, respectively.

(e)     Notwithstanding anything to the contrary in this Agreement, if:

(i)     the Company is required to pay the Company Expense Reimbursement to Parent pursuant to this Agreement, the Purchaser Parties’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.9, against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Company Related Party of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Expense Reimbursement, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, none of the Purchaser Parties shall have any rights or claims against any of the Company Related Parties or any Company Related Party of any Company Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Company Related Party of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(ii)     Parent is required to pay the Parent Expense Reimbursement to Company pursuant to this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.9, against the Purchaser Parties and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Representatives, Affiliates, members, managers, general or limited partners or assignees (each a “Purchaser Related Party” and collectively, the “Purchaser Related Parties”) or any Purchaser Related Party of any Purchaser Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Expense Reimbursement, in each case, only to the extent provided by this Section 8.2; and upon payment of such amount, the Company shall not have any rights or claims against any of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(f)     The Company and each of the Purchaser Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that, without these agreements, the Parties would not enter into this Agreement. In the event that the Company or Parent shall fail to pay the Company Expense Reimbursement or Parent Expense Reimbursement, as applicable, when due, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any amount set forth in this Section 8.2, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

Section 9.1.     Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Merger Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the Parties, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Stockholder Approval and the Majority of the Minority Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger or that by Law otherwise would require further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2.     Nonsurvival of Representations and Warranties. Except for those covenants and agreements set forth in Article II and Article III, Section 6.4 and Section 6.5 and Article VIII and this Article IX, none of the representations, warranties and agreements in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive  the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3.     Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

(a)     if to any of the Purchaser Parties, to:

Naphtha Israel Petroleum Corporation, Ltd.

8, Granit Street, Kiryat Arie, Box 10188

Petach-Tikva, Israel 49222

Attention: Noa Lendner

Email: noal@equital-group.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street
Houston, Texas 77002

Attention: Andrew J. Ericksen

Email: aj.ericksen@bakerbotts.com

(b)     if to the Company or the Special Committee, to:

Isramco, Inc.

1001 West Loop South, Suite 750

Houston Texas 77027

Attention: Edy Francis and Anthony James

Email: edyf@isramco-jay.com; tjames@isramco-jay.com

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

555 California Street, Suite 3300
San Francisco, California 94104

Attention: Lior Nuchi

Email: lior.nuchi@nortonrosefulbright.com

Section 9.4.     Interpretation.

(a)     Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is expressly waived.

(b)     Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in any section of Article IV, Article V or Article VI, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent. The inclusion of any item in the Company Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)     The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described in this Agreement or included in any Schedule) is or is not material for purposes of this Agreement.

(d)     In this Agreement, except as the context may otherwise require, references to (i) any agreement (including this Agreement), Contract, statute or regulation are to the agreement, Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) “days” mean calendar days.

Section 9.5.     Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 9.6.     Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the exhibits hereto, together with the other instruments referred to herein, including the Support Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, and (b), except for Article III on and after the Effective Time and Section 6.5, Section 9.11, and Section 9.15, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder; for clarity, the Company’s directors (including the Special Committee members) are beneficiaries under Section 6.5, Section 9.11, and Section 9.15. The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the Parties and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the Parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Letter, which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7.     Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.8.     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE

SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.8.

Section 9.9.     Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case in accordance with this Section 9.9, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the Termination Date, any Party brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement by any other Party, the Termination Date shall automatically be extended by such other time period established by the court presiding over such action or until such action is otherwise resolved.

Section 9.10.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.11 shall be void.

Section 9.11.     Expenses. Subject to Section 8.2, all costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated. The Company shall, and following the Effective Time the Purchaser Parties shall cause the Company to, pay all fees, expenses, or amounts owed by the Company (including with respect to expenses incurred by the Company on behalf of the Special Committee and amounts owed to directors or members of the Special Committee) incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions.

Section 9.12.     Headings. Headings of the Articles and Sections of this Agreement and the table of contents, Schedules and Exhibits are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.13.     Extension; Waivers. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.14.     Independent Committee Approval. Notwithstanding anything to the contrary herein and subject to the requirements of applicable Law, any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee. An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.15.     No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party hereto shall have any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and each of the Purchaser Parties has caused this Agreement to be signed by their respective officers or directors thereunto duly authorized as of the date first written above.

ISRAMCO, INC.

By: /s/ Edy Francis

Name: Edy Francis

Title:      Co-Chief Executive Officer / Chief Financial Officer

By: /s/ Anthony James

Name: Anthony James

Title: General Counsel and Corporate Secretary

NAPHTHA ISRAEL PETROLEUM CORPORATION LTD.

By: /s/ Eran Saar

Name:     Eran Saar

Title:     Chief Executive Officer

By: /s/ Noa Lendner

Name:     Noa Lendner

Title:     General Counsel

NAPHTHA HOLDING LTD.

By: /s/ Eran Saar

Name:     Eran Saar

Title:     Chief Executive Officer

By: /s/ Noa Lendner

Name:     Noa Lendner

Title:     General Counsel

I.O.C. - ISRAEL OIL COMPANY, LTD.

By: /s/ Eran Saar

Name:     Eran Saar

Title:     Chief Executive Officer

By: /s/ Noa Lendner

Name:     Noa Lendner

Title:     General Counsel

NAPHTHA US OIL, INC.

By: /s/ Eran Saar

Name:     Eran Saar

Title:     Chief Executive Officer

ANNEX B

Confidential Messrs. Nir Hasson, Max Pridgeon, and Asaf Yarkoni Special Committee of the Board of Directors Isramco, Inc. 1001 West Loop South Suite 750 Houston, TX 77027	May 20, 2019

Ladies and Gentlemen:

Isramco, Inc. (the “Company”) has engaged Duff & Phelps, LLC (together with its affiliates, “Duff & Phelps”) to serve as an independent financial advisor to the Special Committee of the Board of Directors (the “Special Committee”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the holders of shares of Common Stock (as defined below) (other than the Purchaser Parties (as defined below)) of the Merger Consideration (as defined below) to be received by such holders in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a holder of Common Stock).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Naphtha Holding Ltd., an Israeli private company and a direct wholly owned subsidiary of Naphtha (“NHL”), I.O.C. Israel Oil Company, Ltd., an Israeli private company and a subsidiary of Naphtha (“Parent”), and Naptha US Oil, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub” and, together with Naphtha, NHL and Parent, the “Purchaser Parties”), pursuant to which Merger Sub will be merged with and into the Company in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), (other than (i) shares of Common Stock to be cancelled pursuant to Section 3.1(c) of the Merger Agreement, (ii) Common Stock owned by NHL or Parent, and (iii) Dissenting Shares (as defined in the Merger Agreement)), will be converted into the right to receive $121.40 in cash, without any interest thereon (the “Merger Consideration”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Duff & Phelps, LLC 55 East 52nd Street Floor 31 New York, NY 10055	T +1 212 871 2000	www.duffandphelps.com

Isramco, Inc.

May 20, 2019

Scope of Analysis

In connection with this Opinion, Duff & Phelps have made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:

a.

The Company’s annual reports and audited financial statements on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2013 through December 31, 2018 and the Company’s unaudited interim financial statements for the quarter ended March 31, 2019 included in the Company’s Form 10-Q filed with the SEC;

b.

Unaudited segment and pro forma financial information for the Company for the three months ended March 31, 2019, which the Company’s management identified as being the most current financial statements available;

c.

A reserve report, prepared by Netherland, Sewell & Associates, Inc., estimating the proved, probable, and possible reserves and future revenue, to the Isramco Negev 2 Limited Partnership (“Isramco Negev”) working interest in certain gas properties located in Tamar and Tamar Southwest Fields, Tamar Lease I/12, offshore Israel, as of December 31, 2018 (the “Tamar Reserve Report”);

d.

A reserve report, prepared by Cawley, Gilespie & Associates, Inc., including estimates of proved developed producing reserves and forecasts of economics attributable to Isramco Energy, Isramco Resources, and Jay Petroleum, as of December 31, 2018 (the “Cawley Reserve Report”);

e.	A report prepared by Pearl Cohen Zedek Latzer Barata LLP for the Special Committee, reviewing the arbitration between Isramco and Isramco Negev, dated as of March 26, 2019;

f.

Other internal documents relating to the history, current operations, and probable future outlook of the Company, including various segment-level financial projections, provided to Duff & Phelps by management of the Company, including Tamar Royalties (the “Tamar Projections”), Isramco Energy (the “Isramco Energy Projections”), Isramco Resources (the “Isramco Resources Projections”), Jay Petroleum (the “Jay Petroleum Projections”), and Production Services (the “Production Services Projections”, and together with the Tamar Projections, the Isramco Energy Projections, the Isramco Resources Projections, and the Jay Petroleum Projections, the “Isramco Management Projections”) and financial projections, provided to Duff & Phelps by representatives of Naphtha (the “Naphtha Projections”); and

Isramco, Inc.

May 20, 2019

g.	A draft of the Merger Agreement, dated as of May 20, 2019;

2.	Discussed the information referred to in 1.a, 1.b, 1.c, 1.d, 1.e, and 1.f above with the management of the Company;

3.	Reviewed the historical trading price and trading volume of the Common Stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4.	Performed certain valuation and comparative analyses including a discounted cash flow analysis and analysis of selected public companies that Duff & Phelps deemed relevant;

5.	Conducted an analysis of the proposed financial terms of the Proposed Transaction with the financial terms of selected transactions that Duff & Phelps deemed relevant; and

6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:

1.

Relied upon and assumed the accuracy, completeness, and fair presentation of all financial, tax, legal, regulatory, accounting and other information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.

Assumed that any estimates, evaluations, forecasts, the Isramco Management Projections and the Naphtha Projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such Isramco Management Projections or such Naphtha Projections or the underlying assumptions and notes that projecting future results of any company is inherently subject to uncertainty;

3.	Assumed that the final versions of all documents, including the Merger Agreement, conform in all material respects to the draft versions reviewed by Duff & Phelps;

4.

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers or breaches of any terms or conditions thereof; and

5.

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

Isramco, Inc.

May 20, 2019

In Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps is not expressing any opinion as to the market price or value of the Common Stock (or anything else) before or after the announcement or the consummation of the Proposed Transaction. Duff & Phelps was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal, tax, or accounting matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares Common Stock (other than the Purchaser Parties) in the Proposed Transaction, or with respect to the fairness of any such compensation. In addition, this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock.

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction. This Opinion addresses only fairness from a financial point of view to the holders of Common Stock, as of the date hereof (other than the Purchaser Parties) of the Merger Consideration in the Proposed Transaction, it: (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction, (ii) does not address any agreement or transaction related to the Proposed Transaction, (iii) does not address any other term or aspect of the Merger Agreement or the Proposed Transaction, (iv) is not a recommendation as to how any stockholder of the Company or any other person as to how such stockholder or other person should vote or act with respect to any matters relating to the Proposed Transaction or any other matter, and (iv) does not indicate that the Merger Consideration received in the Proposed Transaction is the best possibly attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial

Isramco, Inc.

May 20, 2019

analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated October 5, 2018 (the “Engagement Letter”).

Disclosure of Prior Relationships

Duff & Phelps is a global valuation and corporate finance advisor engaged directly and through affiliates and related persons in a number of financial advisory services and valuation activities. Duff & Phelps, LLC’s affiliate, Duff & Phelps Securities, LLC (“DPS”), has been engaged as financial advisor to the Special Committee to provide such financial and market related advice and assistance as appropriate in connection with the Proposed Transaction, and will receive a fee for its services. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and indemnify Duff & Phelps and DPS for certain liabilities. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Special Committee that it is prepared to render this Opinion. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Duff & Phelps may seek to, in the future, provide financial advisory and financing services to the Company or the Purchaser Parties or entities that are affiliated with any of them, for which it would expect to receive compensation.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Common Stock (other than the Purchaser Parties) in the Proposed Transaction is fair from a financial point of view to such holders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a holder of Common Stock).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

ANNEX C

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of May 20, 2019, by and among Naphtha Holding Ltd., an Israeli private company and a direct wholly owned Subsidiary of Naphtha (as defined herein) (“NHL”), I.O.C. - Israel Oil Company, Ltd., an Israeli private company and a Subsidiary of Naphtha (“Parent”), Isramco, Inc., a Delaware corporation (the “Company”), and Haim Tsuff, an individual (“Tsuff” and, together with NHL and Parent, the “Stockholders” and each a “Stockholder”).

WHEREAS, Naphtha Israel Petroleum Corporation Ltd., an Israeli public company (“Naphtha”), Parent, NHL, Naphtha US Oil, Inc., a corporation incorporated under the laws of the State of Delaware and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a subsidiary of Parent and NHL (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders is the record owner and/or Beneficial Owner of the number of outstanding shares of Common Stock as set forth on Schedule A hereto;

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Company has required that each Stockholder agree, and each Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein;

WHEREAS, each Stockholder acknowledges that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of each Stockholder set forth in this Agreement; and

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1     Defined Terms. The following terms, as used in this Agreement, shall have the meanings set forth below. Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

(a)     “Additional Shares” means, with respect to each Stockholder, the Common Stock or other voting capital stock of the Company that such Stockholder acquires Beneficial Ownership of after the date of this Agreement.

(b)     “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by all Affiliates of such person and all other persons with whom such person would constitute a “group” within the meaning of Section 13(d) of the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(c)     “Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and will also include for purposes of this Agreement all shares or other voting securities into which shares of Common Stock or such other shares or voting securities may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(d)     “Covered Securities” means the Existing Shares and any Additional Shares.

(e)     “Existing Shares” means, with respect to each Stockholder, the shares of Common Stock Beneficially Owned by such Stockholder on the date hereof as listed on Schedule A.

(f)     “Transfer” means, directly or indirectly, to (i) issue sell, short, transfer, offer, exchange, assign, pledge, encumber, subject to an Encumbrance, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, any Covered Securities; (ii) to enter into any Contract, option or other agreement with respect to any transactions described in clause (i); or (iii) enter into any swap, hedge, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Covered Securities, whether settled by delivery of Covered Securities, other securities, in cash or otherwise. For purposes of this Agreement, the term “Transfer” shall include the transfer (including by way of sale, disposition, operation of law (including by merger) or any other means) of an Affiliate of any Stockholder or any Stockholder’s interest in an Affiliate which Beneficially Owns any Covered Securities. The terms “Transferring”, “Transferee”, “Transferred” or similar words shall have correlative meanings to Transfer.

ARTICLE II

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 2.1     Voting. From and after the date hereof until the Expiration Time (as defined herein), each Stockholder irrevocably and unconditionally hereby agrees that at the Company Meeting or any other annual or special meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, or in connection with any written consent of the Company’s stockholders and in any other circumstance upon which a vote, consent or approval of all or some of the stockholders of the Company is sought, in each case, with respect to which any of the matters described in clauses (a) through (d) of this Section 2.1 is to be considered, each Stockholder shall, and shall cause any holder of record of its Covered Securities to, unless the Board or any Independent Committee has made a Change in Recommendation that has not been rescinded or otherwise withdrawn, (i) appear, in person or by proxy, at each such meeting or cause its representative(s) to appear at such meeting or otherwise cause its Covered Securities to be counted as present thereat for purposes of determining whether a quorum is present and respond to each request by the Company for written consent, if any, and (ii) vote or cause to be voted, in person or by proxy, or deliver or cause to be delivered a written consent covering, all of such Stockholder’s Covered Securities:

(a)     in favor of the adoption and approval of the Merger Agreement, and the other transactions contemplated thereby, including the Merger (the “Contemplated Transactions”);

(b)     against any action, proposal, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to change in any manner the voting rights of any class of shares of the Company or materially impede, interfere with, delay, postpone, frustrate, discourage or adversely affect the timely consummation of the Contemplated Transactions, or the performance by such Stockholder of its obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Merger) unless such transaction is previously approved in writing by Parent; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries (other than the Merger or any transactions contemplated by the Merger Agreement) or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries that is prohibited by the Merger Agreement unless such transaction is previously approved in writing by Parent; (iii) an election of new members to the Board, other than nominees to the Board who are serving as directors of the Company on the date of this Agreement, except if previously approved in writing by Parent; or (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s Certificate of Incorporation or the Bylaws;

(c)     against any action, proposal, transaction or agreement that could reasonably be expected to result in (i) a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of any Stockholder contained in this Agreement or the Merger Agreement or (ii) any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled; and

(d)     in favor of any other action, proposal, transaction or agreement necessary to consummate the Merger and the transactions contemplated by the Merger Agreement.

Section 2.2     Grant of Irrevocable Proxy; Appointment of Proxy.

(a)     Effective immediately upon the execution of the Merger Agreement and until the Expiration Time, each Stockholder hereby irrevocably and unconditionally grants a proxy to, and appoints, the Company, as its sole and exclusive proxies and attorney-in-fact (with full power of substitution and resubstitution), for and in such Stockholder’s name, place and stead, to vote or cause to be voted (including by execution and delivery of proxies or acting by written consent, if applicable) the Covered Securities in accordance with Section 2.1 hereof at the Company Meeting or other annual or special meeting of the stockholders of the Company, however called, including any postponement or adjournment thereof, or in connection with any action sought to be taken by written consent of the stockholders of the Company without a meeting.

(b)     Each Stockholder represents that any proxies heretofore given in respect of such Stockholder’s Covered Securities, if any, are revocable, and hereby revokes all such proxies.

(c)     Each Stockholder affirms that the irrevocable proxy and power of attorney set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement , and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement and is granted in accordance with the provisions of Section 212 of the DGCL. Each Stockholder further (x) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and, (ii) executed and intended to be (and is) irrevocable in accordance with the provisions of Section 212 of the DGCL prior to the Expiration Time and (y) ratifies and confirms all that the proxy holders appointed hereunder may lawfully do or cause to be done in compliance with the express terms hereof. If for any reason the proxy granted herein is not valid, then each Stockholder agrees to vote such Stockholder’s Covered Securities in accordance with Section 2.1 hereof prior to the Expiration Time. The parties hereto agree that the foregoing is a voting agreement.

Section 2.3     Restrictions on Transfers.

(a)     Each Stockholder hereby agrees that, from the date hereof until the Expiration Time, such Stockholder shall not, without the prior written consent of the Independent Committee, directly or indirectly, (i) Transfer (or cause or permit the Transfer of), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Covered Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Covered Securities, (ii) deposit any Covered Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) convert or exchange, or take any action which would result in the conversion or exchange, of any Covered Securities, (iv) take any action that would make any representation or warranty of such Stockholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or materially delaying such Stockholder from performing any of its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) (iii) or (iv). Any purported Transfer in violation of this Section 2.3 shall be void and of no force or effect and each Stockholder acknowledges that the Company will not register or permit the registration of or otherwise facilitate or effect any such Transfer.

(b)     This Agreement and the obligations hereunder shall attach to the Covered Securities and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, each Stockholder’s successors or assigns. Each Stockholder covenants and agrees that it will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Covered Shares, unless such Transfer is made in compliance with this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE STOCKHOLDERS

Section 3.1     Representations and Warranties. Each Stockholder represents and warrants to the Company as of the date hereof and as of the Closing:

(a)     if not a natural person, such Stockholder is a corporation duly organized, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted;

(b)     such Stockholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(c)     this Agreement has been duly executed and delivered by such Stockholder and the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(d)     assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions;

(e)     (i) such Stockholder (A) is the Beneficial Owner of and, immediately prior to the Closing, will be the Beneficial Owner of, and has and will have good and valid title to, its Existing Shares, free and clear of Liens other than as created by this Agreement, and (B) owns, of record and/or Beneficially, or controls all of its Covered Securities; (ii) its Covered Securities are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer of the Covered Securities other than this Agreement; (iii) such Stockholder has not Transferred any interest in any of its Covered Securities; (iv) as of the date hereof, other than the Existing Shares set forth on Schedule A, such Stockholder does not Beneficially Own or own of record, any shares of Common Stock; and (v) such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of the Existing Shares and with respect to any of the Covered Securities Beneficially Owned at all times through the Closing Date and with no limitations, qualifications or restrictions on such rights, except as contemplated by this Agreement;

(f)     except for (i) the applicable requirements of the Exchange Act and (ii) as provided in the Merger Agreement, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement and the Merger Agreement, and (B) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the provisions hereof shall (1) if such Stockholder is an entity, conflict with or violate any provision of the organizational documents of such Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on property or assets of such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected, or (3) violate any Law or Order applicable to such Stockholder or any of such Stockholder’s properties or assets;

(g)     there is no Proceeding pending against such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against such Stockholder or any other Person that restricts or prohibits (or, if successful, would, or could reasonably be expected to, restrict or prohibit) the performance by such Stockholder of its obligations under this Agreement or challenges the validity of this Agreement; and

(h)     except for this Agreement, no Stockholder has taken any action that would constitute a breach hereof, make any representation or warranty of such Stockholder set forth in this Article III untrue or incorrect or have the effect of preventing or delaying or impeding the ability of such Stockholder from performing any of his, her or its obligations under this Agreement.

Section 3.2     Other Covenants. Each Stockholder hereby:

(a)     agrees and covenants, prior to the Expiration Time, not to knowingly take any action, directly or indirectly, that could reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of such Stockholder contained herein untrue or incorrect or (iii) have the effect of preventing, delaying, impeding or interfering with or adversely affecting the ability of such Stockholder from performing any of its obligations under this Agreement;

(b)     irrevocably waives, and agrees not to exercise, any rights of appraisal or any dissenters’ rights under applicable Law at any time with respect to the Merger that such Stockholder may have with respect to any and all of such Stockholder’s Covered Securities, whether held of record or Beneficially Owned (including any appraisal or dissenters’ rights pursuant to Section 262 of the DGCL) prior to the Expiration Time; and

(c)     agrees and covenants to (i) permit the Company to publish and disclose in any press release or in the Proxy Statement (including all documents and schedules filed with the SEC in accordance therewith) or other disclosure document required in connection with the Merger Agreement or the Contemplated Transactions, such Stockholder’s identity and Beneficial Ownership of Covered Securities and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (“Stockholder Information”) and (ii) cooperate with the Company in connection with such filings, including providing Stockholder Information requested by the Company and notifying the Company if and to the extent such Stockholder becomes aware that any such Stockholder Information is or shall have become false or misleading.

Section 3.3     Stock Dividends, etc. In the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for shares of Common Stock) is declared, in each case affecting the Covered Securities, the terms “Existing Shares,” “Additional Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

ARTICLE IV

TERMINATION

Section 4.1     Termination. This Agreement, and the obligations of the Stockholders hereunder (including, without limitation, Section 2.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur (the “Expiration Time”) of (a) the Effective Time, (b) the date of valid termination of the Merger Agreement in accordance with its terms, and (c) at any time upon the written agreement of the Company (acting at the direction of the Independent Committee) and Parent; provided, that, for the avoidance of doubt, to the extent the termination of the Merger Agreement is contested, no party shall be released from liability for violating the terms of this Agreement if a court of competent jurisdiction finally determines that the Merger Agreement had not, in fact, been validly terminated and, therefore, this Agreement had not been validly terminated. Notwithstanding the preceding sentence, this Article IV and Article V hereof shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1     Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5.1):

(a)     If to any Stockholder:

Naphtha Israel Petroleum Corporation, Ltd.

8, Granit Street, Kiryat Arie, Box 10188

Petach-Tikva, Israel 49222

Attention: Noa Lendner

Email: noal@equital-group.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Andrew J. Ericksen

Email: aj.ericksen@bakerbotts.com

(b)     If to the Company:

Isramco, Inc.

1001 West Loop South, Suite 750

Houston Texas 77027

Attention: Edy Francis and Anthony James

Email: edyf@isramco-jay.com; tjames@isramco-jay.com

With a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

555 California Street, Suite 3300

San Francisco, California 94104

Attention: Lior Nuchi

Email: lior.nuchi@nortonrosefulbright.com

Section 5.2     Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a Beneficial Owner of its Covered Securities owned by it and not in any other capacity (including, without limitation, in any capacity as a director of the Board or officer of the Company) and (ii) nothing in this Agreement shall obligate such Stockholder or its Representatives to take, or forbear from taking, in its capacity as a director of the Board or officer of the Company, any action which is inconsistent with its or his fiduciary duties under applicable Law.

Section 5.3     Severability. Each party hereto agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 5.4     Entire Agreement. This Agreement and the Merger Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the exhibits thereto, together with the other instruments referred to therein, constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 5.5     Specific Performance. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Each Stockholder acknowledges and agrees that (a) the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to Expiration Time, this being in addition to any other remedy to which the Company may be entitled at law or in equity, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the Company would not have entered into the Merger Agreement. Each Stockholder agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each Stockholder acknowledges and agrees that if the Company seeks an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, it shall not be required to provide any bond or other security in connection with any such injunction.

Section 5.6     Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, each Stockholder and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 5.7     Governing Law; Venue; Waiver of Jury Trial.

(a)     THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)     THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN ANY MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 5.7.

Section 5.8     No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

Section 5.9     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of any Stockholder that is an individual, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 5.10     No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to in this Agreement, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is expressly waived.

Section 5.11     Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 5.12     Independent Committee. All amendments or waivers of any provision of this Agreement by the Company and all decisions or determinations contemplated by this Agreement to be made by the Company shall be made by the Independent Committee and no amendment or waiver of any provision of this Agreement by the Company and no decision or determination contemplated by this Agreement to be made by the Company shall be made, or action taken, by the Company or the Board with respect to this Agreement without first obtaining the approval of the Independent Committee. The Independent Committee, and only the Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

STOCKHOLDERS

Naphtha Holding Ltd.

By: /s/ Eran Saar

Name: Eran Saar

Title: Chief Executive Officer

By: /s/ Noa Lendner

Name: Noa Lendner

Title: General Counsel

I.O.C. - Israel Oil Company, Ltd.

By: /s/ Eran Saar

Name: Eran Saar

Title: Chief Executive Officer

By: /s/ Noa Lendner

Name: Noa Lendner

Title: General Counsel

Mr. Haim Tsuff

/s/ Haim Tsuff

COMPANY

Isramco, Inc.

By: /s/ Edy Francis

Name: Edy Francis

Title: Co-Chief Executive Officer / Chief
            Financial Officer

Schedule A

Stockholder	Address	Common Stock Owned of Record	Common Stock Beneficially Owned
Tsuff	8 Granit St., P.O. Box 10188, Petah-Tikva Israel 49222	61,679	1,984,196
NHL	8 Granit St., P.O. Box 10188, Petah-Tikva Israel 49222	1,592,841	1,592,841
Parent	8 Granit St., P.O. Box 10188, Petah-Tikva Israel 49222	329,676	329,676

ANNEX D

§ 262 Appraisal rights

[For application of this section, see 79 Del. Laws, c. 72, § 22; 79 Del. Laws, c. 122, § 12; 80 Del. Laws, c. 265, § 18; and 81 Del. Laws, c. 354, § 17]

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17.;

PRELIMINARY COPY - SUBJECT TO COMPLETION

SPECIAL MEETING OF SHAREHOLDERS OF

ISRAMCO, INC.

, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.astproxyportal.com/ast/03348

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030003000000001000 7 000019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. THE PROXIES NAMED ON THE FRONT OF THIS CARD ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting of Shareholders and a Proxy Statement for the Special Meeting of Shareholders.

Mark here if you plan to attend the Annual Meeting ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINARY COPY - SUBJECT TO COMPLETION

SPECIAL MEETING OF SHAREHOLDERS OF

ISRAMCO, INC.

, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://www.astproxyportal.com/ast/03348

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030003000000001000 7 000019

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2. THE PROXIES NAMED ON THE FRONT OF THIS CARD ARE FURTHER AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting of Shareholders and a Proxy Statement for the Special Meeting of Shareholders.

Mark here if you plan to attend the Annual Meeting ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ISRAMCO, INC.

1001 West Loop South, Suite 750
Houston, Texas 77027

The undersigned hereby appoints Haim Tsuff and Edy Francis as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Isramco, Inc. held of record by the undersigned on , 2019, at the Special Meeting of Stockholders to be held at the Company's headquarters located at 1001 West Loop South, Suite 750 Houston, TX 77027, on , 2019, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1 14475